EXHIBIT 2.1

EXECUTION VERSION

SHARE AND ASSET PURCHASE AGREEMENT

by and among
BRADY CORPORATION
LTI FLEXIBLE PRODUCTS, INC.
and
LTI HOLDINGS, INC.
______________

February 24, 2014

Section 11.11	Limitation on Liability	78
Section 11.12	Specific Performance	78
Section 11.13	Jurisdiction and Service of Process	78
Section 11.14	Waiver of Jury Trial	78
Section 11.15	No Joint Venture	79
Section 11.16	Limitation on Liability of Financing Sources	79
Section 11.17	Counterparts	79
Section 11.18	Guaranty	79

Exhibits
Exhibit A-1    Form of Local Transfer Agreement - China
Exhibit A-2    Form of Local Transfer Agreement - Germany
Exhibit A-3    Form of Local Transfer Agreement - Singapore
Exhibit A-4    Form of Local Transfer Agreement - Taiwan
Exhibit A-5    Form of Local Transfer Agreement - US
Exhibit B    German Sale and Transfer Agreement
Exhibit C    Form of Transition Services Agreement
Exhibit D    Form of Restrictive Covenant Agreement
Exhibit E    Form of Seller Supply Agreement
Exhibit F    Form of Purchaser Supply Agreement
Exhibit G    Form of Employee Matters Agreement
Exhibit H-1    Form of Singapore License Agreement
Exhibit H-2    Form of Milwaukee License Agreement
Exhibit H-3    Form of Shenzhen Sublease Agreement
Exhibit H-4    Form of Sweden Sublease Agreement
Exhibit I    Land Registry Excerpt
Exhibit J    Form of Mutual Termination and Transfer Agreement

SHARE AND ASSET PURCHASE AGREEMENT
This Share and Asset Purchase Agreement (the “Agreement”) is made as of February 24, 2014, by and among BRADY CORPORATION, a Wisconsin corporation (the “Seller”), LTI FLEXIBLE PRODUCTS, INC., a Minnesota corporation (the “Purchaser”), and LTI HOLDINGS, INC., a Delaware corporation (“Guarantor”).
WHEREAS, the Seller, either directly or through certain of its Affiliates, including the Acquired Companies, is engaged in the business of providing custom-designed, precision die-cut products to original equipment and contract manufacturers; and
WHEREAS, this Agreement contemplates the sale and transfer by the Selling Affiliates to the Purchaser of certain of the assets and liabilities relating to the Business (as defined below), including (a) the manufacturing facilities and operations of the Selling Affiliates located in Lang Fang, Wuxi and Shenzhen in the People’s Republic of China, and in Syke, Germany, in each case, to the extent primarily relating to the Business, (b) the operations of the Selling Affiliates in Malaysia, Singapore, Sweden, United States and Taiwan, in each case, to the extent primarily relating to the Business, (c) certain contracts of the Selling Affiliates in Hong Kong and Shanghai in the People’s Republic of China, (d) certain inventory of the Selling Affiliates in Beijing, People’s Republic of China and (e) the Shares.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Article I
DEFINITIONS AND CONSTRUCTION
Section 1.1    Definitions. For the purposes of this Agreement and the Ancillary Agreements:
“Abandonment Date” means the date on which either party validly delivers a written notice to the other party of the abandonment of the Phase II Closing following the Phase I Closing pursuant to Section 7.2.
“Accounting Methodologies” means the accounting methodologies, policies, practices and procedures set forth on Section 1.1(a) of the Seller Disclosure Schedule to be followed and applied on a consistent basis for purposes of preparing the Financial Statements and calculating the Closing Net Working Capital and the Closing Net Cash.
“Acquired Companies” means, collectively, Brady Korea and Brady Thailand.
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Ancillary Agreements” means, collectively, the Local Transfer Agreements, Transition Services Agreement, Restrictive Covenant Agreement, Seller Supply Agreement, Purchaser Supply Agreement, Share Transfer Documents, Employee Matters Agreement, Singapore License Agreement, Milwaukee License

Agreement, Shenzhen Sublease Agreement (if the Phase II Closing shall occur), Sweden Sublease Agreement (if the Phase II Closing shall occur), Mutual Termination and Transfer Agreements (if the Phase II Closing shall occur) and any other agreement delivered at any Closing.
“Asset Selling Affiliates” means those entities listed in Section 1.1(e) of the Seller Disclosure Schedule.
“Brady Korea” means Brady Korea LLC, a limited liability company organized and existing under the laws of Korea, having its registered office at (Yeoksan-dong, Prudential Tower) 14th Floor, Gangnam-daero 298, Gangnam-gu, Seoul, Korea.
“Brady Thailand” means Brady Technologies (Thailand) Co., Ltd., a private limited company organized and existing under the laws of Thailand, having its registered office at 555 Rasa Tower II, 14th Floor, Unit 1403, Phaholyothin Road, Chatuchak, Bangkok, 10900, Thailand.
“Business” means the business of providing customized, made-to-order precision converted products used to seal, dissipate heat, insulate, protect, cushion, shield, direct/deflect light, bond/adhere, conduct electrical energy, absorb radio frequency energy, dampen or provide other mechanical performance properties, such as gaskets, meshes, heat dissipation materials, antennae, dampers, filters, foams, tapes, films, foils, graphite/carbon, adhesives and similar products, to original equipment and contract manufacturers in the electronics, automotive, medical, healthcare and hard-disk drive industries, as conducted by Seller, either directly or through certain of its Affiliates, including the Acquired Companies, as of the date hereof and as the Business may change prior to each applicable Closing in compliance with Section 5.2, including (a) the manufacturing facilities and operations of the Selling Affiliates located in Lang Fang, Wuxi and Shenzhen in the People’s Republic of China, and in Syke, Germany, in each case, to the extent primarily relating to the Business, (b) the operations of the Selling Affiliates in Malaysia, Singapore, Sweden, United States and Taiwan, in each case, to the extent primarily relating to the Business, (c) certain contracts of the Selling Affiliates in Hong Kong and Shanghai in the People’s Republic of China, (d) certain inventory of the Selling Affiliates in Beijing, People’s Republic of China and (e) the Shares, but expressly excluding the businesses, facilities and operations relating to (i) the Identification Solutions Business, (ii) the Workplace Safety Business, (iii) products or applications used as part of a packaging solution that are not considered a component of a finished good and (iv) any product, application or service provided by Seller or any of Seller’s Affiliates to Hewlett-Packard Company or its Affiliates to the extent used in the HP G10/Acumen Product Line.
“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Milwaukee, Wisconsin or New York, New York are closed either under applicable Law or action of any Governmental Authority.
“Cash” means, with respect to a Person, the amount of cash in the bank, checks in hand (i.e. deposits in transit), and cash equivalents of highly liquid investments with original maturities of 3 months or less (which are recorded at cost), less uncleared outgoing wire transfers and outstanding checks.
“Cap” means (a) unless and until the Phase II Closing shall have occurred, an amount equal to fifteen percent (15%) of the Phase I Purchase Price and (b) in the event of and upon the Phase II Closing, an amount equal to fifteen percent (15%) of the Purchase Price.
“Closing Cash” means the Cash of the Acquired Companies, calculated as of immediately prior to the Phase I Closing in accordance with the Accounting Methodologies and, to the extent not inconsistent therewith, in accordance with GAAP, in each case, applied on a basis consistent with the Financial Statements.

“Closing Indebtedness” means the Indebtedness of the Acquired Companies, calculated as of immediately prior to the Phase I Closing in accordance with the Accounting Methodologies and, to the extent not inconsistent therewith, in accordance with GAAP, in each case, applied on a basis consistent with the Financial Statements, and Debt-Like Items.
“Closing Net Cash” means the difference between (a) the Closing Cash and (b) the Closing Indebtedness. For purposes of this definition, if the Closing Indebtedness exceeds the Closing Cash, then the Closing Net Cash amount will be represented by a negative number.
“Closing Net Working Capital” means, as determined in accordance with the Accounting Methodologies and the sample calculation set forth on Section 1.1(b) of the Seller Disclosure Schedule, (a) for the Phase I Business, (i) the sum of the balances of the line items of the current assets of (A) the Acquired Companies and (B) the Phase I Business that are Purchased Assets acquired by the Purchaser or its Designated Affiliates upon the consummation of the Phase I Closing (excluding Closing Cash and “CIP Downpayments”) minus (ii) the sum of the balances of the line items of the current Liabilities of (A) the Acquired Companies and (B) the Phase I Business that are Assumed Liabilities assumed by the Purchaser or its Designated Affiliates upon the consummation of the Phase I Closing (excluding any Closing Indebtedness to the extent consisting of current Liabilities) and (b) for the Phase II Business, (i) the sum of the balances of the line items of the current assets of the Phase II Business that are Purchased Assets acquired by the Purchaser or its Designated Affiliates upon the consummation of the Phase II Closing (excluding “CIP Downpayments”) minus (ii) the sum of the balances of the line items of the current Liabilities of the Phase II Business that are Assumed Liabilities assumed by the Purchaser or its Designated Affiliates upon the consummation of the Phase II Closing, in the case of each of (a) and (b), calculated as of the open of business local time in each applicable jurisdiction on the applicable Closing Date in accordance with the Accounting Methodologies and, to the extent not inconsistent therewith, in accordance with GAAP, in each case, applied on a basis consistent with the Financial Statements and reflecting the exclusion of the Excluded Assets and the Excluded Liabilities.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Intellectual Property” means material Intellectual Property currently owned, used subject to a license, or used in the conduct of the business of any of the Acquired Companies.
“Company-Owned Intellectual Property” means Company Intellectual Property that is owned by any one of the Acquired Companies.
“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guarantee, mortgage, note, bond, indenture or other instrument or consensual obligation that is legally binding (whether oral or written).
“Debt-Like Items” means (a) restructuring liabilities set forth in Section 1.1(b) of the Seller Disclosure Schedule under “Thailand Restructuring accrual” line item and (b) any retention bonus obligations, in each case, of the Acquired Companies calculated as of immediately prior to the Phase I Closing in accordance with GAAP.
“Designated Affiliates” means the entities formed or to be formed by the Purchaser for purposes of holding Purchased Assets and/or Shares.
“Designated Phase II Employees” means the Phase II Employee listed in Section 1.1(f) of the Seller Disclosure Schedule.

“Designated Phase II Qualifying Offer” means an offer of employment to a Designated Phase II Employee on the terms and subject to the conditions set forth in the Employee Matters Agreement.
“Employee” means any individual who is a Phase I Employee or a Phase II Employee.
“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, by and between the Seller and the Purchaser.
“Encumbrance” means any charge, claim, mortgage, land charge, encumbrance, encroachment, easement, right-of-way, title defect, priority notice, attachment, levy, lease or sublease, license or sublicense, pledge, security interest, option or other rights to acquire an interest, right of first refusal, restriction or other lien, including any restriction on the ownership, use, voting, transfer, assignment, possession, receipt of income or other exercise of any attributes of ownership, other than (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith, (b) liens for Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) liens securing rental payments under capital lease arrangements, (d) restrictions on the transferability of securities arising under applicable securities Laws, (e) restrictions arising under applicable zoning and other land use Laws which are not violated by the present use or occupancy of the property subject thereto, (f) easements, rights of way, restrictions, covenants or similar items relating to real property that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the real property subject thereto, or (g) matters which would be disclosed by an accurate survey or inspection of any real property that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the real property subject thereto.
“Environmental Law” means any Law concerning or relating to pollution, protection of the environment (including natural resources, air and surface or subsurface land or waters), and health and safety (as affected by exposure to harmful or deleterious substances).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, (a) a member of any “controlled group” (as defined in section 414(b) of the Code) of which that Person is also a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of section 414(c) of the Code) with that Person or (c) a member of any affiliated service group (within the meaning of section 414(m) of the Code) of which that Person is also a member.
“Exchange Rate” means the applicable spot currency exchange rate as published by the Wall Street Journal for the relevant currency at the open of business on the applicable Closing Date.
“Family” means, with respect to a particular individual, (i) the individual, (ii) the individual’s spouse and former spouse(s), (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (d) any other natural person who resides with such individual.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any (a) nation, region, state, province, territory, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, tribunal, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.
“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, franchise, registration or other authorization issued or granted by any Governmental Authority.
“Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant or words of similar meaning under, or regulated pursuant to, or that could give rise to liability under, any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.
“Identification Solutions Business” means the business of providing identification solutions and brand protection products, which may be manufactured through die-cut processes, including:  (a) facility identification products such as safety signs, pipe markers, labeling systems, spill control products and lockout/tagout devices, (b) product identification products and other applications where the primary purpose is identification, tracking, informing, branding or sensing, such as labels (including smart labels with a chip, antenna or RFID component for the purpose of retaining, transmitting or otherwise communicating information), tags, rating plates, name plates, overlays, markers, materials and printing systems for product identification, brand protection labeling (including labels, seals and devices utilizing security holograms, color changing film and inks, encrypted data, hidden images, forensic coding, tamper-indicating features, and embedded security chips), and work in process labeling, (c) wire identification products such as hand-held printers, wire markers, sleeves, and tags, (d) healthcare and pharmacy identification products such as wristbands, printers, labels, medication pill cards, medication blister packs, and other healthcare products such as positioning pads, equipment covers, skin markers and medical records used in patient safety and tracking as well as patient care, and (e) participant identification products such as wristbands used in the leisure and entertainment industry.
“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, (c) all obligations under leases classified as capital leases in accordance with GAAP, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding ordinary course trade obligations of such Person to creditors for raw materials, inventory and supplies and obligations to pay for property or services rendered that are properly recorded as current Liabilities), (f) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof, assuming termination on the Closing Date), (g) all drawn letters of credit issued for the account of such Person, (h) all accrued and unpaid interest, fees, expenses, breakage costs, premiums and other amounts payable or obligations on any of the foregoing and (i) all Indebtedness of others referred to in clauses (a) - (h) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (v) otherwise to assure a creditor against loss.
“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights, and rights to use and/or exploit copyrights; (c) all mask works, mask work registrations and mask work applications and all other corresponding rights; (d) all trade dress and trade names, company symbols and commercial designations, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind; (f) all computer software (including source and object code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (g) all databases and data collections; and (h) all other intellectual property rights.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.
“Judgment” means any order, injunction, judgment, writ, determination, decree, ruling, assessment, compliance agreement, consent agreement or decree, settlement or arbitration award of any Governmental Authority or arbitrator.
“Knowledge” means, with respect to the Seller, the actual knowledge of any of the executive officers or senior managerial employees of the Seller listed in Section 1.1(g) of the Seller Disclosure Schedule after reasonable investigation by such Persons with respect to the matters within the scope of their respective functional responsibilities.
“Law” means any national, federal, state, provincial, local, municipal, foreign, international, multinational, or other constitution, law (including common law), statute, treaty, directive, rule, regulation, ordinance, code or other legally enforceable requirement, procedure or interpretation of any Governmental Authority.
“Liability” means any action, claim, demand, loss, damage, fine, penalty, cost, disbursement, fee, expense, responsibility, liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.
“Loss” means any liabilities, losses, damages, Judgments, disbursements, fines, fees, penalties, deficiencies, costs or expenses (including for clarity reasonable attorney’s or other professional fees and expenses), but excluding (i) any exemplary or punitive damages and (ii) any special or consequential damages to the extent not reasonably foreseeable.
“Material Adverse Effect” means any event, condition, fact, change, circumstance, effect, occurrence or other matter that, individually or in the aggregate with any other event, condition, fact, change, circumstance, effect, occurrence or other matter, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, condition (financial or otherwise), earnings, results of operations, assets or liabilities of the Business, taken as a whole, or (b) the ability of the Seller or any of its Affiliates to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect in clause (a) above: any event, condition, fact, change, circumstance, effect, occurrence or other matter to the extent resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism after the date hereof (except with respect to this clause (i), to the extent that such changes disproportionately have a greater adverse impact on the Business, taken as a whole, as compared to other companies operating in the same industries and markets in which the Business operates), (ii) changes, after the date hereof, in Laws, GAAP or enforcement or published interpretation thereof, (iii) changes, after the date hereof, that generally affect the industries and markets in which the Business operates (except, with respect to this clause (iii), to the extent that such changes disproportionately have a greater adverse impact on the Business, taken as a whole, as compared to other companies operating in the same industries and markets in which the Business operates), (iv) changes, after the date hereof, in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions (except, with respect to this clause (iv), to the extent that such changes disproportionately have a greater adverse impact on the Business, taken as a whole, as compared to other companies operating in the same industries and markets in which the Business operates), (v) any failure, in and of itself, of the Business to meet any published or internally prepared projections or forecasts of revenues, earnings or other financial performance measures (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), (vi) compliance with the terms this Agreement or any action taken or failed to be taken as expressly required pursuant to this Agreement or at the request of, or consented to in writing by, the Purchaser or (vii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity relating to the identity of the Purchaser as the acquiror of the Business.
“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.
“Mutual Termination and Transfer Agreement” means a termination and transfer Contract in the form of Exhibit J.
“Phase I Business” means the Shares and the components of the Business located in or directly relating to the operations of the Asset Selling Affiliates in Germany (commonly referred to as the Balkhausen business), Malaysia and Singapore, as well as the business conducted by the Phase I Employees located in the United States.
“Phase I Employee” means an individual listed in Section 1.1(h) of the Seller Disclosure Schedule.
“Phase I Purchase Price” means the amount of the Purchase Price allocated to the Phase I Business in accordance with Section 2.8 and set forth on the Allocation Schedule.
“Phase I Qualifying Offer” means an offer of employment to a Phase I Employee on the terms and subject to the conditions set forth in the Employee Matters Agreement.
“Phase II Business” means all components of the Business other than the Phase I Business.

“Phase II Employee” mean an individual listed in Section 1.1(i) of the Seller Disclosure Schedule.
“Phase II Purchase Price” means the amount of the Purchase Price allocated to the Phase II Business in accordance with Section 2.8 and set forth on the Allocation Schedule.
“Phase II Qualifying Offer” means an offer of employment to a Phase II Employee (other than a Designated Phase II Employee) on the terms and subject to the conditions set forth in the Employee Matters Agreement.
“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association, joint venture or other business or investment entity, or any Governmental Authority.
“Portion of the Business” means, as applicable, that portion of the Business constituting the Phase I Business or the Phase II Business. As used in this Agreement, the applicable Portion of the Business in respect of the Phase I Closing means the Phase I Business and the applicable Portion of the Business in respect of the Phase II Closing means the Phase II Business.
“Post-Closing Period” means, for each of the Phase I Business and the Phase II Business, any taxable period or portion of a period that begins after the applicable Closing Date for such Portion of the Business.
“Pre-Closing Period” means, for each of the Phase I Business and the Phase II Business, any taxable period or portion of a period that begins on or before the applicable Closing Date for such Portion of the Business and ends on or before the applicable Closing Date for such Portion of the Business.
“Proceeding” means any action, arbitration, investigation, inquiry, hearing, litigation or suit (whether civil, governmental, criminal, legal, administrative, regulatory, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Qualifying Offer” means each of a Phase I Qualifying Offer, Phase II Qualifying Offer and Designated Phase II Qualifying Offer.
“Related Person” means, (i) with respect to an entity, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, member, manager, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c) or, (ii) with respect to an individual, (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, member, manager, executor, or trustee (or in a similar capacity).
“Representatives” means, with respect to a Person, the directors, managers, partners, officers, employees, agents, representatives or advisors (including attorneys, accountants, consultants, bankers and financial advisors) of such Person.

“Schedule” means the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, as the context requires.
“Seller Plan” means any Contract, plan, fund or program maintained, sponsored, owed, adopted, contributed to, or followed by the Seller, any Selling Affiliate, any Acquired Company or any of their respective Affiliates, providing compensation (other than salary), benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, retention, stay pay, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit, occupational accident insurance, maternity insurance, unemployment insurance or similar employee benefits to Employees or individual independent contractors engaged by the Acquired Companies or the Seller or its Affiliates in connection with the Business, but excluding (a) any Contract, plan, fund or program required to be maintained or contributed to by the Laws of the jurisdiction in which the Employee is working and (b) any governmental plan or program requiring the mandatory payment of social insurance Taxes or similar contributions to a governmental fund with respect to the wages of an employee.
“Selling Affiliates” means, collectively, the Asset Selling Affiliates and the Share Selling Affiliates.
“Selling Expenses” means, except as otherwise expressly set forth in this Agreement, (a) any unpaid fees and expenses, incurred on or prior to the Phase I Closing by the Acquired Companies in connection with the process of selling the Business, including the preparation, negotiation, execution and delivery of this Agreement, the Ancillary Agreements or any other documents or agreements contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby, or (b) except to the extent constituting Assumed Liabilities pursuant to Section 2.3(c), any accrued and unpaid amounts payable by the Acquired Companies to current or former employees or individual independent contractors of the Business in connection with the consummation of the transactions contemplated hereby. For the avoidance of doubt Selling Expenses shall not include Taxes, other than any payroll or related Taxes relating to amounts payable under clause (b) above.
“Severance Costs” means any severance, separation costs, indemnities or Liabilities that arise with respect to the termination of employment with the Seller or any of its Affiliates of any Employees prior to, as of, or, in the case of Employees who have been notified of their termination before the applicable Closing Date, following the applicable Closing Date, in each case, subject to and reduced by the indemnification obligations of the Purchaser set forth in the Employee Matters Agreement.
“Share Selling Affiliates” means those entities listed in Section 1.1(j) of the Seller Disclosure Schedule.
“Shares” means, collectively, all of the issued and outstanding capital stock of the Acquired Companies.
“Straddle Period” means, for each of the Phase I Business and the Phase II Business, any taxable period that begins before and ends after the applicable Closing Date.
“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.
“Target Closing Net Cash” means $0.
“Target Closing Net Working Capital” means (a) for the Phase I Business, the respective target amounts in local currency for each jurisdiction included in the Phase I Business as set forth in Section 1.1(c) of the Seller Disclosure Schedule and (b) for the Phase II Business, the respective target amounts in local currency for each jurisdiction included in the Phase II Business as set forth in Section 1.1(d) of the Seller Disclosure Schedule.
“Tax” means (a) any federal, state, local, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, VAT, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, and (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute.
“Tax Contest” means an audit, claim, dispute or controversy relating to Taxes.
“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transferred Employees” means all Employees (a) whose employment will automatically transfer to the Purchaser or one of its Affiliates as of the applicable Closing Date by operation of Law and (b) who are (i) made an offer of employment by the Purchaser or one of its Affiliates in accordance with the Employee Matters Agreement, (ii) who affirmatively accept the Purchaser’s or such Affiliate’s offer of employment, and (iii) commence employment with the Purchaser or such Affiliate on or after the applicable Closing Date.
“VAT” means any value-added Tax, goods and services Tax or similar Tax, including such Tax as may be levied in accordance with (but subject to derogation from) EC 2006/112/EC (2006).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.
“Workplace Safety Business” means the business of providing workplace safety and compliance products, which may be manufactured through die-cut processes, including: informational signs, tags, security, safety and traffic compliance related products, first aid supplies, material handling, asset identification, safety and facility identification and workplace regulatory products.
Section 1.2    Additional Defined Terms. For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Acquired Company Leased Real Property	3.8(b)
Acquired Company Real Property	3.8(a)
Adjustment Calculation	2.7(a)
Adjustment Notice	2.7(a)
Agreement	Preamble
Allocation Statement	2.8(a)
Alternative Transaction	5.14
Antitrust Laws	5.3(b)
Assumed Benefit Plans	10.3
Assumed Liabilities	2.3
Balance Sheet	3.5(a)
Books and Records	2.1(b)
Business Information	5.6(b)
Casualty Loss	5.11(b)
China Formation Requirements	5.19
Claim Notice	8.3(a)
Closing	2.9
Closing Balance Sheet	2.7(a)
Closing Date	2.9
Closing Net Cash Statement	2.7(a)
Closing Net Working Capital Statement	2.7(a)
Closing Receivables	5.15
Commitment Letter	4.7
Confidentiality Agreement	5.6(a)
Covenant IP	5.3(a)
Credit Support Obligations	5.16
Deductible	8.5(a)
Dispute Notice	2.7(b)
Economic Sanctions	3.16(c)
Employee Matters Agreement	2.1(d)
Estimated Closing Balance Sheet	2.6(a)
Estimated Closing Net Cash	2.6(a)
Estimated Closing Net Working Capital	2.6(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Closing Net Cash	2.7(f)
Final Closing Net Working Capital	2.7(f)
Financial Statements	3.5(a)
Fundamental Representations and Warranties	8.4(a)
German Sale and Transfer Agreement	2.1(e)
Governmental Antitrust Authority	5.3(b)

Defined Term	Section
Guarantee	11.18(a)
HSR Act	5.3(b)
Included Contracts	2.1(b)
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Independent Accounting Firm	2.7(e)
Insurance Policies	3.18
Interim Balance Sheet	3.5(a)
Leased Real Property	2.1(b)
Lender	4.7
Local Transfer Agreements	2.1(c)
Material Contracts	3.10(a)
Obligations	11.18(a)
OFAC	3.16(c)
Owned Real Property	2.1(b)
Phase I Closing	2.9
Phase I Closing Balance Sheet	2.7(a)
Phase I Closing Net Working Capital Statement	2.7(a)
Phase I Closing Date	2.9
Phase I Outside Date	7.1(c)
Phase II Closing	2.9
Phase II Closing Balance Sheet	2.7(a)
Phase II Closing Date	2.9
Phase II Letter of Credit	2.10(b)
Phase II Outside Date	7.2(c)
Purchase Price	2.5
Purchase Price Reduction	2.13
Purchased Assets	2.1(b)
Purchased Intellectual Property	2.1(b)
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	8.1
Purchaser Supply Agreement	2.10(a)
Restrictive Covenant Agreement	2.10(a)
Resolution Period	2.7(e)
Revised Deductible	8.5(a)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Indemnified Parties	8.2
Seller Signage	5.17
Seller Supply Agreement	2.10(a)

Defined Term	Section
Share Transfer Documents	2.1(c)
Shared Contract	5.13
Shenzhen Sublease Agreement	2.11(a)
Sweden Sublease Agreement	2.11(a)
Transition Services Agreement	2.10(a)
Third Party Claim	8.3(b)
Transfer Taxes	9.1(d)
Transferred Governmental Authorizations	2.1(b)
Vendor Codes	5.18

Section 1.3    Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” The term “or” will not be deemed to be exclusive. The words “ordinary course of the Business” will be deemed to be followed by the phrase “consistent with past practice.” All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. Any reference in this Agreement to “$” or “dollar” means U.S. dollars.
Article II
THE TRANSACTION
Section 2.1    Sale and Purchase of Shares and Purchased Assets.
(a)    In accordance with the provisions of this Agreement, at the Phase I Closing, the Seller will, and will cause each Share Selling Affiliate to, sell and transfer to the Purchaser (or its Designated Affiliates), and the Purchaser will (or will cause its Designated Affiliates to) purchase and acquire from the Seller and the Share Selling Affiliates, all of the Shares and the right, title and interest thereto, free and clear of all Encumbrances.
(b)    In accordance with the provisions of this Agreement and except as set forth in Section 2.2, at each of the Phase I Closing and the Phase II Closing, the Seller will, and will cause each Asset Selling Affiliate to, sell, convey, assign, transfer and deliver to the Purchaser (or its Designated Affiliates), and the Purchaser will (or will cause its Designated Affiliates to) purchase and acquire from the Seller and the Asset

Selling Affiliates, all of the right, title and interest of the Seller and the Asset Selling Affiliates in and to all of the following assets, all determined as of such Closing Date and free and clear of all Encumbrances (collectively, the “Purchased Assets”):
(i)    subject to Section 2.2(q), the inventory of the applicable Portion of the Business as of such Closing Date, including all finished goods, work in process, raw materials, goods consigned by the Seller and the Asset Selling Affiliates, parts, packaging and labels (including any of the foregoing held for the benefit of the applicable Portion of the Business in the possession of third party manufacturers, suppliers, dealers or others in transit), to the extent used or held primarily for use in the applicable Portion of the Business, including those described in Section 2.1(b)(i) of the Seller Disclosure Schedule;
(ii)    all of the rights, title and interest of the Seller and the Asset Selling Affiliates primarily relating to the applicable Portion of the Business under each Contract which is primarily used or held for use in the Business, including those set forth on Section 2.1(b)(ii) of the Seller Disclosure Schedule (collectively, the “Included Contracts”);
(iii)    the machinery, equipment, dies and molds (to the extent owned by the Seller or the Asset Selling Affiliates), trade fixture, furnishing, vehicle, furniture and other items of tangible personal property used or held primarily for use by the Seller and the Asset Selling Affiliates in the applicable Portion of the Business, including those set forth on Section 2.1(b)(iii) of the Seller Disclosure Schedule, and the related interests of the Seller and the Asset Selling Affiliates therein;
(iv)    (1) the real property set forth on Section 2.1(b)(iv)(1) of the Seller Disclosure Schedule and specifically identified as relating to the applicable Portion of the Business (the “Owned Real Property”) and (1) all rights, title and interest in respect of the real property set forth on Section 2.1(b)(iv)(2) of the Seller Disclosure Schedule and specifically identified as relating to the applicable Portion of the Business (the “Leased Real Property”);
(v)    the Intellectual Property set forth on Section 2.1(b)(v) of the Seller Disclosure Schedule and specifically identified as relating to the applicable Portion of the Business (and all related know-how, technology, trade secrets, techniques, processes and other proprietary or confidential technical or business information) and all physical and tangible materials in any media embodying or incorporating any of the same (the “Purchased Intellectual Property”);
(vi)    all goodwill of the Seller and the Asset Selling Affiliates exclusively relating to the applicable Portion of the Business or the Purchased Assets acquired by Purchaser upon the consummation of such Closing, other than goodwill associated with the Excluded Assets or the corporate name of the Seller or any Asset Selling Affiliate;
(vii)    to the extent transferable under applicable Laws, the Governmental Authorizations held by the Seller and the Asset Selling Affiliates relating to the ownership or operation of the applicable Portion of the Business, including those set forth on Section 2.1(b)(vii) of the Seller Disclosure Schedule and specifically identified as relating to such Portion of the Business (the “Transferred Governmental Authorizations”);
(viii)    to the extent transferable under applicable Law, all material books, records, files, documents, data and papers (regardless of the manner, media or form in which the foregoing exist or is maintained) in the possession or control of Seller and the Selling Affiliates and that are used or held for use in applicable Portion of the Business, including client and customer lists, supplier and vendor lists, personnel records, credit history, purchase orders, sales and purchase invoices, production reports, accounts receivable and payable information and financial, legal and accounting records (the “Books and Records”), in each case, redacted as necessary to exclude any information not related to the applicable Portion of the Business (such delivery of Books and Records to include all originals and copies of any items exclusively related to the applicable Portion of the Business and a copy in a mutually-agreed form of any other items related to the applicable Portion of the Business);
(ix)    all the assets of the Assumed Benefit Plans (and of any other Seller Plan as provided in Section 10.4);
(x)    all of the Seller’s and the Asset Selling Affiliates’ claims, rights, credits, causes of action, defenses and rights of set-off against third parties arising from or relating to any of the applicable Portion of the Business or the Purchased Assets or Assumed Liabilities acquired or assumed by Purchaser upon the consummation of such Closing, including unliquidated rights under manufacturers’ and vendors’ warranties, claims in bankruptcy, and any such items arising under guarantees, warranties, offsets, indemnities and all other intangible property rights or claims and similar rights against third parties arising out of or relating to such Portion of the Business or any such Purchased Asset or Assumed Liability;
(xi)    (1) all computer and automatic machinery, servers, network equipment and connections, that are primarily used or held for use in the applicable Portion of the Business, and (2) all software, program documentation, tapes, manuals, forms, guides and other materials with respect thereto and related licenses and other agreements that are primarily used or held for use in the applicable Portion of the Business;
(xii)    all accounts and notes receivable, deferred charges, chattel paper, refunds, credits, allowances, rebates, other rights to receive payments and all security deposits, advance payments, and prepaid items to the extent arising out of and primarily relating to the applicable Portion of the Business or any Purchased Asset or Assumed Liability acquired or assumed by Purchaser upon the consummation of such Closing;
(xiii)    all current and historical sales and promotional material and literature to the extent used or primarily held for use in the applicable Portion of the Business, including samples, premium and promotional items, pamphlets and brochures, historical and current television, radio, internet and other media advertising, historical and current print advertising and all artwork relating to sales and promotional literature (including all originals and copies of any items exclusively related to the Business and a copy in a mutually-agreed form of any other items related to the Business);
(xiv)    all rights in and to products sold or leased (including products returned after such Closing and rights of rescission, replevin and reclamation) in the operation of the applicable Portion of the Business to the extent arising out of or primarily relating to such Portion of the Business or any Purchased Asset or Assumed Liability acquired or assumed by Purchaser upon the consummation of such Closing; and
(xv)    subject to Section 5.9 and Section 5.11, any insurance claims, rights and proceeds to the extent relating to the Business or the Purchased Assets.

(c)    Except with respect to any Purchased Assets owned by the Seller and those assets and liabilities that indirectly transfer to the Purchaser (or its Designated Affiliates) through the purchase of the Shares, (i) the transfer of the Business (including the Purchased Assets, Assumed Liabilities and Employees relating thereto) will be effected pursuant to short-form transfer agreements (the “Local Transfer Agreements”) and (ii) the transfer of the Shares will be effected pursuant to short-form share transfer agreements, forms or other similar documents (the “Share Transfer Documents”), each subject to the terms and conditions of this Agreement and on a country-by-country basis. Each Local Transfer Agreement will be in substantially the same form as one of the forms of Local Transfer Agreement attached as Exhibit A-1, Exhibit A-2, Exhibit A-3 or Exhibit A-4, as applicable, except, as the Purchaser and the Seller will reasonably agree, for (i) the deletion of provisions which are inapplicable to the Business unit in the relevant country, (ii) such changes as may be necessary to satisfy the requirements of applicable Law and (iii) such changes regarding employees and employee benefits matters in order to adapt such agreement to the particular circumstances of the relevant Business unit and country; provided, however, that such changes will be consistent with the principles underlying the corresponding provisions of this Agreement, including the principles underlying the Mutual Termination and Transfer Agreement and Designated Phase II Qualifying Offer. The parties will prepare the Local Transfer Agreements and Share Transfer Documents as soon as reasonably practicable after the date of this Agreement and will execute and deliver or cause their respective Affiliates to execute and deliver the applicable Local Transfer Agreements and Share Transfer Documents at each Closing upon the terms and subject to the conditions of this Agreement.
(d)    On the date hereof, each of the Seller and the Purchaser will execute and deliver to the other an employee matters agreement, the form of which is attached hereto as Exhibit G (the “Employee Matters Agreement”).
(e)    On or about the date hereof, the Seller, for itself and as agent of the applicable Selling Affiliate, will deliver or cause to be delivered to the Purchaser, for itself and as agent of the applicable Designated Affiliate, a sale and transfer agreement with respect to the Owned Real Property located in Germany (to be notarized by a German notary), a form of which is attached hereto as Exhibit B (the “German Sale and Transfer Agreement”).
Section 2.2    Excluded Assets. Notwithstanding the terms of Section 2.1, neither Seller nor any Asset Selling Affiliate will sell, convey, assign, transfer or deliver to the Purchaser (or its Designated Affiliates), and neither the Purchaser nor its Designated Affiliates will purchase or acquire, and the Purchased Assets do not include, any assets other than the Purchased Assets and those assets and liabilities that indirectly transfer to the Purchaser (or its Designated Affiliates) through the purchase of the Shares, including any of the following assets (the “Excluded Assets”):
(a)    all Cash, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of the Seller or any Asset Selling Affiliate (excluding for clarity the Cash remaining in Brady Korea and Brady Thailand at the Phase I Closing in accordance with Section 5.7(d));
(b)    any intercompany accounts receivable due from the Seller or its Affiliates as of the applicable Closing Date and all accounts and notes receivable, deferred charges, chattel paper, refunds, credits, allowances, rebates, other rights to receive payments and all security deposits, advance payments, and prepaid items of the Seller or any Asset Selling Affiliate to the extent not arising out of and relating primarily to the Business, any Purchased Asset or any Assumed Liability;

(c)    all minute books, records, stock ledgers, Tax records and all other materials that the Seller or any Asset Selling Affiliate is required by Law to retain; provided that Purchaser shall be entitled to receive, and the Purchased Assets shall include copies of such materials (redacted as necessary to exclude any information not related to the applicable portion of the Business) to the extent required for Tax filings, defense of legal claims or any other valid business purpose of the Business;
(d)    the shares of the capital stock of the Seller or any Asset Selling Affiliate and all of the Seller’s or any Asset Selling Affiliate’s ownership interest in any Subsidiary or other Person (other than the Acquired Companies);
(e)    subject to Section 5.9(b) and 5.11, all insurance policies, binders and claims and rights thereunder and proceeds thereof (other than the claims and rights thereunder and proceeds thereof to the extent such claims and rights are Purchased Assets pursuant to Section 2.1);
(f)    all rights under all Contracts of the Seller or any Asset Selling Affiliate other than the Included Contracts;
(g)    all rights of the Seller or any Asset Selling Affiliate under Shared Contracts other than those relating exclusively to the Business;
(h)    all rights of the Seller or any Asset Selling Affiliate under any Contract between or among the Seller or any Affiliate thereof and any Asset Selling Affiliate(s);
(i)    all rights to refunds of Taxes for which Seller is responsible pursuant to this Agreement;
(j)    subject to the rights set forth in the Transition Services Agreement, all Intellectual Property of the Seller or any Asset Selling Affiliate other than the Purchased Intellectual Property;
(k)    all export licenses to the extent not legally transferable;
(l)    all real property and rights in respect of real property, other than as described in Section 2.1(b)(iv);
(m)    all rights in connection with and assets of any Seller Plan, except as otherwise expressly provided in Section 10.3 and Section 10.4;
(n)    subject to Section 5.25, all assets and other rights relating to the Identification Solutions Business or Workplace Safety Business;
(o)    all rights set forth on Section 2.2(n) of the Seller Disclosure Schedule;
(p)    all rights arising under any Excluded Liability;
(q)    the inventory of the Business primarily used or held for use by the Seller and the Asset Selling Affiliates in connection with their respective operations in Malaysia and Singapore, including all finished goods, work in process, raw materials, goods consigned by the Seller and the Asset Selling Affiliates, parts, packaging and labels (including any of the foregoing held for the benefit of the Seller and the Asset Selling Affiliates in connection with their respective operations in Malaysia and Singapore in the possession of third party manufacturers, suppliers, dealers or others in transit);

(r)    unless and until the Phase II Closing shall occur, and without duplication of the foregoing, any and all right, title and interest of the Seller and the Asset Selling Affiliates in and to the Phase II Business and any and all assets or rights to be sold, conveyed or otherwise transferred solely upon the consummation of the Phase II Closing, including all assets and rights that become Purchased Assets upon the consummation of the Phase II Closing; and
(s)    all rights of the Seller and the Asset Selling Affiliates under this Agreement or any of the Ancillary Agreements to which the Seller or any Asset Selling Affiliate is a party.
Section 2.3    Assumed Liabilities. In accordance with the provisions of this Agreement, at each Closing, the Purchaser will (and will cause its Designated Affiliates to) assume and pay or perform and discharge when due any and all of the Liabilities of the Seller and the Selling Affiliates, to the extent relating to the applicable Portion of the Business or the Purchased Assets acquired by Purchaser upon the consummation of such Closing, arising following such Closing Date, in each case, other than the Excluded Liabilities (the “Assumed Liabilities”). The Assumed Liabilities at each Closing include the following:
(a)    any current Liabilities of the Business (excluding any liabilities of the Business as conducted in Malaysia and Singapore) included in the Final Closing Net Working Capital for the applicable Portion of the Business upon the consummation of such Closing;
(b)    all Liabilities of the Seller and the Selling Affiliates arising on, prior to or following the applicable Closing Date under the Included Contracts and the Governmental Authorizations included in the Purchased Assets acquired by Purchaser upon the consummation of such Closing;
(c)    all Liabilities arising out of or relating to the employment of the Transferred Employees transferring in connection with such Closing arising following such Closing Date, including all Liabilities relating to such Transferred Employees arising out of or relating to the obligations of the Purchaser and its Affiliates under any Designated Phase II Qualifying Offer;
(d)    all Liabilities associated with the Assumed Benefit Plans and those Liabilities to or with respect to Employees who do not become Transferred Employees because they did not receive a Qualifying Offer (other than, in the case of the Phase I Closing, Transferred Employees transferring in connection with the Phase II Closing), in each case, that are expressly assumed pursuant to Article 10;
(e)    all Liabilities associated with the Owned Real Property and the Leased Real Property constituting Purchased Assets included in the applicable Portion of the Business arising on, prior to or following the applicable Closing Date;
(f)    all Liabilities relating to or arising out of: (i) any environmental conditions arising on, prior to or following the applicable Closing Date at any Owned Real Property or Leased Real Property constituting Purchased Assets or any Acquired Company Real Property or Acquired Company Leased Real Property; (ii) any violation of, or non-compliance with, any applicable Environmental Law (or any environmental permits required thereunder) by any Acquired Company or primarily relating to the applicable Portion of the Business for which the applicable Closing Date has occurred; and (iii) any pending or threatened Proceeding arising under Environmental Laws primarily relating to the applicable Portion of the Business for which the applicable Closing Date has occurred; and
(g)    all other Liabilities arising out of, relating to or incurred in connection with (i) the operation of the applicable Portion of the Business after the applicable Closing, and (ii) any other condition arising out of any event or action taken by Purchaser or its Designated Affiliates following such Closing with respect to the Purchased Assets acquired by the Purchaser upon the consummation of such Closing.
Section 2.4    Excluded Liabilities. Notwithstanding any other provision of this Agreement or any other writing to the contrary, the Purchaser and its Designated Affiliates are assuming only the Assumed Liabilities and are not assuming any other Liability of the Seller or any Selling Affiliate of whatever nature, whether presently in existence or arising hereafter. The Liabilities which are being retained by Seller and the Selling Affiliates and are not being assumed by the Purchaser or its Designated Affiliates include the following (the “Excluded Liabilities”):
(a)    any Liability for Taxes (i) of the Seller or any Selling Affiliate or (ii) attributable to the Business or the Purchased Assets, in each case, for any Pre-Closing Period (other than Taxes that are current Liabilities included in Final Closing Net Working Capital);
(b)    all Liabilities to or with respect to Employees, former employees of the Business, and any Seller Plan, other than those Liabilities expressly assumed pursuant to Section 2.3(c) and Section 2.3(d);
(c)    any Liability arising in connection with Environmental Laws or Hazardous Materials arising out of or relating to: (i) any properties or facilities that as of immediately prior to the Phase I Closing were formerly owned, leased or operated by, or in connection with the Business or by any of the Acquired Companies, or by any predecessor or affiliate thereof; (ii) the off-site treatment, transport, storage or disposal of Hazardous Materials on or prior to (A) the Phase I Closing by or on behalf of any of the Asset Selling Affiliates in connection with the Phase I Business or by or on behalf of any of the Acquired Companies or (B) the Phase II Closing by or on behalf of any of the Asset Selling Affiliates in connection with the Phase II Business, and, with respect to either (A) or (B), any predecessor or affiliate of the applicable Asset Selling Affiliates or the Acquired Companies; and (iii) the sale, use, handling or manufacture of products containing asbestos on or prior to (A) the Phase I Closing by or on behalf of any of the Asset Selling Affiliates in connection with the Phase I Business or by or on behalf of any of the Acquired Companies and (B) the Phase II Closing by or on behalf of any of the Asset Selling Affiliates in connection with the Phase II Business, or, with respect to either (A) or (B), any predecessor or affiliate of the applicable Asset Selling Affiliates or the Acquired Companies; including, in the case of each of the foregoing clauses (i), (ii) and (iii), any Proceeding relating thereto;
(d)    any Liability arising out of or related to any Excluded Asset;
(e)    all liabilities, obligations or commitments of the Seller, its Affiliates or the Business under confidentiality agreements to which the Seller is a party relating to the sale of the Business unless relating to or arising out of the breach of any such agreement (a copy of which has been made available to Purchaser at or prior to the applicable Closing) by a Transferred Employee following the applicable Closing Date for such Transferred Employee;
(f)    any Indebtedness of the Seller or its Affiliates;
(g)    all obligations or Liabilities of the Seller or any Asset Selling Affiliate under any Contract between or among the Seller or any Affiliate thereof and any Asset Selling Affiliate(s);
(h)    any intercompany accounts or notes payable due to the Seller or its Affiliates as of the applicable Closing Date;
(i)    any liabilities of the Business as conducted in Malaysia and Singapore;

(j)    any other Liability set forth in Section 2.4(j) of the Seller Disclosure Schedule
(k)    Liabilities relating to the Business and the Purchased Assets in respect of any periods prior to each applicable Closing to the extent deemed to be Excluded Liabilities pursuant to Section 5.9(b); and
(l)    unless and until the Phase II Closing shall occur, and without duplication of the foregoing, any and all liability or obligation of the Seller and the Asset Selling Affiliates primarily relating to the Phase II Business and any and all liabilities and obligations to be assumed solely upon the consummation of the Phase II Closing, including all liabilities and obligations that become Assumed Liabilities upon the consummation of the Phase II Closing.
Section 2.5    Consideration. The consideration for the Purchased Assets and the Shares (the “Purchase Price”) consists of (a) the aggregate payment by the Purchaser of $60,000,000 payable as follows: (i) the payment at the Phase I Closing of the Phase I Purchase Price and (ii) in the event the Phase II Closing shall occur, the payment at the Phase II Closing of the Phase II Purchase Price, in each case, subject to adjustment in accordance with Section 2.6, 2.7 and 2.13 and (b) the assumption of the applicable Assumed Liabilities relating to the applicable Portion of the Business. The Purchase Price is exclusive of any VAT. Seller shall issue a VAT invoice to Purchaser in compliance with applicable Law setting forth the appropriate amount of VAT which Purchaser shall also pay on each Closing.
Section 2.6    Pre-Closing Adjustment.
(a)    No later than five (5) Business Days prior to each of the Phase I Closing Date and the Phase II Closing Date, the Seller will prepare and deliver to the Purchaser an unaudited combined balance sheet of the Portion of the Business being transferred as of such Closing Date, in each case, prepared on an estimated basis in good faith as of the open of business on such anticipated Closing Date and reflecting the exclusion of the Excluded Assets and Excluded Liabilities for the applicable Portion of the Business (for each Closing, an “Estimated Closing Balance Sheet”). Each Estimated Closing Balance Sheet will be prepared in accordance with the Accounting Methodologies and, to the extent not inconsistent therewith, in accordance with GAAP, in each case, applied on a basis consistent with the Financial Statements without giving effect to any purchase accounting adjustments arising from the transactions contemplated by this Agreement. The Seller will deliver with each Estimated Closing Balance Sheet a statement setting forth the Seller’s good faith calculation of the Closing Net Working Capital for the applicable Portion of the Business based on the applicable Estimated Closing Balance Sheet (for each Closing, the “Estimated Closing Net Working Capital”), together with reasonable written documentation supporting the basis of all such calculations. In addition, the Seller will deliver with the Estimated Closing Balance Sheet for the Phase I Closing a statement setting forth the Seller’s good faith calculation of the Closing Net Cash based on the Estimated Closing Balance Sheet of the Phase I Business (the “Estimated Closing Net Cash”), together with reasonable written documentation supporting the basis of all such calculations. For the avoidance of doubt, the Estimated Closing Net Working Capital shall be calculated on a country-by-country basis in local currency. The Seller will, subject to and in accordance with Section 5.1, permit the Purchaser and its Representatives reasonable access to the personnel, properties, books and records of the Seller and its Subsidiaries for the purpose of evaluating the foregoing statements and calculations. If the Purchaser raises any reasonable objections to the foregoing statements and calculations, the Purchaser and the Seller will consider in good faith such objections prior to the applicable Closing, and the Seller will make such revisions to such disputed items as may be mutually agreed between the Purchaser and the Seller. In no event will the Purchaser have any right to delay or prevent the applicable Closing based on objections raised to the foregoing statements or the inability to access timely the personnel, properties, books and records of the Seller and its Subsidiaries in compliance with Section 5.1 for the purpose of evaluating the foregoing statements and calculations. For the avoidance of doubt, any failure of Purchaser to raise any objection or dispute shall not in any way prejudice Purchaser’s right to raise any matter pursuant to the provisions of Section 2.7 or otherwise.
(b)    If, for either the Phase I Closing or the Phase II Closing, the Estimated Closing Net Working Capital is less than the applicable Target Closing Net Working Capital (determined on a country-by-country basis in local currency, and then netted in US Dollars at the applicable Exchange Rates), the portion of the Purchase Price payable at such Closing will be decreased dollar for dollar by the absolute value of the deficiency. If, for either the Phase I Closing or the Phase II Closing, the Estimated Closing Net Working Capital is greater than the applicable Target Closing Net Working Capital (determined on a country-by-country basis in local currency, and then netted in US Dollars at the applicable Exchange Rates), the portion of the Purchase Price payable at such Closing will be increased dollar for dollar by the absolute value of the excess. If the Estimated Closing Net Cash is less than the Target Closing Net Cash (determined on a country-by-country basis in local currency, and then netted in US Dollars at the applicable Exchange Rates), the Purchase Price and, without duplication, the portion thereof payable at the Phase I Closing, will be decreased dollar for dollar by the absolute value of the deficiency. If the Estimated Closing Net Cash is greater than the Target Closing Net Cash (determined on a country-by-country basis in local currency, and then netted in US Dollars at the applicable Exchange Rates), the Purchase Price and, without duplication, the portion thereof payable at the Phase I Closing, will be increased dollar for dollar by the absolute value of the excess.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, both the pre-closing adjustments in this Section 2.6 and post-closing adjustments in Section 2.7 are not intended to permit the introduction of different accounting methods, policies, practices, procedures or estimation methods for the purpose of determining the amount of Closing Net Working Capital from those used in determining the amount of the Target Closing Net Working Capital, it being the intent of the Parties that such amounts be calculated consistently in order to allow for a meaningful comparison. Accordingly, to the extent that the Closing Balance Sheet corrects an error or an inconsistency, or noncompliance with an accounting procedure that was used, in the calculation of the Target Closing Net Working Capital, then the Parties agree that the Target Closing Net Working Capital shall be reduced or increased as a result of such error, inconsistency or noncompliance, as appropriate, to reflect such error, inconsistency or noncompliance, by calculating the amount of the average level of such adjustment item over the last twelve months prior to Closing.
Section 2.7    Post-Closing Adjustment.
(a)    Within 90 days after the Phase I Closing Date, the Purchaser will prepare and deliver to the Seller a written notice (the “Adjustment Notice”) containing (i) an unaudited combined balance sheet of the Phase I Business as of the open of business on the Phase I Closing Date in each country and reflecting the exclusion of the Excluded Assets and Excluded Liabilities (the “Phase I Closing Balance Sheet”), (ii) (A) the Purchaser’s calculation of the Closing Net Working Capital of the Phase I Business, based on the Phase I Closing Balance Sheet (the “Phase I Closing Net Working Capital Statement”) and (B) reasonable written documentation supporting the basis of the Purchaser’s calculation of the Closing Net Working Capital for the Phase I Business, (iii) (A) the Purchaser’s calculation of Closing Net Cash based on the Closing Balance Sheet of the Phase I Business (the “Closing Net Cash Statement”) and (B) reasonable written documentation supporting the basis of the Purchaser’s calculation of the Closing Net Cash, and (iv) the Purchaser’s calculation of the amount of any payments required pursuant to Section 2.7(g) (the “Adjustment Calculation”). If the Phase II Closing shall have occurred, within 90 days after the Phase II Closing Date, the Purchaser will prepare and deliver to the Seller a further Adjustment Notice containing (i) an unaudited combined balance sheet of the Phase II Business as of the open of business on the Phase II Closing Date in such country and reflecting the exclusion of the Excluded Assets and Excluded Liabilities (the “Phase II Closing Balance Sheet” and, together with the Phase I Closing Balance Sheet, the “Closing Balance Sheet”),

(ii) (A) the Purchaser’s calculation of the Closing Net Working Capital of the Phase II Business, based on the Phase II Closing Balance Sheet (together with the Phase I Closing Net Working Capital Statement, the “Closing Net Working Capital Statement”) and (B) reasonable written documentation supporting the basis of the Purchaser’s calculation of the Closing Net Working Capital for the Phase II Business, and (iii) the Purchaser’s Adjustment Calculation. The Closing Balance Sheet, the Closing Net Working Capital Statement and the Closing Net Cash Statement will be prepared in accordance with the Accounting Methodologies and, to the extent not inconsistent therewith, in accordance with GAAP, in each case, applied on a basis consistent with the Financial Statements. For the avoidance of doubt, the Closing Net Working Capital shall be calculated on a country-by-country basis in local currency. During the 90-day period after each applicable Closing, the Seller will, and will cause each of its Affiliates engaged in the Business to, upon reasonable advance notice, provide the Purchaser and the Purchaser’s Representatives with reasonable access during normal business hours and without unreasonable interference with Seller’s and its Affiliates’ operation to the books, records, facilities and employees engaged in financial accounting and related functions for the Business as may be reasonably necessary for the Purchaser to prepare the Adjustment Notice. The foregoing covenant will not require the Seller to provide the Purchaser or its Representatives with access to any document or other communication that the Seller believes in good faith may be subject to any contractual confidentiality obligation or that may be covered by any attorney-client, work product or similar legal privilege (it being understood that the Seller shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable disclosure to the Purchaser to occur without so jeopardizing privilege or contravening any contractual duty obligation).
(b)    Within 60 days after the receipt of each Adjustment Notice, the Seller will deliver to the Purchaser a written response in which the Seller will either:
(i)    agree in writing with the applicable Adjustment Calculation, in which case such Adjustment Calculation will be final and binding on the parties for purposes of Section 2.7(g); or
(ii)    dispute the Adjustment Calculation, in whole or in part, by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth in reasonable detail with reasonable supporting documentation the basis for each disputed item therein and the Seller’s calculation of the amount of any payments required pursuant to Section 2.7(g); provided, that if the Adjustment Calculation is only disputed in part, any items that are not disputed in the Dispute Notice will be final and binding on the parties for purposes of Section 2.7(g).

(c)    During the 60-day period after the delivery of each applicable Adjustment Notice, the Purchaser will, and will cause each of its Affiliates engaged in the Business (including, following Closing, the Acquired Companies) to, upon reasonable advance notice, provide the Seller and the Seller’s Representatives with reasonable access during normal business hours and without unreasonable interference with the operation of the Business to the books, records, facilities and employees of the Business as the Seller may be reasonably required for the Seller to review the Adjustment Notice. The foregoing covenant will not require the Purchaser to provide the Seller or its Representatives with access to any document or other communication that the Purchaser believes in good faith may be subject to any contractual confidentiality obligation or that may be covered by any attorney-client, work product or similar legal privilege (it being understood that the Purchaser shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable disclosure to the Seller to occur without so jeopardizing privilege or contravening any contractual duty obligation).
(d)    If the Seller fails to take either of the actions set forth in Section 2.7(b) within 60 days after receipt of the Adjustment Notice, then the Seller will be deemed to have irrevocably accepted the applicable Adjustment Calculation, in which case, the applicable Adjustment Calculation will be final and binding on the parties for purposes of Section 2.7(g).
(e)    If the Seller timely delivers a Dispute Notice to the Purchaser, then the Purchaser and the Seller will attempt in good faith, for a period of 45 days following the Purchaser’s receipt of such Dispute Notice (the “Resolution Period”), to agree on the applicable Adjustment Calculation for purposes of Section 2.7(g). Any final agreement by the Purchaser and the Seller during the Resolution Period as to any disputed items set forth in a timely delivered Dispute Notice will be final and binding on the parties for purposes of Section 2.7(g). If the Purchaser and the Seller do not resolve all disputed items set forth in such Dispute Notice by the end of the Resolution Period, then the Purchaser and the Seller will submit the remaining items in dispute to a mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser, the Seller or their respective Affiliates. If the Purchaser and the Seller are unable to jointly select such independent accounting firm within 10 days after the expiration of the Resolution Period, the Purchaser, on the one hand, and the Seller, on the other hand, will each select an independent accounting firm of recognized international standing and such selected accounting firms will select a third independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser, the Seller or their respective Affiliates; provided, however, that if either the Purchaser, on the one hand, or the Seller, on the other hand, fails to select such independent accounting firm during such 10 day period, then the parties will be deemed to agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 2.7 (such selected independent accounting firm, whether pursuant to this sentence or the preceding sentence, the “Independent Accounting Firm”).
(i)    The Independent Accounting Firm will (A) act as an expert in accounting, and not as an arbitrator, to resolve only those items specifically set forth on a timely delivered Dispute Notice that remain in dispute as of such time, and that have not been deemed pursuant to Sections 2.7(b), 2.7(d) or 2.7(e) to be final and binding on the parties, (B) render its determination in accordance with this Agreement and otherwise in accordance with the Accounting Methodologies and, to the extent not inconsistent therewith, in accordance with GAAP, in each case, applied on a basis consistent with the Financial Statements, (C) not determine a value in respect of any item in dispute which is greater than, or less than, as applicable, the respective amounts in respect of such item set forth in the applicable Dispute Notice and in the applicable Adjustment Notice and (D) render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting applicable Adjustment Calculation. The Independent Accounting Firm will only render its determination with respect to the specific remaining accounting differences submitted to it and may rely only upon information submitted to it by or on behalf of the Purchaser or the Seller. The Purchaser and the Seller will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the disputed items on a timely delivered Dispute Notice to such firm or as soon thereafter as reasonably practicable.
(ii)    The Independent Accounting Firm’s determination of the applicable Adjustment Calculation as set forth in its report will be final and binding on the parties for purposes of Section 2.7(g). The fees and expenses of the Independent Accounting Firm will be shared by the Purchaser and the Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of the Purchaser and the Seller, respectively. For example, should the items in dispute total an amount equal to $1,000 and the Independent Accounting Firm awards $600 in favor of the Seller’s position, 60% of the costs of its review would be borne by the Purchaser and 40% of the costs would be borne by the Seller.
(iii)    For purposes of complying with this Section 2.7, the Purchaser and the Seller will furnish to the Independent Accounting Firm such work papers and other documents and information relating to the disputed items on a timely delivered Dispute Notice as the Independent Accounting Firm may request and are available; provided, that the Independent Accounting Firm has executed a customary confidentiality agreement relating to such furnishing of documents and information to the extent reasonably requested by the Purchaser or the Seller. A copy of any such work papers and other documents and information provided by a party to the Independent Accounting Firm will be provided concurrently to the other party free of charge. Each party will be afforded the opportunity to present to the Independent Accounting Firm in its work papers and other documents and information any material related to the disputed items on a timely delivered Dispute Notice and to discuss such items with the Independent Accounting Firm, with any such presentation or discussion to be held in the presence of both the Purchaser and the Seller and/or their respective Representatives.
Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.7(e) will be the exclusive mechanism for resolving any disputes regarding the Adjustment Calculation, other than the indemnification rights in respect of Selling Expenses.
(f)    The “Final Closing Net Working Capital” relating to each of the Phase I Closing and the Phase II Closing will be the calculation of the applicable Closing Net Working Capital contained in (i) the applicable Closing Net Working Capital Statement in the event that (A) no Dispute Notice is delivered by the Seller to the Purchaser within the applicable 60-day period specified in Section 2.7(d), (B) a timely delivered Dispute Notice does not dispute any items relating to the applicable Closing Net Working Capital Statement as contemplated by the proviso in Section 2.7(b)(ii) or (C) the Seller and the Purchaser so agree in writing or (ii) the applicable Closing Net Working Capital Statement, as adjusted pursuant to the mutual agreement of the Seller and the Purchaser, or as adjusted by the Independent Accounting Firm, in each case, pursuant to Section 2.7(e), together with any other modifications to the applicable Closing Net Working Capital Statement mutually agreed upon in writing by the Seller and the Purchaser. The “Final Closing Net Cash” will be the calculation of the Closing Net Cash contained in (i) the Closing Net Cash Statement in the event that (A) no Dispute Notice is delivered by the Seller to the Purchaser within the 45-day period specified in Section 2.7(d), (B) a timely delivered Dispute Notice does not dispute any items relating to the Closing Net Cash Statement as contemplated by the proviso in Section 2.7(b)(ii) or (C) the Seller and the Purchaser so agree in writing or (ii) in the Closing Net Cash Statement, as adjusted pursuant to the mutual agreement of the Seller and the Purchaser, or as adjusted by the Independent Accounting Firm, in each case, pursuant to Section 2.7(e), together with any other modifications to the Closing Net Cash Statement mutually agreed upon in writing by the Seller and Purchaser.
(g)    If the Final Closing Net Working Capital for either the Phase I Closing or the Phase II Closing is less than the Estimated Closing Net Working Capital for such Closing, then the Seller will pay to the Purchaser the absolute value of such difference in cash in accordance with Section 2.7(h). If the Final Closing Net Working Capital for either the Phase I Closing or the Phase II Closing is greater than the Estimated Closing Net Working Capital for such Closing, then the Purchaser will pay to the Seller the absolute value of such difference in cash in accordance with Section 2.7(h). If the Final Closing Net Cash is less than the Estimated Closing Net Cash, then the Seller will pay to the Purchaser the absolute value of such difference in cash in accordance with Section 2.7(h). If the Final Closing Net Cash is greater than the Estimated Closing Net Cash, then the Purchaser will pay to the Seller the absolute value of such difference in accordance with Section 2.7(h).
(h)    Any amounts due and payable by one party to the other party pursuant to Section 2.7(g) will bear interest thereon for the period from the applicable Closing Date through the date of payment at a rate 5.0% per annum (calculated based on the actual number of days elapsed in a year consisting of 365 days). All payments, including interest, made pursuant to Section 2.7(g) and this Section 2.7(h) will be made to the applicable party by means of a wire transfer of immediately available funds in dollars within five (5) Business Days after the determination of the Final Closing Net Working Capital and the Final Closing Net Cash, as applicable, pursuant to Section 2.7(f).
(i)    Notwithstanding anything to the contrary set forth in this Agreement, in no event will the Seller be obligated to indemnify any Purchaser Indemnified Party for any Loss as a result of, based upon or arising from, any Liability to the extent such Liability is reflected in the calculation of the Final Closing Net Working Capital or the Final Closing Net Cash as determined pursuant to Section 2.7(f). Any payment made pursuant to this Section 2.7 will be treated by the parties for all purposes as an adjustment to the Purchase Price and will not be subject to offset for any reason.
Section 2.8    Allocation of Purchase Price.
(a)    The Purchase Price shall be allocated (i) between the Phase I Business and the Phase II Business and (ii) to the Purchased Assets in each country and the Acquired Companies, in each case, in the manner set forth in Schedule 2.8. Within 10 days after the date hereof, the Seller will deliver to the Purchaser an allocation statement prepared in a manner consistent with Schedule 2.8 and any applicable requirements of U.S. federal, state or foreign Tax law (the “Allocation Statement”), setting forth the Seller’s calculation of the allocation of the Purchase Price amongst the Purchased Assets and the Acquired Companies. The Seller and the Purchaser agree that the amount allocated to the Owned Real Property associated with the operation of the Business in Germany will be €2,400,000 (converted to U.S. dollars at the Exchange Rate). The Purchaser will review the Allocation Statement and, to the extent the Purchaser disagrees in good faith with the content of the Allocation Statement, the Purchaser will inform the Seller of such disagreement in writing within 10 days after receipt of the Allocation Statement. The Seller and the Purchaser will attempt in good faith to resolve any such disagreement. If the Seller and the Purchaser are unable to reach a good faith agreement on the content of the Allocation Statement within 5 days of the Purchaser’s informing the Seller of such disagreement, the matter shall be submitted to a mutually acceptable accounting firm whose determination shall be binding on the parties. The costs of such arbitration shall be shared equally. The Purchaser and the Seller will report the allocation of the Purchase Price in a manner consistent with the Allocation Statement (or portion thereof) as finally agreed or determined pursuant to this Section 2.8(a) and will act in accordance with the Allocation Statement in the preparation and filing of all Tax Returns and for all other Tax, financial accounting or Tax litigation or investigation purposes.
(b)    The Purchaser and the Seller will promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.8 and agree to consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.
Section 2.9    Closing. The closing of the transactions contemplated by this Agreement will occur in two phases, one closing relating to the Phase I Business (the “Phase I Closing”) and a second closing relating the Phase II Business (the “Phase II Closing”) (each of the Phase I Closing and the Phase II Closing a “Closing”), each taking place at the offices of Baker & McKenzie LLP, 300 East Randolph Street, Suite 5000, Chicago, Illinois 60601, at 10:00 a.m., local time, as soon as practicable, but in any event not later than the third Business Day immediately following the date on which the last of the conditions set forth in Article 6 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at such Closing, but subject to satisfaction of such conditions at such Closing) for the Portion of the Business, or at such other time and place as the Seller and the Purchaser may agree in writing; provided that in no event shall the Purchaser be required to consummate any Closing prior to the date that is 30 calendar days after the date hereof. The date on which a Closing actually occurs is referred to in this Agreement as a “Closing Date,” and the dates on which the Phase I Closing and Phase II Closing actually occur also are referred to in this Agreement as the “Phase I Closing Date” and the “Phase II Closing Date,” respectively. For all purposes under this Agreement and each of the Ancillary Agreements, unless the parties agree otherwise, the closing will be deemed to have occurred at the open of business local time in each applicable jurisdiction on applicable Closing Date irrespective of the actual occurrence of such Closing at any particular time on such Closing Date.
Section 2.10    Phase I Closing Deliveries.
(a)    At the Phase I Closing, the Seller will, for itself and as agent for the Selling Affiliates, deliver or cause to be delivered to the Purchaser, for itself and as agent for the Designated Affiliates:
(i)    the Local Transfer Agreements necessary to transfer the Phase I Business executed by the Seller and/or the applicable Asset Selling Affiliates;
(ii)    Share Transfer Documents executed by the applicable Share Selling Affiliates, including the share transfer report filed to and accepted by the foreign exchange bank in Korea pursuant to the Korean Foreign Investment Promotion Act with respect to the transfer of Shares of Brady Korea, with applicable stamp duty affixed;
(iii)    certificates representing such of the Shares as are certificated (duly endorsed in blank or accompanied by stock powers duly executed in blank or other appropriate transfer forms in form reasonably satisfactory to the Purchaser for transfer) with all appropriate stock transfer tax stamps affixed, and such other deeds, including the registration on the share registry book reflecting the transfer of Shares, documents and instruments as are necessary or appropriate to effect the valid transfer of the Shares executed by the Seller and/or the applicable Share Selling Affiliates;
(iv)    a transition services agreement substantially in the form of Exhibit C (the “Transition Services Agreement”) executed by the Seller and/or the applicable Selling Affiliates;

(v)    a restrictive covenant agreement in the form of Exhibit I (the “Restrictive Covenant Agreement”) executed by the Seller;
(vi)    a supply agreement in the form of Exhibit E (the “Seller Supply Agreement”) executed by the Seller and the applicable Affiliates of the Seller;
(vii)    a supply agreement in the form of Exhibit F (the “Purchaser Supply Agreement”) executed by the Seller and the applicable Affiliates of the Seller;
(viii)    a license agreement substantially in the form of Exhibit H-1 (the “Singapore License Agreement”) executed by Brady Corporation Asia Pte Ltd. for the licensed use by the applicable Designated Affiliate of part of the premises located at #1 Kaki Bukit Crescent, Singapore 416236;
(ix)    a license agreement substantially in the form of Exhibit H-2 (the “Milwaukee License Agreement”) executed by the Seller for the licensed use by the applicable Designated Affiliate of part of the premises located at 6555 West Good Hope Road, Milwaukee, Wisconsin 53223 USA;
(x)    for each parcel of Owned Real Property of the Phase I Business, a recordable warranty deed or such other appropriate document or instrument of transfer in accordance with local custom, each in form and substance reasonably satisfactory to the Purchaser and its counsel and duly executed by the Seller and/or the applicable Selling Affiliates;
(xi)    a certificate, dated as of the Phase I Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Section 6.1(a)(i) and Section 6.1(a)(ii);
(xii)    to the extent required by its respective governing documents, a certificate of the Secretary (or equivalent thereof) of the Seller and each Selling Affiliate certifying that the resolutions adopted by its board of directors (or the equivalent thereof) and, if applicable, shareholders (or the equivalent thereof) attached thereto, authorizing the execution and delivery by such Seller or Selling Affiliate of this Agreement and the other Ancillary Agreements to which such Seller or Selling Affiliate is a party, and the performance by such Seller or Selling Affiliate of its obligations hereunder and thereunder, were duly and validly adopted and are in full force and effect, and approving the transfer of Shares (if applicable) and the amendment of the articles of incorporation of any Acquired Company (if applicable);
(xiii)    resignation letters from the directors and officers and, if so requested by the Purchaser, the statutory auditors, of the Acquired Companies; and
(xiv)    such other instruments of sale, transfer, conveyance and assignment as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement and relating to the Phase I Business, including duly executed bills of sale or other deeds.
(b)    At the Phase I Closing, the Purchaser will, for itself and as agent for the Designated Affiliates, deliver or cause to be delivered to the Seller, for itself and as agent for the Selling Affiliates:
(iv)    the Phase I Purchase Price by wire transfer of immediately available funds in U.S. dollars to the account(s), such account(s) to be specified by the Seller no later than two (2) Business Days prior to the Phase I Closing Date;

(v)    an irrevocable standby letter of credit issued in the face amount of $9,000,000 for the benefit of the Seller by the Lender supporting the Purchaser’s payment obligations under this Agreement (the “Phase II Letter of Credit”);
(vi)    the Local Transfer Agreements necessary to transfer the Phase I Business executed by the Purchaser and/or the applicable Designated Affiliates;
(vii)    the Share Transfer Documents, if any, that call for a signature by the Purchaser and/or its Designated Affiliates, executed by the Purchaser and/or such Designated Affiliates, as applicable;
(viii)    the Transition Services Agreement executed by the Purchaser and/or the applicable Designated Affiliates;
(ix)    the Restrictive Covenant Agreement executed by the Purchaser and/or the applicable Designated Affiliates;
(x)    the Seller Supply Agreement executed by the Purchaser and/or the applicable Designated Affiliates;
(xi)    the Purchaser Supply Agreement executed by the Purchaser and/or the applicable Designated Affiliates;
(xii)    the Singapore License Agreement executed by the applicable Designated Affiliate;
(xiii)    the Milwaukee License Agreement executed by the applicable Designated Affiliate;
(xiv)    a certificate, dated as of the Phase I Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Section 6.2(a) and Section 6.2(b);
(xv)    to the extent required by its respective governing documents, a certificate of the Secretary (or equivalent thereof) of the Purchaser (or its Designated Affiliate) certifying that the resolutions adopted by its board of directors (or the equivalent thereof) and, if applicable, shareholders (or the equivalent thereof) attached thereto, authorizing the execution and delivery by the Purchaser (or its Designated Affiliate) of this Agreement and the other Ancillary Agreements to which the Purchaser (or its Designated Affiliate) is a party, and the performance by the Purchaser (or its Designated Affiliate) of its obligations hereunder and thereunder, were duly and validly adopted and are in full force and effect; and
(xvi)    such other instruments of assumption as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement and relating to the Phase I Business.

Section 2.11    Phase II Closing Deliveries.
(a)    At the Phase II Closing, the Seller will, for itself and as agent for the Selling Affiliates, deliver or cause to be delivered to the Purchaser, for itself and as agent for the Designated Affiliates:
(xvii)    the Local Transfer Agreements necessary to transfer the Phase II Business executed by the Seller and/or the applicable Asset Selling Affiliates;
(xviii)    a sublease agreement in the form of Exhibit H-3 (the “Shenzhen Sublease Agreement”) executed by Brady (Shenzhen) Co., Ltd. for the sublease by Brady (Shenzhen) Co., Ltd. from the applicable Designated Affiliate of part of the premises located at No 1 workshop, Hengrun electronic factory, Liuxian 2nd Road, Xin’an Sub-district, Bao’an District, Shenzhen;
(xix)    a sublease agreement substantially in the form of Exhibit H-4 (the “Sweden Sublease Agreement”) executed by Brady Converting AB for the sublease by the applicable Designated Affiliate of part of the premises located at Rödjans väg 7, Nödinge, Ale municipality, Ale Nödinge 1: 213, Sweden 44934;
(xx)    a certificate, dated as of the Phase II Closing Date, executed by the Seller confirming the satisfaction of the conditions specified in Section 6.1(b)(i) and Section 6.1(b)(ii);
(xxi)    to the extent required by its respective governing documents, a certificate of the Secretary (or equivalent thereof, or, in the case of the Asset Selling Affiliate with respect to the Business in Taiwan, the branch manager) of the Seller and each Selling Affiliate certifying that the resolutions adopted by its board of directors (or the equivalent thereof) and, if applicable, shareholders (or the equivalent thereof) attached thereto, authorizing the execution and delivery by such Seller or Selling Affiliate of this Agreement and the other Ancillary Agreements to which such Seller or Selling Affiliate is a party, and the performance by such Seller or Selling Affiliate of its obligations hereunder and thereunder, were duly and validly adopted and are in full force and effect; and
(xxii)    such other instruments of sale, transfer, conveyance and assignment as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement and relating to the Phase II Business, including duly executed bills of sale or other deeds.
(b)    At the Phase II Closing, the Purchaser will, for itself and as agent for the Designated Affiliates, deliver or cause to be delivered to the Seller, for itself and as agent for the Selling Affiliates:
(i)    the Phase II Purchase Price by wire transfer of immediately available funds in U.S. dollars to the account(s), such account(s) to be specified by the Seller no later than two (2) Business Days prior to the Phase II Closing Date, except as required by applicable Law, in which case the applicable Designated Affiliate will pay the applicable Selling Affiliate the applicable portion of the Phase II Purchase Price (as allocated pursuant to Section 2.8 or otherwise agreed by the parties) by wire transfer of immediately available funds in local currency, at the then prevailing spot currency exchange rate as published by the Wall Street Journal on the Business Day prior to the Phase II Closing Date);
(ii)    the Local Transfer Agreements necessary to transfer the Phase II Business executed by the Purchaser and/or the applicable Designated Affiliates;

(iii)    the Shenzhen Sublease Agreement executed by the applicable Designated Affiliate;
(iv)    the Sweden Sublease Agreement executed by the applicable Designated Affiliate;
(v)    a certificate, dated as of the Phase II Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Section 6.2(a) and Section 6.2(b);
(vi)    to the extent required by its respective governing documents, a certificate of the Secretary (or equivalent thereof) of the Purchaser (or its Designated Affiliate) certifying that the resolutions adopted by its board of directors (or the equivalent thereof) and, if applicable, shareholders (or the equivalent thereof) attached thereto, authorizing the execution and delivery by the Purchaser (or its Designated Affiliate) of this Agreement and the other Ancillary Agreements to which the Purchaser (or its Designated Affiliate) is a party, and the performance by the Purchaser (or its Designated Affiliate) of its obligations hereunder and thereunder, were duly and validly adopted and are in full force and effect; and
(vii)    such other instruments of assumption as the Seller reasonably requests for the purpose of consummating the transactions contemplated by this Agreement and relating to the Phase II Business.

Section 2.12    No Amounts Withheld. The Purchaser is not required to deduct or withhold or required to cause to be deducted and withheld Taxes from amounts payable to the Seller or the Selling Affiliates for the Business. Notwithstanding the foregoing, to the extent that Korean Securities Tax is due, the Purchaser shall reduce the amount due to the Seller or the Selling Affiliates under this Agreement on Closing by fifty percent (50%) of the Korean Securities Tax and pay the additional amount of Korean Securities Tax to the applicable Governmental Authority. Notwithstanding the foregoing, if there is a change in Law that comes into effect between the date of this Agreement and the applicable Closing Date, the Purchaser shall be entitled to withhold the Taxes that are required to be withheld due to that change in Law.
Section 2.13    Purchase Price Reduction. To the extent the Severance Costs incurred by the Seller and the Selling Affiliates in connection with the performance of their respective obligations under Section 2(b) of the Employee Matters Agreement are less than $2,000,000, the Phase II Purchase Price will be reduced, dollar-for-dollar, by the amount of the excess of $2,000,000 over such aggregate Severance Costs; provided that, in no event will the aggregate reduction to the Phase II Purchase Price pursuant to this Section 2.13 exceed $1,000,000 (the actual amount of such reduction, the “Purchase Price Reduction”). Seller shall determine in good faith such Severance Costs and the amount of the Purchase Price Reduction and provide notice thereof in writing to the Purchaser not less than five (5) Business Days prior to the Phase II Closing, together with reasonable written documentation supporting the basis for all such calculations. To the extent the Purchaser in good faith objects to the foregoing determination of the Severance Costs and Purchase Price Reduction, the Seller will consider in good faith such objections prior to the Phase II Closing, and the Seller will make such revisions to its determination of the Severance Costs as may be mutually agreed between the Purchaser and the Seller. In no event will the Purchaser have any right to delay or prevent the Phase II Closing based on objections raised to the determination of the Purchase Price Reduction. Any objections of the Purchaser to the calculation the Purchase Price Reduction that are not resolved to its satisfaction prior to the Phase II Closing will be resolved in accordance with the procedures set forth in Section 2.7, mutatis mutandis, applying such procedures contemporaneously with the resolution of any other disputes under Section 2.7 relating to the Phase II Closing.
Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Purchaser as follows, except as set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1    Organization and Good Standing. The Seller, each Selling Affiliate and each Acquired Company is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation, organization or formation, and has all requisite corporate or other power and authority to own its assets and conduct its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in the jurisdictions in all material respects in which the ownership of its property or the conduct of its business requires such qualification or license, except, in the case of the Seller and each Selling Affiliate, where the failure to be so qualified or in good standing would not have a Material Adverse Effect.
Section 3.2    Authority and Enforceability.
(h)    The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Seller have been duly authorized by all necessary corporate or other action on the part of the Seller. The Seller has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
(i)    The Seller and each Selling Affiliate has all requisite corporate and other power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its respective obligations under each such Ancillary Agreement. The execution, delivery and performance of each Ancillary Agreement and the consummation of the transactions contemplated thereby by Seller and the Selling Affiliates party thereto have been duly authorized by all necessary corporate or other action on the part of the Seller and the Selling Affiliates. On or prior to each Closing, the Seller and each Selling Affiliate will have duly and validly executed and delivered each Ancillary Agreement to which it is a party in connection with such Closing. Assuming the due authorization, execution and delivery of the Ancillary Agreements by the Purchaser and/or the Designated Affiliates and the other parties thereto, at the applicable Closing each Ancillary Agreement to which the Seller or a Selling Affiliate is a party will constitute the valid and binding obligation of the Seller or Selling Affiliate that is party thereto, enforceable against the Seller or such Selling Affiliate in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.
Section 3.3    No Conflict. Except for the requirements of the Antitrust Laws of jurisdictions outside the United States of America (if and to the extent any of the foregoing Laws may apply) or as set forth on Section 3.3 of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Seller and any Ancillary Agreement by the Seller or any Selling Affiliate party thereto, nor the consummation by the Seller or any Selling Affiliate of the transactions contemplated by this Agreement, will (a) conflict with, breach or violate the certificate of incorporation or bylaws or other applicable charter or organizational documents of the Seller, any Selling Affiliate or any Acquired Company, (b) result in a material breach or default under, or create in any Person the right to terminate, cancel, accelerate or materially modify, or require any notice, consent or waiver under, any Material Contract, in any case with or without due notice or lapse of time or both, (c) result in the creation of any Encumbrance on any of the assets of the Seller, the Selling Affiliates or the Acquired Companies or on the

Business or the Purchased Assets, (d) in any material respect violate or result in a breach of any Law or Judgment applicable to the Seller, any Selling Affiliate or any Acquired Company, the Business or the Purchased Assets or (e) require the Seller, any Selling Affiliate or any Acquired Company to obtain any material Governmental Authorization or make any material filing with any Governmental Authority.
Section 3.4    Acquired Companies: Capitalization and Ownership; No Subsidiaries.
(a)    The jurisdiction of incorporation or organization, the authorized capital stock of the Acquired Companies and the number of shares of such capital stock that are issued and outstanding, and the beneficial and record ownership thereof, is set forth on Section 3.4 of the Seller Disclosure Schedule. The Shares represent all of the issued and outstanding shares of the capital stock of the Acquired Companies. The Share Selling Affiliates are the sole record holders and beneficial owners of all of the Shares, free and clear of all Encumbrances. Upon the consummation of the Phase I Closing, good and valid title to the Shares will pass to the Purchaser (or its Designated Affiliates), free and clear of any Encumbrances. The Shares are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no declared but unpaid dividends or distributions with respect to any of the Shares. There are no Contracts to which any Share Selling Affiliate or, to the Seller’s Knowledge, any other Person, is a party or bound with respect to the voting (including voting trusts or proxies) of the Shares. Other than the Shares, there are no outstanding or authorized options, warrants, rights, agreements or other commitments to which any Acquired Company is a party or which are binding upon such Acquired Company providing for the issuance, sale, repurchase or redemption of any shares of such Acquired Company’s capital stock, or any securities, stock appreciation, phantom stock, performance writs or similar rights of the Acquired Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of the Acquired Companies.
(b)    None of the Acquired Companies own any interest in any other Person. None of the Acquired Companies has an interest in, nor has any Acquired Company agreed to acquire an interest (including any equity interests) in, provide a loan or capital contribution to, or merge or consolidate with, a corporate body or any other Person. None of the Acquired Companies owns, directly or indirectly, any equity interest or any other ownership, proprietary or voting interest in any Person.
Section 3.5    Financial Statements; Absence of Undisclosed Liabilities; Credit Support Obligations.
(d)    Attached as Section 3.5 of the Seller Disclosure Schedule are true and complete copies of the following financial statements (collectively, the “Financial Statements”):
(i)    unaudited balance sheets of the Business as of July 31, 2011, 2012 and 2013 (the most recent of which, the “Balance Sheet”) and the related unaudited statements of income for each of the fiscal years then ended; and
(ii)    an unaudited balance sheet of the Business as of December 31, 2013 (the “Interim Balance Sheet”) and the related unaudited statement of income for the year-to-date period then ended.
(e)    The Financial Statements fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the periods indicated therein, all prepared from the Books and Records of the Business and in accordance with the Accounting Methodologies and, to the extent not inconsistent therewith, in accordance with GAAP (it being understood that the Financial Statements are not audited and do not contain footnotes or other presentation items as required by GAAP and that the Interim Balance Sheet and the related unaudited statements of income for the year-to-date period then ended also are subject to normal year-end adjustments, which would not be expected to be material).
(f)    There are no Liabilities of any kind whatsoever that are required to be reflected in the balance sheets of the Business (including the Acquired Companies) prepared in accordance with the Accounting Methodologies and, to the extent not inconsistent therewith, in accordance with GAAP, other than Excluded Liabilities and liabilities and obligations (i) reflected on, or reserved for in, the Interim Balance Sheet, (ii) arising after December 31, 2013, in the ordinary course of business and consistent with past practices, (iii) disclosed on the Seller Disclosure Schedule, or (iv) that would not, individually or in the aggregate, reasonably be expected to have a value in excess of $1,750,000.
(g)    The auditors of the Seller, the Selling Affiliates and the Acquired Companies have not notified the Seller or any such Selling Affiliate or Acquired Company in writing of any significant deficiency or material weakness in the system of internal control over financial accounting utilized by the Seller, the Selling Affiliates and the Acquired Companies.
(h)    Set forth in Section 3.5(e) of the Seller Disclosure Schedule is a true and complete list, as of the date hereof, of all Credit Support Obligations issued and outstanding in connection with the Business or in respect of the Purchased Assets.
Section 3.6    Operation of the Business. From the date of the Balance Sheet to the date of this Agreement, there has not been any Material Adverse Effect. From the date of the Balance Sheet to the date of this Agreement, the Seller, the Selling Affiliates and the Acquired Companies have operated the Business in the ordinary course of the Business and has not taken any action that would be prohibited without the Purchaser’s written consent by clauses (b) or (c)(iii), (iv), (v), (ix), (x), (xii), (xiii), (xiv), (xvi) or (xix) (as it relates to the forgoing) of Section 5.2 if such action had been taken by such Person after the date hereof.
Section 3.7    Personal Property; Sufficiency of Assets.
(c)    The Seller and the Asset Selling Affiliates, as applicable, have good and marketable title to, or in the case of leased assets, valid leasehold interests in, or otherwise has the right to use pursuant to a valid lease, license or similar contractual arrangement, all of the tangible personal property included in the Purchased Assets, and the Acquired Companies, as applicable, have full, good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of their tangible personal property, in each case, free and clear of all Encumbrances except as set forth in Section 3.7(a) of the Seller Disclosure Schedule.
(d)    Together with the rights of the Purchaser and its Affiliates under the Ancillary Agreements entered into pursuant to this Agreement, the Purchased Assets and the assets, rights and interests held by the Acquired Companies constitute sufficient assets, rights and interests necessary for, or reasonably required to be held for use in, the conduct of the applicable Portion of the Business as currently conducted. As of the Phase I Closing Date, the Acquired Companies will not hold any material assets, rights or interests, or any material Liabilities, that are not related to, used or held for use in the Phase I Business.
(e)    Except as otherwise listed on Section 3.7(c) of the Seller Disclosure Schedule, the plants, buildings, structures, material equipment and other material tangible personal property included in the Acquired Companies and the Purchased Assets are in good repair, working order and operating condition, subject only to ordinary wear and tear and continuing maintenance requirements, and are adequate and suitable for the purposes for which they are presently being used or held for use.
Section 3.8    Real Property.
(a)    Section 3.8(a) of the Seller Disclosure Schedule sets forth an accurate and complete list (by street address and current owner and any other information to the extent required by applicable Law) (i) of all real property and interests in real property in which any Acquired Company has fee title (or equivalent) interest (collectively, the “Acquired Company Real Property”) and (ii) of all Owned Real Property. The current owner has good and marketable title in fee simple (or the local legal equivalent) to each parcel of Acquired Company Real Property and each parcel of Owned Real Property, free and clear of any Encumbrance, and there are not pending or, to the Seller’s Knowledge, any threatened condemnation or similar proceedings related to any of the Acquired Company Real Property or Owned Real Property.
(b)    Section 3.8(b) of the Seller Disclosure Schedule sets forth an accurate and complete description (by street address of the subject leased real property, the date of the lease and the name of the parties thereto) (i) of all real property that is leased by any Acquired Company (collectively, the “Acquired Company Leased Real Property”) and (ii) of all Leased Real Property. The Seller has made available to the Purchaser complete copies of the leases in effect as of the date hereof relating to the Acquired Company Leased Real Property and the Leased Real Property and there has not been any sublease or assignment entered into by the Seller, any Asset Selling Affiliate or any Acquired Company in respect of the leases relating to such Leased Real Property or Acquired Company Leased Real Property. No Acquired Company is in default of any material provision of any lease of its Acquired Company Leased Real Property (and no event has occurred that with the passage of time or notice, or both, would constitute, a material default) and neither the Seller nor any Asset Selling Affiliate is in default of any material provision of any lease of any of its Leased Real Property (and no event has occurred that with the passage of time or notice, or both, would constitute, a material default).
(c)    The information contained in the land register extract as attached in Exhibit I is correct and complete, and no changes thereto have been applied for or authorized by the Seller or any Affiliate of the Seller. No public easements (Baulasten) with respect to the Owned Real Property have been registered and, to the Seller’s Knowledge, no such registration has been applied for.
(d)    With respect to the Owned Real Property:
(viii)    the buildings, constructions and fixtures on the Owned Real Property are in all material respects in good working order and free of material defects in terms of construction or condition except for normal wear and tear; and
(ix)    the buildings, constructions or fixtures installed by the Seller on the Owned Real Property and their use do not violate in any material respect any public regulations, in particular legal building and emission protection regulations, and do not infringe or encroach upon any properties owned by third parties or violate third parties’ rights.

(e)    The relevant Governmental Authorities have granted and, to the Seller’s Knowledge, not withdrawn the permits necessary for the construction and operation of the buildings located on the Owned Real Property (Baugenehmigungen), and, to the Seller’s Knowledge, the current use of the Owned Real Property is in accordance with such permits.
Section 3.9    Intellectual Property. Except as set forth in Section 3.9(i) of the Seller Disclosure Schedule, the Seller and the Asset Selling Affiliates, as applicable, exclusively own all Purchased Intellectual Property free and clear of all Encumbrances. Except as set forth in Section 3.9(ii) of the Seller Disclosure Schedule, the Acquired Companies, as applicable, exclusively own the Company-Owned Intellectual Property free and clear of all Encumbrances. To the Seller’s Knowledge, the Acquired Companies have the right to use the Company Intellectual Property. Section 3.9(iii) of the Seller Disclosure Schedule sets forth a complete and accurate list of registrations and applications for Intellectual Property owned by an Acquired Company or included in the Purchased Intellectual Property, all of which are subsisting and unexpired and to the Seller’s Knowledge, valid and enforceable. To the Seller’s Knowledge, none of the activities or business presently conducted by the Business infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person, and none of the Seller or the Asset Selling Affiliates (in respect of the Business) or an Acquired Company has received a cease and desist letter or invitation to take a license alleging the foregoing. To the Seller’s Knowledge, no other Person is materially infringing, violating or misappropriating any of the Purchased Intellectual Property or Acquired Company’s Intellectual Property. Except as set forth in Section 3.9 of the Seller Disclosure Schedule, the Company-Owned Intellectual Property acquired from the employees, agents or independent contractors of the Acquired Companies has been acquired by an assignment in writing to the applicable Acquired Company, and such Acquired Company has paid reasonable compensation to its employees for the assignment of such Intellectual Property to the Acquired Company to the extent required under local laws thereto. The Seller and the Asset Selling Affiliates have complied in all material respects with the applicable provisions of the German Act on Employee Inventions (Arbeitnehmererfindergesetz).
Section 3.10    Contracts.
(c)    Section 3.10(a) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each Included Contract to which the Seller or any Asset Selling Affiliate is a party, each Contract to which any Acquired Company is a party, or by which any properties, rights or assets of any of the foregoing are bound, which:
(i)    is for, or would reasonably be expected to require, the purchase, sale, license or lease of materials, supplies, goods, equipment or services that involves the payment by or to the Seller, any Asset Selling Affiliate or any Acquired Company of more than $250,000 in any twelve-month period;
(ii)    is for, or would reasonably be expected to require, capital expenditures in excess of $150,000 in any twelve-month period or $400,000 in the aggregate;
(iii)    is a mortgage, indenture, guarantee, surety, loan or credit agreement, security agreement or other Contract relating to Indebtedness or Credit Support Obligations, other than accounts receivables and payables in the ordinary course of the Business;
(iv)    is a Contract for the sale or acquisition of a Person or all or substantial portion of the assets of a Person with material ongoing indemnification obligations;

(v)    is a material license or other material Contract under which the Seller, any Asset Selling Affiliate or any Acquired Company has obtained or granted a license to use or other rights in Intellectual Property (except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which the Seller, any Asset Selling Affiliate or any Acquired Company is the licensee, in each case, with annual fees of less than $100,000);
(vi)    under which any of the Seller, Asset Selling Affiliate or any Acquired Company is obligated to sell or lease as lessor real or personal property having a value in excess of $100,000 in any twelve-month period;
(vii)    is an employment Contract that is not terminable by the Seller, any Asset Selling Affiliate or any Acquired Company without penalty or further payment and without more than 60 days’ notice;
(viii)    is a Contract that is not terminable by Seller or its Affiliates at will and without liability that provides for the Seller, any Asset Selling Affiliate or any Acquired Company to act as a distributor, dealer, sales, or marketing, representative, consultant, agent, representative, franchisee, management, broker or authorized service Person that involves the payment by or to the Seller, any Asset Selling Affiliate or any Acquired Company of more than $100,000 in any twelve-month period;
(ix)    is a Contract that limits or purports to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or that binds the Business to exclusive business arrangements or licenses;
(x)    grants a customer of the Business “most favored nation” or similar terms (whether in respect of pricing, volume or otherwise);
(xi)    is a Contract with a supplier that is the sole source of the products or sources provided by such supplier;
(xii)    is (1) a Contract between or among the Business (as conducted through the Seller, any Asset Selling Affiliate or any Acquired Company, as applicable), on the one hand, and the Seller, any Asset Selling Affiliate or any Acquired Company or their respective Affiliates, on the other hand, or (2) any Contract between any Seller or its Related Persons, on the one hand, and any employee, on the other hand;
(xiii)    is a power of attorney that would be binding on the Purchaser or the Acquired Company after the applicable Closing;
(xiv)    is any confidentiality agreement relating to the Business entered into outside the ordinary course of business other than any relating to a potential sale of the Business;
(xv)    is a currency exchange, interest rate exchange, commodity exchange or similar derivative or hedging Contract;
(xvi)    is a collective bargaining, labor or similar Contract;

(xvii)    is a joint venture, partnership, limited liability company, stockholders’, teaming or other similar Contract, or a contract relating to the establishment, management or control of any strategic alliance;
(xviii)    is a Contract with a Governmental Authority, (whether as prime contractor, indirectly as subcontractor or otherwise); and
(xix)    is a Contract the termination of which would reasonably be expected to have a Material Adverse Effect.
The Contracts listed in Section 3.10(a) of the Seller Disclosure Schedule are referred to in this Agreement as the “Material Contracts.”
(d)    The Seller has made available to the Purchaser an accurate and complete copy of each Material Contract, together with all modifications and amendments thereto. With respect to each such Material Contract, each Seller, Asset Selling Affiliate or the Acquired Company has performed in all material respects its obligations required to be performed by it to date under the Material Contracts, and neither the Seller, the Asset Selling Affiliate or the Acquired Company party to the Material Contract, nor, to the Seller’s Knowledge, any other party to the Material Contract is, or is alleged to be, with or without the lapse of time or the giving of notice, or both, in material breach or material default under the Material Contract (except for such breaches or defaults as to which requisite waivers or consents have been obtained) or would permit termination, modification or acceleration by any other party thereto. No Seller, Asset Selling Affiliate or Acquired Company has received any written notice of the intention of any party to terminate any Material Contract. Each Material Contract is in full force and effect and is a valid and binding agreement of the Seller, the Asset Selling Affiliate or the Acquired Company party thereto, and, to the Seller’s Knowledge, each of the other parties thereto, in accordance with its terms, enforceable against the Seller, the Asset Selling Affiliate or the Acquired Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
Section 3.11    Tax Matters. Except as set forth in Section 3.11 of the Seller Disclosure Schedule, (a) all material Tax Returns required to be filed with respect to the Purchased Assets or by the Acquired Companies have been timely filed and (i) all Taxes with respect to the Purchased Assets, and all Taxes of the Acquired Companies, in either case, to the extent that such Taxes are due and payable, have been timely paid and (ii) no Governmental Authority has proposed in writing to make or has made any material adjustment with respect to Taxes attributable to the Purchased Assets or of the Acquired Companies, which remains unresolved as of the date hereof; (b) there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any Tax with respect to the Purchased Assets or of the Acquired Companies; (c) there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes with respect to the Purchased Assets or of the Acquired Companies; (d) there are no Encumbrances for Taxes on the Purchased Assets or any of the assets of the Acquired Companies; (e) with respect to the Business, the Seller and each of the Acquired Companies has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over for all periods under all applicable laws; (f) with respect to the Business, the Seller and each of the Acquired Companies has collected all material sales and use taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations; (g) none of the Acquired Companies has any liability for the Taxes of any other Person under Section 1.1502.6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor or by contract (other than under contracts for which tax is not the primary subject matter); (h) none of the Acquired Companies owns, directly or indirectly, any “United States property” within the meaning of Section 956(c) of Code, except trade or service receivables acquired from an Affiliate of such Acquired Companies in the ordinary course of such Acquired Companies’ businesses; (i) none of the Acquired Companies has participated in or has any liability or obligation with respect to any “reportable transaction” within the meaning of Section 1.6011-4 of the United States Treasury Regulations; (j) Brady Korea is a disregarded entity for U.S. federal Tax purposes; and (k) the Purchaser is not required to withhold any amounts for Korean capital gain Taxes with respect to the acquisition of Brady Korea contemplated by this Agreement.
Section 3.12    Employee Benefit Matters.
(a)    Section 3.12(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) all Seller Plans and (ii) all Seller Plans that are Assumed Benefit Plans.
(b)    The Seller has made available to the Purchaser an accurate and complete copy of each Seller Plan and has been reduced to writing, the related trust agreements, annuity contracts and all other funding instruments (including any amendments, supplements or modifications thereto).
(c)    To the Seller’s Knowledge, no Proceeding with respect to the administration or the investment of the assets of any Assumed Benefit Plan (other than routine claims for benefits) is pending that would result in material liability. All contributions required to be made by a Selling Affiliate or Acquired Company to each Assumed Benefit Plan under the terms of such Assumed Benefit Plan or applicable Law have been timely made and all Assumed Benefit Plans that are required to be funded are fully funded, and with respect to all other Assumed Benefit Plans, adequate reserves therefore have been established on the accounting statements of Seller, any Selling Affiliate or any Acquired Company, as applicable. Each Assumed Benefit Plan materially complies with the requirements of applicable Law. No Assumed Benefit Plan provides or has provided medical, health or death benefits after an Employee’s termination of employment
(d)    No Seller Plan is subject to Title IV of ERISA or Code Section 412 or is a defined benefit pension plan (including, without limitation, any termination indemnity plans), and within the last six years none of Seller, any Selling Affiliate, any Acquired Company or any of their respective ERISA Affiliate has incurred any liability under Title IV of ERISA or Code Section 412 that has not been satisfied in full. None of the Purchased Assets are subject to any liens arising under ERISA or Code Section 430(k). Each Assumed Benefit Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS and to Seller’s Knowledge nothing has occurred that could adversely affect the qualified status of each such plan.
Section 3.13    Employment and Labor Matters.
(a)    Section 3.13(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Employees as of the date of this Agreement, along with the position, date of hire or engagement, annual base compensation and location with respect to such Persons, in each case, to the extent permitted by applicable Law.
(b)    None of the Seller, any Selling Affiliate or any Acquired Company is a party to or bound by or negotiating the terms of any collective bargaining agreement applicable to, and, to the Seller’s

Knowledge, no petition has been filed or Proceedings instituted by, any Employee or group of Employees in the United States with any labor relations board seeking recognition of a bargaining representative. To the Seller’s Knowledge, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any Employees in the United States and no such efforts or threats have been made in the preceding five years. There is no labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to the Seller’s Knowledge, threatened between the Seller, any Selling Affiliate or any Acquired Company, on the one hand, and any of its Employees, on the other hand, and there have been no such circumstances in the preceding five years, except for such disputes with individual Employees arising in the ordinary course of the Business. The Seller, the Selling Affiliates and the Acquired Companies are in material compliance with all applicable Laws pertaining to the employment of their Employees, including but not limited to all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination and other similar employment activities, the classification of individuals as contractors, the WARN Act, the provision of meal and rest breaks to employees, and the classification of employees as exempt from overtime or maximum hours restrictions. Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, the Seller, the Selling Affiliates and the Acquired Companies are not parties to any consent decree relating to employment matters in connection with the Business. Except as set forth in Section 3.13(b) of the Seller Disclosure Schedule, no Proceeding has been brought or threatened to be brought against the Seller, the Selling Affiliates or the Acquired Companies in the preceding three years by any labor organization, governmental unit, or prospective, current or former employee in connection with the Business, which, individually or in the aggregate, if adversely decided, may reasonably or did create a liability in excess of $100,000.
Section 3.14    Environmental, Health and Safety Matters.
(a)    Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, the Seller, the Selling Affiliates and the Acquired Companies (i) are in material compliance with all, and since January 1, 2010, have not violated in any material respect any, Environmental Laws (to the extent that they relate to the Business) and (ii) hold all material Governmental Authorizations required of the Seller, the Selling Affiliates and the Acquired Companies under Environmental Laws to conduct the Business as presently conducted or to occupy the Owned Real Property, the Acquired Company Real Property, the Leased Real Property and the Acquired Company Leased Real Property as presently occupied and the Seller is not aware of any reasonable basis for any such Governmental Authorization to be revoked, adversely modified or not renewed.
(b)    None of the Seller, any Selling Affiliate or any Acquired Company has received any written notice stating that the conduct of the Business or the condition of any Owned Real Property, Acquired Company Real Property, Leased Real Property or Acquired Company Leased Real Property is in violation of any Environmental Law in a way that could be material to any Acquired Companies or the Business.
(c)    No Proceeding is pending or, to the Seller’s Knowledge, threatened against the Seller, any Selling Affiliate or any Acquired Company that alleges a violation by the Seller, any Selling Affiliate or any Acquired Company of any applicable Environmental Laws (to the extent that they relate to the Business) or relating to Hazardous Materials.
(d)    No Seller, Selling Affiliate or Acquired Company has used, stored, disposed of, or otherwise managed Hazardous Materials at (and to the Seller’s Knowledge, no Hazardous Materials are otherwise affecting or present at) any Owned Real Property, Acquired Company Real Property, Leased Real Property or Acquired Company Leased Real Property or, to the Seller’s Knowledge, at any other location for which any Acquired Company or the Business is otherwise subject to liability, in a manner or under circumstances or conditions, that could reasonably be expected to (i) give rise to material liability of the Business, or (ii) materially interfere with continued operations of the Business.
(e)    None of the Seller, any Selling Affiliate or any Acquired Company has assumed or retained, by contract or, to the Seller’s Knowledge, by operation of Law, any liabilities or obligations under Environmental Law or relating to Hazardous Materials that would reasonably be expected to result in a Material Adverse Effect.
(f)    The Seller has made available to the Purchaser all environmental reports, and all correspondence with any Governmental Authority or any other Person relating to any unresolved environmental claims, requests for information, or obligations that could reasonably be expected to be material, in any case in the custody or control of the Seller, the Selling Affiliates and the Acquired Companies containing information relating to noncompliance with or liability under any Environmental Law or regarding any Hazardous Materials, in any case for which the Business or any of the Acquired Companies may be liable.
(g)    The representations and warranties in Sections 3.3, 3.5 3.6, 3.10 and this Section 3.14 constitute the sole and exclusive representations and warranties of the Seller with respect to any matters relating to compliance with Environmental Laws.
Section 3.15    Governmental Authorizations. Except as set forth in Section 3.15 of the Seller Disclosure Schedule, the Seller, the Selling Affiliates and the Acquired Companies have all material Governmental Authorizations that are necessary for them to conduct the Business in the manner in which it is presently conducted. The Seller, the Selling Affiliates and the Acquired Companies are in compliance in all material respects with all Governmental Authorizations that are necessary for them to conduct the Business in the manner in which it is presently conducted.
Section 3.16    Compliance with Laws.

(a)    The Seller, the Selling Affiliates and the Acquired Companies, and the conduct of the Business by the Seller, the Selling Affiliates and the Acquired Companies, are and have been since January 1, 2010 in compliance, in all material respects, with the Laws other than Environmental Laws applicable to the conduct of the Business or the ownership or use of the Purchased Assets or the assets of the Acquired Companies.
(b)     None of the Seller, the Selling Affiliates or the Acquired Companies nor any of their respective directors, officers, employees or Affiliates nor any agent or other Person acting on behalf of the Seller, the Selling Affiliates or the Acquired Companies, has in the last five (5) years and in any material respect with respect to the Business: (i) used any funds of the Seller, the Selling Affiliates or the Acquired Companies for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or non-United States anti-bribery Laws; or (iv) made, or offered, agreed or authorized to make to any government official or employee, any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
(c)    To the Seller’s Knowledge, none of the Seller, the Selling Affiliates or the Acquired Companies, nor any of their respective officers, directors or employees has at any time taken any action, directly or indirectly, that would result in a violation of or allow for the imposition of sanctions under any economic sanctions laws, regulations, or orders of the U.S., E.U., or other non-United States jurisdictions, including, but not limited to, any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Bureau of Industry and Security of the U.S. Department of Commerce, and the U.S. Department of State, and any sanctions authorized under the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the Iran Threat Reduction and Syria Human Rights Act of 2012, the National Defense Authorization Act of 2012, and the National Defense Authorization Act of 2013, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, “Economic Sanctions”), in each case, to the extent related to the Business. None of the Seller, the Selling Affiliates or the Acquired Companies, nor any of their respective officers, directors or employees working on their behalf, is designated as a Specially Designated National or Blocked Person by OFAC or otherwise a Person that is the subject or target of Economic Sanctions. To the Seller’s Knowledge, the Seller, the Selling Affiliates and the Acquired Companies have each been and are in compliance with Economic Sanctions and none of the Seller, the Selling Affiliates or the Acquired Companies or their Affiliates has received any written notice from any Governmental Authority with respect to the Seller’s, the Selling Affiliates’ or the Acquired Companies’ compliance or non-compliance with Economic Sanctions, in each case, to the extent related to the Business. The Seller or its Affiliates have implemented and maintains policies, procedures and controls designed to ensure compliance by the Business with all applicable Economic Sanctions. During the past five (5) years, the Business has had no sales directly or indirectly to, or other dealings relating to, Cuba, Iran, Sudan or Syria. As of the Phase I Closing, the Phase I Business will have no assets, liabilities, contingencies, outstanding transactions related to, or other active or ongoing business dealings with or in, Cuba, Iran, Sudan or Syria. As of the Phase II Closing, the Phase II Business will have no assets, liabilities, contingencies, outstanding transactions related to, or other active or ongoing business dealings with or in, Cuba, Iran, Sudan or Syria.
(d)    The Seller and its Affiliates have implemented and maintain policies, procedures and controls designed to ensure that none of the Seller, the Selling Affiliates and the Acquired Companies and their officers, directors and employees has in connection with the conduct of the Business and within the five-

year period immediately preceding the date hereof: (i) circumvented any internal accounting controls of any such entity, (ii) falsified any books, records, or accounts, (ii) established or maintained any fund or asset that has not been recorded in the books and records of any such entity, or (iv) attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Business.
Section 3.17    Legal Proceedings. There is no material Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller, any Selling Affiliate or any Acquired Company or directors and officers of the foregoing with respect to the Business or any Purchased Asset, or as of the date hereof that questions or challenges the validity of this Agreement or that would prevent, materially delay, make illegal or otherwise materially interfere with the ability of the Seller, the Selling Affiliates or the Acquired Companies to consummate any of the transactions contemplated by this Agreement. None of the Seller, the Selling Affiliates or the Acquired Companies is subject to any material outstanding Judgment relating to the Business.
Section 3.18    Insurance. Section 3.18 of the Seller Disclosure Schedule lists all material insurance policies and self-insurance programs (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) of the Business, or to which the Business or a portion thereof is a named insured, or otherwise the beneficiary of coverage (the “Insurance Policies”), including, with respect to each policy, a general description of the type of coverage provided (including whether it is a “claims made” or an “occurrence based” policy). With respect to each such insurance policy, (a) all such policies are in full force and effect, (b) there is no pending claim by any of the Seller or any of its Affiliates under any of such policies as to which coverage has been denied by the underwriters of such policies, (b) none of the Seller or any of its Affiliates or, to the Seller’s Knowledge, any other party to the Insurance Policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), (d) since January 1, 2010, none of the Seller, Asset Selling Affiliates or the Acquired Companies has received any written notice from the insurer disclaiming coverage, reserving rights or terminating coverage with respect to a particular claim or such policy in general and (e) each of the Seller, Asset Selling Affiliates or the Acquired Companies has timely informed the relevant insurance company of any accident or other event covered by such insurance policy.
Section 3.19    Products Liability. None of the Seller nor any of its Affiliates has received any notice relating to any material claim involving any service provided, or any product designed, manufactured, serviced, produced, modified, distributed or sold, by or on behalf of the Business resulting from an alleged defect in design, manufacture, materials, workmanship or performance, or any alleged failure to warn, or from any alleged breach of implied representations or warranties, or any alleged non-compliance with any applicable Laws. There has been no product recall, rework or post-sale warning or similar action conducted by the Seller or any of its Affiliates since January 1, 2010 with respect to any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Business.
Section 3.20    Customers and Suppliers. Section 3.20(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the names of (a) the 10 largest customers of the Business for the fiscal year ended July 31, 2013, showing the total sales to each such customer during such periods and (b) the 10 largest suppliers of the Business (in terms of dollar volume) for the fiscal year ended July 31, 2013, showing the total purchases from each such supplier during such periods. Except as set forth in Section 3.20(b) of the Seller Disclosure Schedule, no such customer or supplier has advised the Seller in writing that such customer or supplier intends to stop, decrease, accelerate or delay the rate of purchasing or supplying materials, products or services from or to the Business in any material respect.

Section 3.21    Related Party Transactions. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, to the Seller’s Knowledge, no director or officer of any of the Seller, Asset Selling Affiliates or the Acquired Companies, or any Related Person of any such Person (a) is or is a director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in any Person which is a competitor, vendor, supplier or customer of the Business (other than investing in or holding up to three percent (3%) of any class of outstanding publicly-traded equity interests of any such Person) or is a party to a Contract with the Business (other than salary or other compensation or benefits under any Seller Plan paid or payable in the ordinary course of the Business to employees of the Seller or its Affiliates, in each case, in consideration for bona fide services performed by such employees) or, (b) owns or has any interest in, directly or indirectly, in whole or in part, any property, asset or right, whether real, personal or mixed, tangible or intangible (including any of the Intellectual Property) which is utilized by or in connection with the Business. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, at the Phase I Closing, other than the Ancillary Agreements, there will be no Contracts or transactions between the Seller or any of its Affiliates, on the one hand, and the Acquired Companies or the Phase I Business, on the other hand. At the Phase II Closing, other than the Ancillary Agreements, there will be no Contracts or transactions between the Seller or any of its Affiliates, on the one hand, and the Acquired Companies or the Business, on the other hand.
Section 3.22    Brokers Fees. Except as set forth in Section 3.22 of the Seller Disclosure Schedule, none of the Seller, any Selling Affiliate or any Acquired Company has retained or authorized, or incurred any Liability to pay any fees or commissions to, any investment banker, broker, finder or other agent in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements, or the original, negotiation, execution, delivery, or performance hereof and thereof.
Section 3.23    Disclaimer of Other Representations and Warranties. The representations and warranties set forth in this Article 3 are the only representations and warranties made by the Seller with respect to the Business, the Purchased Assets, the Assumed Liabilities, the Shares, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in this Article 3, (a) the Seller makes no warranty, express or implied, as to any matter whatsoever relating to the Business, the Purchased Assets, the Assumed Liabilities, the Shares, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement including as to (i) merchantability or fitness of the Purchased Assets for any particular use or purpose, (ii) the operation of either Portion of the Business by the Purchaser after the applicable Closing for such Portion of the Business or the Business after the Phase II Closing in any manner or (iii) the probable success or profitability of either Portion of the Business by the Purchaser after the applicable Closing for such Portion of the Business or the Business after the Phase II Closing, and (b) other than pursuant to the indemnification obligations of the Seller set forth in Article 8 and Article 9, none of the Seller, any Selling Affiliate, any Acquired Company, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders will have, or will be subject to, any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Seller as follows, except as set forth on the disclosure schedule delivered by the Purchaser to the Seller concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”):
Section 4.1    Organization and Good Standing. The Purchaser and each Designated Affiliate is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, and has all requisite corporate or other power and authority to conduct its business as presently conducted, and is duly qualified or licensed to do business and is in good standing in the jurisdictions in all material respects in which the ownership of its property or the conduct of its business requires such qualification or license, except, in each case, where the failure to be so qualified or in good standing would not prevent, materially delay, make illegal or otherwise materially interfere with the ability of the Purchaser or any Designated Affiliate to consummate any of the transactions contemplated by this Agreement.
Section 4.2    Authority and Enforceability. The Purchaser has all requisite corporate and other power and authority to execute and deliver this Agreement and the Purchaser and each Designated Affiliate have all requisite corporate power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its respective obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser and each Designated Affiliate is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Purchaser and each Designated Affiliate party thereto. The Purchaser has duly and validly executed and delivered this Agreement and, on or prior to each Closing, the Purchaser and each Designated Affiliate will have duly and validly executed and delivered each Ancillary Agreement to which it is a party in connection with such Closing. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Seller and the other parties thereto, this Agreement constitutes, and at the applicable Closing each Ancillary Agreement to which the Purchaser or a Designated Affiliate is a party will constitute, the valid and binding obligation of the Purchaser and such Designated Affiliate, enforceable against the Purchaser and such Designated Affiliate in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
Section 4.3    No Conflict. Except for the requirements of the Antitrust Laws of jurisdictions outside the United States of America (if and to the extent any of the foregoing Laws may apply), and except in any case that would not have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, neither the execution, delivery and performance by the Purchaser of this Agreement and by the Purchaser or any Designated Affiliate of any Ancillary Agreement to which the Purchaser or any Designated Affiliate is a party, nor the consummation by the Purchaser or any Designated Affiliate of the transactions contemplated by this Agreement, will (a) conflict with, breach or violate the certificate of incorporation, bylaws or other applicable charter or organizational documents of the Purchaser or any Designated Affiliate, (b) result in a breach or default under or create in any Person the right terminate, cancel, accelerate or materially modify, or require any notice, consent or waiver under, any Contract to which the Purchaser or any Designated Affiliate is a party or by which the Purchaser or any Designated Affiliate is bound, in any case with or without due notice or lapse of time or both, (c)

result in the imposition of any lien or other encumbrance on any of the assets of the Purchaser or any Designated Affiliate, (d) in any material respect violate or result in a breach of any Law or Judgment applicable to the Purchaser or any Designated Affiliate or (e) require the Purchaser or any Designated Affiliate to obtain any material Governmental Authorization or make any material filing with any Governmental Authority, other than those Governmental Authorizations required to operate the Business that will be obtained or made prior to the applicable Closing Date to the extent the Purchaser or its Designated Affiliate is legally required to do so.
Section 4.4    Legal Proceedings. There is no material Proceeding pending or, to the Purchaser’s knowledge, threatened against the Purchaser or any Designated Affiliate or directors and officers of the foregoing as of the date hereof that questions or challenges the validity of this Agreement or that would prevent, materially delay, make illegal or otherwise materially interfere with the ability of the Purchaser or any Designated Affiliate to consummate any of the transactions contemplated by this Agreement.
Section 4.5    Investment Intent. The Purchaser and the Designated Affiliates are acquiring the Shares for the Purchaser’s and the Designated Affiliates’ own account and investment purposes and are not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of any securities Laws.
Section 4.6    Brokers Fees. Neither the Purchaser or any Designated Affiliate nor any Person acting on their behalf has retained or authorized, or incurred any Liability to pay any fees or commissions to, any investment banker, broker, finder or other agent in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements, or the original, negotiation, execution, delivery, or performance hereof and thereof.
Section 4.7    Financial Capacity. The Purchaser has delivered to the Seller true, correct and complete copies of the executed commitments from BNP Paribas and BNP Paribas Securities Corp. (the “Lenders”) (the “Commitment Letter”). The Commitment Letter has not been amended or modified prior to the date of this Agreement and, as of the date hereof, the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, the Purchaser knows of no circumstance or condition that would be expected to prevent the availability at the Phase I Closing of the requisite financing to consummate the transactions contemplated by this Agreement on the terms set forth herein. There are no conditions precedent or other contingencies related to the funding of the full amount of the commitments under the Commitment Letter, other than as expressly set forth in the Commitment Letter. The terms of the Commitment Letter are enforceable in accordance with the terms thereof.
Section 4.8    Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business and the Acquired Companies as it has deemed appropriate, which investigation, review and analysis was done by the Purchaser and its Affiliates and representatives. The Purchaser acknowledges that it and its Affiliates and representatives have been provided adequate access to the personnel, properties, premises and records of the Business and the Acquired Companies for such purpose. In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller, any Selling Affiliate, any Acquired Company or any of their representatives (except the representations and warranties set forth in Article 3). The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties set forth in Article 3, none of the Seller, any Selling Affiliate, any Acquired Company, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever relating to the Business, the Purchased Assets, the Assumed Liabilities, the Shares, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of either Portion of the Business by the Purchaser after the applicable Closing for such Portion of the Business or the Business after the Phase II Closing in any manner or (iii) the probable success or profitability of either Portion of the Business by the Purchaser after the applicable Closing for such Portion of the Business or the Business after the Phase II Closing, and (b) other than pursuant to the indemnification obligations of the Seller set forth in Article 8 and Article 9, none of the Seller, any Selling Affiliate, any Acquired Company, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders will have or will be subject to any Liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.
Article V
COVENANTS
Section 5.1    Access and Investigation; Contact with Customers and Suppliers.
(m)    Until the earlier of the Phase II Closing and the Abandonment Date and upon reasonable advance notice from the Purchaser, the Seller will, and will cause the Selling Affiliates and the Acquired Companies to, allow the Purchaser and its representatives reasonable access during normal business hours and without unreasonable interference with the operation of the Business to (a) such facilities, books and records, and materials and information about the Business as the Purchaser may reasonably request and (b) such personnel of the Business and the parties may reasonably agree. The foregoing covenant will not require the Seller to provide the Purchaser or its Representatives with access to any document or other communication that the Seller believes in good faith may be in violation of applicable Law, subject to any contractual confidentiality obligation or that may be covered by any attorney-client, work product or similar legal privilege (it being understood that the Seller shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information or entering into joint defense agreements) that would enable disclosure to the Purchaser to occur without so jeopardizing privilege or contravening any contractual duty obligation).
(n)    Until the earlier of the Phase II Closing and the Abandonment Date, the Purchaser and the Seller shall cooperate in communicating with the Business’ customers, suppliers and licensors concerning the transactions contemplated hereby, including the Purchaser’s intentions concerning the operation of the Business following either Closing. Until the earlier of the Phase II Closing and the Abandonment Date, the Purchaser and their Representatives shall contact or communicate with the customers, suppliers and licensors of the Business in connection with the transactions contemplated hereby only with the prior written consent of the Seller, which shall not be unreasonably withheld or delayed and may be conditioned upon a designee of the Seller being present at any meeting or conference. For the avoidance of doubt, nothing in this Section

5.1(b) shall prohibit the Purchaser from contacting the customers, suppliers and licensors of the Business in the ordinary course of the Purchaser’s businesses for the purpose of selling products of the Purchaser’s businesses or for any other purpose unrelated to the Business and the transactions contemplated by this Agreement.
Section 5.2    Operation of the Business.
(c)    Until the earlier of the Phase II Closing and the Abandonment Date, except as otherwise set forth in this Agreement or otherwise consented to by the Purchaser in writing (which consent will not be unreasonably withheld, conditioned or delayed), the Seller will, and will cause the Selling Affiliates and the Acquired Companies to, conduct the Business in a commercially reasonably manner and in the ordinary course of the Business in all material respects and use its commercially reasonable efforts to keep available the services of the Employees and to preserve the Business and maintain satisfactory relationships with its customers, suppliers, distributors and others doing business with it; provided that, from and after the Phase I Closing, this Section 5.2 shall not apply to the Phase I Business.
(d)    Until the Phase I Closing, except as otherwise set forth in this Agreement or the Seller Disclosure Schedule or as otherwise consented to by the Purchaser in writing (which consent will not be unreasonably withheld, conditioned or delayed), the Seller will not, and will not cause or permit any Selling Affiliate or Acquired Company to:
(iii)    amend or modify the articles of incorporation or bylaws or other applicable charter or organizational documents of any Acquired Company;
(iv)    split, combine or reclassify any capital stock of any Acquired Company;
(v)    issue, sell, deliver, transfer or pledge, or modify or amend the terms of, the shares of the capital stock of any Acquired Company or securities convertible into or exercisable for any such shares, or any options, warrants or rights to acquire any such shares or other convertible securities;
(vi)    purchase, redeem or otherwise acquire any outstanding shares of the capital stock of any Acquired Company;
(vii)    declare, set aside or pay any dividend or other distribution in respect of the capital stock of any Acquired Company, other than cash;
(viii)    create, incur, repay, assume or guarantee any Indebtedness of any Acquired Company or that constitutes an Assumed Liability, excluding for clarity, extensions of trade credit to customers in the ordinary course of the Business;
(ix)    make or enter into any commitments for capital expenditures in respect of the Business in excess of $100,000 individually or $300,000 in the aggregate, including replacements of equipment in the ordinary course of the Business; provided that in any event notice thereof is delivered promptly to the Purchaser;
(x)    make or change any Tax election of the Acquired Companies, change an annual accounting period of the Acquired Companies, adopt or change any accounting method with respect to Taxes of the Acquired Companies, file any amended Tax Return that is solely with respect to the

Purchased Assets or with respect to the Acquired Companies, permit the Acquired Companies to enter into any Tax closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Business or of the Acquired Companies, permit any of the Acquired Companies to surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Business or of the Acquired Companies; or
(xi)    authorize, agree, propose or commit to take any of the foregoing actions.
(e)    Until the earlier of the Phase II Closing and the Abandonment Date, except as otherwise set forth in this Agreement or as otherwise consented to by the Purchaser in writing (which consent will not be unreasonably withheld, conditioned or delayed), to the extent relating to the Business, the Seller will not, and will not cause or permit any Selling Affiliate or, prior to the Phase I Closing, any Acquired Company to:
(iii)    terminate, cancel, modify or amend any Material Contract, or enter into, or take any actions that would cause the entry into, any Material Contract (or Contract that would be a Material Contract if in effect as of the date hereof);
(iv)    permit any pricing change in excess of 5% of the then-current aggregate pricing for any product program as a whole, for any product program constituting aggregate sales or purchases by Seller or its Affiliates in excess of $500,000 in any twelve-month period;
(v)    (1) cancel, relinquish, waive or release any right or claim of a material value to the Business (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Business), including any right having a value in excess of $100,000, or write-down the value of any asset of the Business or (2) write-off as uncollectible any accounts or notes receivable of the Business or any portion thereof (other than, in the case of clause (2), in the ordinary course of the Business);
(vi)    accelerate or alter in any material respect practices and policies relating to the rate of collection of accounts receivable or payment of accounts payable, or fail to pay or satisfy any Liabilities when due and payable, except for such Liabilities and obligations being contested in good faith by any of the Seller, the Asset Selling Affiliates or the Acquired Companies as of the date hereof;
(vii)    sell, lease or license, dispose, allow to expire or lapse, or permit any Encumbrance on, any portion of the Purchased Assets or any portion of the assets, rights or interests of the Acquired Companies, other than with respect to inventory or obsolete or worn-out equipment in the ordinary course of the Business (and, in the case of dispositions or obsolete or worn-out equipment, at a price no less than the book value thereof as reflected on the Financial Statements);
(viii)    commence any process to apply for registration, register, or otherwise seek to protect any intellectual property in any jurisdiction;
(ix)    recognize any labor organization as the collective bargaining representative of any of the Employees, except as required by Law;

(x)    acquire, by merger or consolidation with, or by purchase of all or a portion of the assets or stock of, or by any other manner, any business or entity or division thereof, by any Acquired Company or which would constitute a Purchased Asset or Assumed Liability, or enter into any joint venture, partnership or other similar arrangement for the conduct of the Business;
(xi)    make any investment in a Person, whether by purchase of shares of capital stock, contributions to capital or any property transfer;
(xii)    make or enter into any commitments for capital expenditures in respect of the Business, including replacements of equipment in the ordinary course of the Business, in excess of $100,000 individually or $300,000 in the aggregate; provided in any event that notice thereof is delivered promptly to the Purchaser;
(xiii)    acquire fee title to, or any ownership interest in, any material real property that would be a Purchased Asset, enter into any lease (other than any renewal of any Leased Real Property) of material real property that would be a Purchased Asset, except to cure or remove imperfections in title;
(xiv)    except as contemplated by this Agreement or required as of the date of this Agreement by the terms of any Seller Plan or as required by Law, (A) increase the annual level of compensation or remuneration of any Employee or individual independent contractor (except increases in salaries and wages for non-executive Employees in the ordinary course of the Business), (B) grant any bonus, equity or equity-based compensation, benefit or other direct or indirect compensation to any Employee or individual independent contractor, (C) increase the coverage or benefits available under any (or create any new), or accelerate the timing of payments or vesting under any, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Seller Plan or Assumed Benefit Plan or otherwise modify or amend or terminate any such Seller Benefit Plan or Assumed Benefit Plan, (D) otherwise change the terms of employment of any Employee other than in the ordinary course of the Business, or (E) except entering into offer letters and non-competition agreements with new employees in the ordinary course of the Business and entering into employment agreements with non-U.S., non-senior management employees in the ordinary course of the Business, enter into any employment, consulting, deferred compensation, non-competition or similar agreement (or amend any such agreement) involving any Employee or individual independent contractor that would be a Seller Plan or Assumed Benefit Plan if it were in existence as of the date of this Agreement;
(xv)    adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;
(xvi)    change any method of accounting, accounting policy or accounting practice (including in respect of Taxes), except for any such change required by reason of a concurrent change in GAAP as concurred with by the Seller’s independent auditors;
(xvii)    fail to maintain commercially reasonably levels of insurance coverage;
(xviii)    commence any litigation or other legal proceeding other than in the ordinary course of business, commence any litigation or legal proceeding with respect to intellectual property, or settle any litigation or other legal proceeding for money damages in excess of $100,000 or a term of which includes restrictions upon the operations of the Business;
(xix)    knowingly take or agree or commit to take any action that would make any representation or warranty of the Seller in this Agreement inaccurate in any material respect;
(xx)    have assets, liabilities, contingencies, outstanding transactions related to, or other active or ongoing business dealings with or in, Cuba, Iran, Sudan or Syria in violation of applicable Law; or
(xxi)    authorize, agree, propose or commit to take any of the foregoing actions.
Section 5.3    Consents and Filings; Antitrust.
(i)    Subject to the terms and conditions provided in this Section 5.3, the Seller and the Purchaser each will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including reasonable best efforts by: (i) Seller to obtain, at Seller’s reasonable expense, all necessary waivers, consents and approvals from other parties to Included Contracts and Transferred Governmental Authorizations or, if required, novation thereof to the Purchaser (or its Designated Affiliate) or, alternatively, written confirmation from such parties reasonably satisfactory to the Seller and the Purchaser that such consent is not required; provided, that this provision shall not be deemed to require any Person to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any consent or waiver may be required (other than nominal filing or application fees or reimbursement of nominal attorneys’ fees); (ii) the parties to obtain all Governmental Authorizations that are required to be obtained under any Law or contractual obligation; (iii) the parties to lift or rescind any injunction, restraining order or other Judgment adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) with respect to any threatened or pending preliminary or permanent injunction or other Judgment or Law that would adversely affect the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be. Notwithstanding any other provision of this Agreement, this Agreement does not effect an assignment of any Included Contract or Transferred Governmental Authorization if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or would be ineffective with respect to any party thereto. If any consent, waiver, confirmation, novation or approval is not obtained with respect to any such Included Contract or Transferred Governmental Authorization, then the Seller and the Purchaser will cooperate to establish an agency type or other similar lawful arrangement reasonably satisfactory to the Seller and the Purchaser under which the Purchaser (and its Designated Affiliates) would obtain, to the extent practicable, all rights, and assume the corresponding Liabilities thereunder (including by means of subcontracting, sublicensing or subleasing arrangement) or under which the Seller would enforce or cause the Asset Selling Affiliates, as appropriate, to enforce, for the benefit of the Purchaser (and its Designated Affiliates) and in accordance with any instructions of the Purchaser (or its Designated Affiliates), with the Purchaser (and its Designated Affiliates) assuming and agreeing to pay the Seller’s and the Asset Selling Affiliates’ Liabilities and expenses, any and all rights of the Seller or any Asset Selling Affiliates against a third party to any such Included Contract, in each case, to the extent permitted under applicable Law. In such event (i) the Seller will promptly pay or cause to be paid to the Purchaser when received all moneys relating to the period on or after the applicable Closing Date received by it or any Asset Selling Affiliate under any Included Contract not transferred pursuant to this Section 5.3 and (ii) the

Purchaser will promptly pay, perform or discharge, or cause to be promptly paid, performed or discharged, when due any Liabilities arising thereunder after the applicable Closing Date but not transferred to the Purchaser (or its Designated Affiliates) pursuant to this Section 5.3. The failure by the Purchaser or the Seller to obtain any required consent, waiver, confirmation, novation or approval with respect to any Included Contract or Transferred Governmental Authorization (other than as set forth in Section 6.1(a)(v) or Section 6.1(b)(v)) will not relieve any party from its obligation to consummate at each Closing the transactions contemplated by this Agreement.
(j)    Without limiting the generality of the foregoing each of the Purchaser and the Seller shall:
(i)    make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or other Antitrust Laws (defined below) required by any Governmental Authority (“Governmental Antitrust Authority”) with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within five (5) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within the later of (x) fifteen (15) Business Days after the date hereof and (y) ten (10) Business Days after the Seller and its Affiliates have provided the Purchaser all information relating to them required to be included in such filings, in the case of all other filings required by other Antitrust Laws, and (ii) comply promptly with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the Federal Trade Commission, the Department of Justice or any other Governmental Authority in respect of such filings or such transactions.
(ii)    use its reasonable best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Each of the Purchaser and the Seller shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions promptly after the execution of this Agreement.
(iii)    in connection with and without limiting the foregoing, use its reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Antitrust Authority, so as to enable the parties to close the transactions contemplated by this Agreement; provided, however, that, nothing in this Section 5.3 shall require, or be construed to require, the Purchaser or any of its Affiliates: (i) to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate before or after the applicable Closing, any assets, permits, operations, rights, businesses or interest therein of the Purchaser or any of its Affiliates, (ii) to agree to any changes or restriction on, or other impairment of the Purchaser and its Affiliates’ ability to own any of any such assets, permits, operations, rights, businesses or interests therein or the Purchaser’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock or other equity securities of Affiliates of the Purchaser or (iii) to serve as a guarantor or in any similar capacity or to agree to make additional investments in the Business other than the payment of the Purchase Price.

(k)    The Seller and the Purchaser will keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in good faith in connection with obtaining the requisite Governmental Authorizations, including: (i) cooperating with the other party in good faith in connection with filings under applicable Antitrust Laws, including, with respect to the party making a filing, (A) providing copies of all such documents to the non-filing party and its advisors prior to filing (other than documents containing confidential business information that will be shared only as reasonably requested and then with outside legal counsel to the non-filing party) and (B) if reasonably requested, considering in good faith all reasonable additions, deletions or changes suggested in connection with any such filing; (ii) furnishing to each other all information required for any application or other filing to be made pursuant to applicable Antitrust Laws in connection with the transactions contemplated by this Agreement; (iii) promptly notifying the other of, and if in writing furnishing the other with copies of, any communications from or with any Governmental Antitrust Authority with respect to the transactions contemplated by this Agreement; (iv) permitting the other party to review in advance and considering in good faith the views of one another in connection with any proposed communication with any Governmental Antitrust Authority in connection with Proceedings under or relating to Antitrust Laws; (v) not agreeing to participate in any meeting or discussion with any Governmental Antitrust Authority in connection with Proceedings under or relating to Antitrust Laws unless, to the extent commercially practicable, it consults with the other party in advance, and, to the extent permitted by such Governmental Antitrust Authority, gives the other party the opportunity to attend and participate in such meetings or discussions; and (vi) consulting and cooperating in good faith with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party to this Agreement in connection with Proceedings under or relating to Antitrust Laws. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 5.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. The Purchaser will advise the Seller promptly in respect of any understandings, undertakings or agreements (oral or written) which the Purchaser proposes to make or enter into with any Governmental Antitrust Authority in connection with the transactions contemplated by this Agreement.
(l)    The Purchaser and the Seller shall, promptly and in any event within 14 days after the Phase I Closing, make or cause to be made a filing to the commercial register of the Designated Affiliate located in Germany to have the fact of non-liability of such Designated Affiliate according to Section 25(2) of the German Commercial Code with respect to the Business relating to the operations in Syke, Germany registered with such commercial register. The Purchaser and the Seller shall use their best efforts to ensure that such registration is completed as soon as practicable, and in no event later than 21 days, after such filing.
Section 5.4    Supplements to Disclosure Schedules. The Seller shall promptly, from time to time until the date that is the earlier of five (5) Business Days prior to the Phase II Closing and the Abandonment Date, by written notice to the Purchaser, supplement the Seller Disclosure Schedule or add a schedule to the Seller Disclosure Schedule (such added schedule to be deemed a supplement hereunder) that relates to the representations and warranties in Article 3 in order to disclose any matter first arising after the date hereof which, if occurring prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule to correct any inaccuracy or breach in the representations and warranties made by the Seller in this Agreement. Subject to this Section 5.4, none of such supplements to the Seller Disclosure Schedule will be deemed to cure the representations and warranties to which such matters relate, including with respect to satisfaction of the conditions set forth in Section 6.1(a)(i) or Section 6.1(b)(i) or the indemnification obligations set forth in Articles 8 and 9, or otherwise affect any other term or condition contained in this Agreement; provided, however, that, to the extent the parties agree in writing that any such supplement to the Seller Disclosure Schedule that relates to a matter first arising after the date hereof and prior to the Phase I Closing results in a Material Adverse Effect and the Phase I Closing shall occur and the related transactions contemplated hereby are consummated following such supplement, then the Purchaser Indemnified Parties will be deemed to have waived all rights under Section 8.1 solely with respect to such supplement.
Section 5.5    Financing.
(f)    Notwithstanding anything contained in this Agreement to the contrary, the Purchaser expressly acknowledges and agrees that the Purchaser’s obligations under this Agreement are not conditioned in any manner whatsoever upon the Purchaser or any Designated Affiliate obtaining any financing and any failure by the Purchaser to consummate either Closing when otherwise required under this Agreement arising from the failure or inability of the Purchaser to obtain financing will be deemed intentional and material for the purposes of this Agreement. Neither the Purchaser nor any of its Affiliates shall, or shall permit, without the prior written consent of the Seller, any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, the Commitment Letter, in any other manner that would reasonably be expected to (1) materially delay or prevent either Closing Date or (2) materially delay or prevent the funding of the financing (or satisfaction of the conditions to obtaining the financing). The Purchaser will keep the Seller apprised of all developments or changes relating to the financing contemplated by the Commitment Letter. In the event that the Commitment Letter ceases to be in full force and effect at any time or the Lenders indicate any unwillingness to provide the financing contemplated thereby, or for any reason the Purchaser otherwise no longer believes in good faith that it or any Designated Affiliate will be able to obtain the financing contemplated thereby, then the Purchaser will promptly notify the Seller and use commercially reasonable efforts to obtain replacement financing arrangements or commitment letters on terms no less favorable to the Purchaser, taken as a whole, as soon as reasonably practicable. The term “Commitment Letter” shall include such documents as permitted by this Section 5.5 to be amended, modified or replaced, and the term “Lenders” shall be deemed to include the lenders thereunder, in each case from and after such amendment, modification or replacement. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall have no obligation to enforce any rights it may have under the Commitment Letter by bringing an action, suit or proceeding against the Lender.
(g)    Prior to Closing, the Seller shall provide, and shall cause its Subsidiaries to provide, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective advisors, auditors and representatives to provide, reasonable cooperation, as may be reasonably required by the Purchaser in connection with the arrangement of financing for the transactions contemplated by the Commitment Letter. Such reasonable cooperation shall include (i) furnishing customary financial and marketing information to the Purchaser and assisting the Purchaser in the Purchaser’s preparation of customary marketing materials and pro forma financial statements to be included therein and (ii) providing the Purchaser and the Lenders with all documents and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws, regulations and rules.
Section 5.6    Confidentiality.

(f)    The parties expressly agree to abide by that certain Confidentiality Agreement between the Seller and SPG Partners, LLC, a Delaware limited liability company and Affiliate of the Purchaser, dated February 28, 2013 (the “Confidentiality Agreement”), which will survive until the Phase II Closing, at which time the Confidentiality Agreement will terminate; provided, that, upon the consummation of the Phase I Closing, non-public information and documents, to the extent relating exclusively to the Phase I Business, shall no longer be subject to the confidentiality obligations under the Confidentiality Agreement; provided further, that, if this Agreement is, for any reason, terminated prior to the Phase I Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(g)    In the event any Closing shall occur, for a period of two years after such applicable Closing, the Seller will, and will cause the Selling Affiliates to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all non-public documents and information to the extent exclusively relating to the applicable Portions of the Business for which Closing has occurred (the “Business Information”), except to the extent that such Business Information (i) must be disclosed in connection with the obligations of the Seller or the Selling Affiliates pursuant to this Agreement and the Ancillary Agreements, (ii) can be shown to have been in the public domain through no fault of the Seller or any Selling Affiliate or (iii) was later lawfully acquired by the Seller or any Selling Affiliate from sources (other than those related to its prior ownership of the Business) under no obligation, to the Seller’s Knowledge, to keep such Business Information confidential. Notwithstanding the foregoing, in no event will this Section 5.6(b) limit or otherwise restrict the right of the Seller or any Selling Affiliate to disclose such Business Information (w) to its and its Affiliates’ respective directors, officers, employees, agents and advisors to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (x) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, (y) to the extent reasonably required in connection with enforcing rights in respect of its indemnification obligations under this Agreement, including the defense of any Third Party Claim, and (z) as permitted in accordance with Section 5.8; provided, that in the case of (x) and (y), the Seller shall use its commercially reasonable efforts to provide the Purchaser with sufficient time, consistent with such requirements, to review the nature of such requirements and to comment upon such disclosure prior to publication.
Section 5.7    Affiliate Transactions; Distribution of Cash.
(c)    Except for the Transition Services Agreement and the other Ancillary Agreements, the Seller will, and will cause the Selling Affiliates and Acquired Companies to, terminate, effective as of the Phase I Closing, all Contracts between the Seller or the Selling Affiliates, on the one hand, and any Acquired Company or any Asset Selling Affiliate to the extent relating to the Business, on the other hand without having the Acquired Companies incur or bear any termination fees, payments, penalties or any other costs or expenses related thereto. Any such termination fees, payments, penalties or any other costs or expenses related thereto, to the extent not paid in full prior to the Phase I Closing, shall be treated hereunder as a Selling Expense.
(d)    Immediately prior to the Phase I Closing, all intercompany receivables, payables and loans between the Seller or the Selling Affiliates, on the one hand, and any Acquired Company or any Asset Selling Affiliate to the extent relating to the Business, on the other hand, will be settled, paid in full, capitalized, distributed or otherwise terminated, with the result that there will not be any intercompany receivables, payables and loans between the Seller or the Selling Affiliates, on the one hand, and an Acquired Company, on the other hand, immediately after the Phase I Closing.
(e)    Prior to the Phase I Closing, the Seller will cause each of Brady Thailand and Brady Korea to transfer, assign and convey to an Affiliate of the Seller (other than the Acquired Companies and the Selling Affiliates) the assets and liabilities of each Brady Thailand and Brady Korea relating to the Identification Solutions Business conducted by them, pursuant to documentation reasonably acceptable to Purchaser.
(f)    Prior to the Phase I Closing, the Seller will in good faith and to the extent permitted by the Law use its reasonable best efforts to cause (i) Brady Korea to distribute the amount of its cash balances as directed by the Seller such that the aggregate amount of the cash balances of Brady Korea as of the Phase I Closing Date is greater than $1,500,000 and less than $2,000,000 and (ii) Brady Thailand to distribute the amount of its cash balances as directed by the Seller such that the aggregate amount of the cash balances of

Brady Thailand as of the Phase I Closing Date is greater than $500,000 and less than $1,000,000, in each case calculated at the applicable Exchange Rate.
Section 5.8    Public Announcements. Prior to the earlier of the Phase II Closing Date and the Abandonment Date, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party (not to be unreasonably withheld, conditioned or delayed), except that each of the Seller and the Purchaser reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the disclosing party agrees to use commercially reasonable efforts to advise the other party and to allow such other party to review such disclosure prior to making such disclosure).
Section 5.9    Indemnification and Insurance.
(a)    The Purchaser will not, for a period of six years after the Phase I Closing, take or permit any action to alter or impair any exculpatory or indemnification provisions in the certificate of incorporation or bylaws or other applicable charter or organizational documents of any Acquired Company such that the exculpatory or indemnification provisions for the benefit of any individual who served as a director or officer of any Acquired Company (each an “Affiliate Indemnified Party”) applicable to periods prior to the Phase I Closing is adversely affected, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Phase I Closing. Without limiting the generality of this Section 5.9(a), the provisions of this Section 5.9(a) are intended for the benefit of, and may be enforced by, each of the Affiliate Indemnified Parties and their respective heirs. The Seller shall continue to provide directors’ and officers’ liability insurance for a period of six years after the Phase I Closing in substantially the same coverage and amounts as the date hereof with respect to claims arising from facts or events that occurred on or before the Phase I Closing for the directors and officers of any of the Acquired Companies who served as such prior to the Phase I Closing.
(b)    The Seller will (i) continue to maintain for a period of three (3) years following the later of the Phase I Closing or Phase II Closing, the fiduciary and cyber security “claims made” liability insurance policies, in each case maintained by the Seller or any Affiliate as of the date hereof, and will continue to include on such policies as insureds the Seller and the Selling Affiliates with respect to the Business and the Acquired Companies and (ii) for any “occurrence-based” insurance policies maintained by the Seller or any Affiliate applicable to the Business for the period prior to each applicable Closing, continue to include on such policies as insureds the Seller and the Selling Affiliates with respect to the Business and the Acquired Companies, in each case, such that (and only for the purpose that) claims made with respect to Liabilities insured by such policies in respect of the applicable Portion of Business as of the applicable Closing Date (in respect of events occurring on or prior to such Closing Date) to the extent, if any, constituting Assumed Liabilities would continue to be covered for such period in the same manner and to the same extent as if such Closing had not occurred. The Purchaser shall be obligated to pay (and in any event reimburse the Seller or its applicable Affiliate promptly on demand from time to time for) any reasonable unreimbursed out-of-pocket costs or expenses incurred by the Seller and its Affiliates in connection with making and enforcing insurance claims relating to the Business pursuant to this Section 5.9(b). In furtherance of the foregoing, the Seller and the Purchaser agree that all Liabilities relating to the Business and the Purchased Assets in respect of any periods prior to the applicable Closing shall be Excluded Liabilities to the extent covered by the Seller’s or its Affiliates’ existing insurance policies, binders and programs; provided, that such Liabilities shall only constitute Excluded Liabilities to the extent of the proceeds of insurance actually recovered by the Seller or its Affiliates and not actually recovered by the Purchaser or its Affiliates. The

Seller shall cooperate reasonably with the Purchaser and its Affiliates, at the Purchaser’s expense, in and use commercially reasonable efforts to pursue the collection of all such insurance proceeds in respect of Liabilities relating to the Business and the Purchased Assets in respect of any periods prior to the applicable Closing.
(c)    The Seller will cooperate with the Purchaser with regard to the filing of any claims made against the Purchaser after the applicable Closing in connection with any insured losses that relate to events or occurrences that took place prior to the applicable Closing with the Purchaser’s insurance carriers.
Section 5.10    Certain Indebtedness. At or prior to the Phase I Closing, the Seller shall cause all Indebtedness of the Acquired Companies to be repaid in full or otherwise satisfied or eliminated without any continuing Liability of the Acquired Companies.
Section 5.11    Casualty Loss. If, between the date hereof and the applicable Closing Date, there shall occur any physical damage to or destruction of, or theft of similar loss of, any of the tangible assets constituting (or that, but for such occurrence, would have constituted) a Purchased Asset (a “Casualty Loss”), then (a) if such Casualty Loss is material to the applicable Portion of the Business or the Purchased Assets relating to such Closing, the Seller shall promptly give notice to the Purchaser thereof and of the Seller’s estimate of the amount of casualty insurance, if any, payable to the Seller or its Affiliates in respect thereof, (b) the Seller shall use its commercially reasonable efforts to replace or repair (as applicable) the Purchased Assets related to such Casualty Loss and (c) if the applicable Closing is consummated notwithstanding such Casualty Loss, and if such damaged, destroyed, stolen or lost tangible assets have not been repaired or replaced as of such Closing Date, then, without duplication or limitation of the Purchaser’s other rights hereunder, promptly after any casualty or business interruption insurance proceeds payable to the Seller or its Affiliates with respect to such Casualty Loss have been collected, the Seller shall, or shall cause its Affiliates to, pay to the Purchaser (i) the net amount, if any, of the aggregate casualty insurance proceeds described above that were paid to the Seller or its Affiliates in connection with such Casualty Loss after deducting from such aggregate proceeds an amount equal to the aggregate amount of the costs and expenses incurred by the Seller or its Affiliates prior to the applicable Closing Date in connection with the repair or replacement of such damaged, destroyed, stolen assets and (ii) the net amount, if any, of the aggregate business interruption insurance proceeds described above that were paid to the Seller or its Affiliates in connection with such Casualty Loss after deducting from such aggregate amount an amount equal to the amount of the insured Losses incurred by the Seller or its Affiliate prior to the applicable Closing Date. The Seller shall, and shall cause its Affiliates to, use commercially efforts to collect amounts due (if any) under insurance policies in respect of any Casualty Loss. The amount of any insurance proceeds paid to the Purchaser shall not be included for any purposes in the calculation of the Closing Net Working Capital or Closing Net Cash. Nothing in this Section 5.11 shall affect the Purchaser’s rights under Article 6.
Section 5.12    Cooperation in Litigation. Without limitation of the obligations of the parties hereto under Section 8.3, from and after the Phase I Closing Date, the Purchaser and the Seller shall reasonably cooperate with each other at the requesting party’s expense in the investigation, prosecution or defense of any claim prior to or after the Phase I Closing Date arising from or related to the conduct of (or the ownership, assets or Liabilities of) the Acquired Companies or the Portion(s) of the Business and the Purchased Assets acquired by the Purchaser or (in the case of the Seller as the requesting party), to the extent related to the Excluded Assets or Excluded Liabilities prior to the later of the Phase I Closing Date and the Phase II Closing Date and involving one or more third parties. Such cooperation shall include making, and causing their respective Subsidiaries to make, available employees to give depositions or testimony, and providing, and causing their respective Subsidiaries to provide, documentary or other evidence, all as requested by the requesting party from time to time and to a reasonable extent and not otherwise interfering with the normal operation of the responding party or prejudicing the indemnification rights of the non-requesting party. The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party (or Subsidiary thereof, as the case may be) providing such cooperation and by its officers, directors, employees and agents, but not including reimbursing such party (or Subsidiary thereof, as the case may be) or its officers, directors, employees and agents for their reasonable time spent in such cooperation.
Section 5.13    Shared Contracts. With respect to any Contract of the Seller or any of its Affiliates (other than any Included Contract) which is used in or held for use in the Business but under which the benefits and burdens do not inure exclusively to the Business, including those set forth on Section 5.13 of the Seller Disclosure Schedule (each a “Shared Contract”), the Seller and the Purchaser will use commercially reasonable efforts to enter into, or cause to be entered into, such agreements with the other parties to such Shared Contracts necessary for the Asset Selling Affiliate to assign to the Purchaser or its Designated Affiliate(s) and for the Purchaser and its Designated Affiliate(s), as applicable, to assume from such Asset Selling Affiliates only those rights and obligations used in, or relating to, the applicable Portion of the Business. To the extent such agreements are entered into, whether prior to or subsequent to either Closing, such rights will be deemed to become “Included Contracts” and such obligations will be deemed to become “Assumed Liabilities.” The parties acknowledge and agree that this provision shall not be deemed to require any Person to pay or commit to pay any amount to (or incur any obligation in favor of) any Person in connection with entering into any agreement with respect to any Shared Contract (other than nominal filing or application fees or reimbursement of nominal attorneys’ fees). If an agreement is not entered into with respect to the assignment to, and the assumption by, the Purchaser or its Designated Affiliate(s) of those rights and obligations used in, or relating to, the applicable Portion of the Business under any Shared Contract, then the Seller and the Purchaser shall cooperate with each other in any lawful arrangement reasonably satisfactory to the Seller and the Purchaser under which the Purchaser or its Designated Affiliate(s) would (i) obtain, to the extent practicable, the rights used in, or relating to, the applicable Portion of the Business and assume the corresponding Liabilities under such Shared Contract (including by means of subcontracting, sublicensing or subleasing arrangement) or under which the applicable Asset Selling Affiliate would enforce or cause its Affiliates, as appropriate, to enforce, for the benefit of the Purchaser or its Designated Affiliate(s), with the Purchaser or its Designated Affiliate(s), as applicable, assuming and agreeing to promptly pay, perform or discharge when due the Seller’s or Asset Selling Affiliates’ Liabilities and expenses to the extent related thereto, any and all of their respective rights which relate to the operation of the applicable Portion of the Business by the Purchaser or its Designated Affiliate(s) from and after the applicable Closing under such Shared Contract and (ii) provide to the Seller and the Assets Selling Affiliates all support necessary or appropriate to enable the Seller or the relevant Asset Selling Affiliate to perform their respective obligations under Shared Contract relating to the applicable Portion of the Business, provided that the resulting economic consequences shall be made to be as similar as reasonably practicable as would have been the case if the rights and obligations relating to the applicable Portion of the Business under such Shared Contract had been transferred to the Purchaser or its Designated Affiliate(s).
Section 5.14    No Shop. The Seller shall, and shall cause its Affiliates and each of their Representatives, to immediately cease any existing discussion or negotiation with any Persons (other than the Purchaser) conducted prior to the date hereof with respect to any proposed, potential or contemplated acquisition of the Shares, the assets of the Acquired Companies or the Purchased Assets. For the period of time commencing on the date hereof and terminating on the Abandonment Date, if applicable, the Seller shall refrain, and shall cause its Affiliates and each of their Representatives to refrain, from taking, directly or indirectly, any action (a) to solicit or initiate the submission of any proposal or indication of interest from any Person (other than the Purchaser) relating to an acquisition of the Shares, the assets of the Acquired Companies or Purchased Assets or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving such Shares or assets (an “Alternative Transaction”), (b) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an Alternative Transaction with any Person (other than the Purchaser) or (c) to authorize, engage in, or enter into any agreement or understanding (other than with the Purchaser) with respect to an Alternative Transaction.
Section 5.15    Collection of Receivables. The Purchaser shall have the right and authority during the period commencing as of the Phase I Closing and Phase II Closing, as applicable, and ending the date that each Closing Receivable (as defined below) has been paid in full to the Seller as provided below, to collect for its own account all accounts and notes receivables of the applicable Portion of the Business included in the Purchased Assets acquired by the Purchaser upon the consummation of such Closing (the “Closing Receivables”) and to endorse with the name of the applicable Selling Affiliate any checks or drafts received with respect to any Closing Receivables. The Seller shall (i) deliver to the Purchaser such documentation of, and information relating to, the Closing Receivables as the Purchaser shall reasonably request and (ii) within ten (10) Business Days of its receipt thereof, deliver to the Purchaser any cash or other property received by them in respect of any Closing Receivables, net of the amount of any accounts payable constituting Assumed Liabilities paid by the Seller or its Affiliates after the applicable Closing Date. From and after the applicable Closing Date, the Purchaser shall promptly deliver or cause to be delivered to the Seller or the applicable Selling Affiliate any proceeds of accounts and notes receivables received directly or indirectly by the Purchaser or the Acquired Companies with respect to any Excluded Assets or businesses or assets of the Seller and its Affiliates other than the Purchased Assets or the Business, net of the amount of any accounts payable constituting Excluded Liabilities paid by the Purchaser or its Affiliates after the applicable Closing Date.
Section 5.16    Credit and Performance Support Obligations. The Purchaser agrees to use commercially reasonable efforts to cause the Seller and its Affiliates (other than the Acquired Companies) to be relieved on or prior to the Phase I Closing Date and the Phase II Closing Date, as applicable, of all Liabilities arising out of the letters of credit, performance bonds, keepwells, guarantees and other similar items issued and outstanding in connection with (and to the extent relating to) the applicable Portion of the Business in the ordinary course of business of the Acquired Companies or in respect of the Purchased Assets acquired by the Purchaser at such Closing (the “Credit Support Obligations”) set forth in Section 3.5(c) of the Seller Disclosure Schedule, and the Purchaser shall indemnify the Seller and its Affiliates against any Losses incurred by any of them with respect to claims or draws after the applicable Closing Date against any such Credit Support Obligations that have not been assumed or replaced by the Purchaser. The Purchaser agrees to continue to use all commercially reasonable efforts after the applicable Closing Date to relieve the Seller and its Affiliates of all such Liabilities.
Section 5.17    Seller Signage. At the Purchaser’s sole cost and expense, the Purchaser shall (i) within 90 days following the applicable Closing Date, remove, or cause to be removed, from all locations, any and all signage, including signs, windows or door lettering, placards, decorations or advertising media of any type (collectively, the “Seller Signage”) to the extent that such Seller Signage bears any names or marks owned by the Seller or any of its Affiliates other than the rights which were transferred to the Buyer pursuant to this Agreement or the Ancillary Agreements (“Seller Marks”) and that such Seller Marks are located outside of the premises operated by the Business (including outdoor signage), and (ii) within 12 months following the applicable Closing Date, remove, or cause to be removed, from all locations, any other Seller Signage that bears any Seller Marks. The Purchaser shall use its commercially reasonable efforts to minimize any damage to the Seller Signage in connection with the removal of same, and following such removal, the Purchaser shall promptly notify the Seller of such removal and deliver all such Seller Signage to the Seller at such location as may be specified by the Seller, at the Seller’s expense unless the Seller provides a written request to the Purchaser for the Purchaser to promptly destroy such Seller Signage and dispose of same in accordance with applicable Law. Notwithstanding anything in this Agreement to the contrary, Purchaser may use the Seller Marks at all times after the Closing Date (i) in a neutral, non-trademark manner to describe the history of the Business; (ii) on any legal documents, business correspondence and similar items that are not consumer-facing and/or (iii) as required or permitted by applicable Law.
Section 5.18    Vendor Codes. Each of the Seller and the Purchaser will, and will cause each of their respective Affiliates to, in good faith use commercially reasonable efforts to obtain for the benefit of the Purchaser or its Designated Affiliates the authorizations to conduct business required by the Persons set forth in Schedule 5.18 of the Seller Disclosure Schedule for the applicable Designated Affiliates to conduct the Phase II Business in the People’s Republic of China in substantially the same manner as conducted by the Seller and its Affiliates as of the date of this Agreement (the “Vendor Codes”).
Section 5.19    Phase II Closing. The Purchaser will, and will cause its Affiliates to, in good faith use reasonable best efforts to form and capitalize Designated Affiliates under the laws of the People’s Republic of China in each of Lang Fang and Wuxi and to obtain all Governmental Authorizations and other licenses and permits in the People’s Republic of China reasonably required for such Designated Affiliates to acquire the components of the Business and the Purchased Assets relating to conduct of the Business in the People’s Republic of China from and after the Phase II Closing (the “China Formation Requirements”). The Seller will, and will cause its Affiliates to, cooperate in good faith with the Purchaser and its applicable Designated Affiliates in connection the Purchaser’s obligations under this Section 5.19.
Section 5.20    Further Actions. Subject to the other express provisions of this Agreement, upon the request of either party to this Agreement, the other party will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including to obtain releases from the Seller and its Affiliates from any Liability with respect to the Excluded Liabilities.
Section 5.21    Bulk Transfer Laws. The Purchaser acknowledges that the Seller and/or any Selling Entity do not intend to comply with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
Section 5.22    Phase II Letter of Credit. Following the Phase I Closing, the Purchaser shall maintain outstanding the Phase II Letter of Credit, or any substitute or replacement letter of credit thereto, until the earlier of (a) the Phase II Closing Date and (b) the resolution of any Proceeding initiated by the Seller within 60 days following the occurrence of an Abandonment Date at Purchaser’s election pursuant to Section 7.2 asserting a breach of this Agreement by Purchaser’s failure or inability to consummate the Phase II Closing. The Seller shall be entitled to draw upon the Phase II Letter of Credit to satisfy any obligation of the Purchaser pursuant to a nonappealable final Judgment in respect of a Proceeding initiated by the Seller in accordance with clause (b) of the immediately preceding sentence.
(a)    Effective as of the Closing Date, the Seller, on behalf of itself and its Affiliates, covenants to the Purchaser and its Affiliates that after the Closing Date, none of them shall bring a Proceeding against the Purchaser or its Affiliates (including the Share Selling Affiliates and Acquired Companies) that alleges that such parties’ current and future conduct of the Business or use of the Purchased Assets after the Closing Date infringes or violates any know-how, trade secrets, techniques, methods, processes or other proprietary or confidential technical or business information related to the Business (“Covenant IP”) that are owned by Seller and its Affiliates as of the Closing Date and used in the conduct of the Business as of the Closing Date. Purchaser and its Affiliates may (i) transfer the benefits of this covenant to any immediate or successive successors or assignees of the Business or the Purchased Assets (but not with respect to any other Affiliates, businesses, products, services or activities of such successors or assignees), and (ii) grant the benefits of this covenant to their clients, customers, vendors, and business partners, in the case of each of (i) and (ii), solely as relates to their activities performed on behalf of and for the benefit of Purchaser and its Affiliates with respect to the Business and the Purchased Assets. For clarity, the above covenant does not include any Covenant IP that is invented or acquired by Seller or its Affiliates after the Closing Date, but does include any patents issued after the Closing Date, to the extent they arise from any Covenant IP in existence as of the Closing Date.
(b)    Effective as of the Closing Date, Purchaser, on behalf of itself and its Affiliates, covenants to Seller and its Affiliates that after the Closing Date, none of them shall bring a Proceeding against Seller or its Affiliates that alleges that such parties’ current and future conduct of their businesses (other than the activities or businesses described in the definition of the Business) after the Closing Date infringes or violates any Covenant IP that is included in the Purchased Assets or owned by the Share Selling Affiliates and Acquired Companies as of the Closing Date and used in the conduct of such other businesses as of the Closing Date. Seller and its Affiliates may (i) transfer the benefits of this covenant to any immediate or successive successors or assignees of such businesses (but not with respect to any other Affiliates, businesses, products, services or activities of such successors or assignees), and (ii) grant the benefits of this covenant to their clients, customers, vendors, and business partners, in the case of each of (i) and (ii), solely as relates to their activities performed on behalf of and for the benefit of Seller and its Affiliates with respect to such businesses. For clarity, the above covenant does not include any Covenant IP that is invented or acquired by Purchaser or its Affiliates after the Closing Date, but does include any patents issued after the Closing Date, to the extent they arise from any Covenant IP in existence as of the Closing Date.
Section 5.23    German Owned Real Property. Notwithstanding anything to the contrary herein, with respect to the Owned Real Property the sale of which is governed by the German Sale and Transfer Agreement, and only with respect to such Owned Real Property, the Seller and the Purchaser hereby agree that the obligation of the Purchaser to cause the applicable Designated Affiliate to consummate the purchase of such Owned Real Property and pay the Purchase Price related thereto, which is €2,400,000, is subject to the Seller delivering to the Purchaser or its Designated Affiliate either (i) evidence that a priority notice (Auflassungsvorkmerkung) in favor of the Purchaser or its Designated Affiliate has been registered in the relevant land register or (ii) confirmation from a German notary who has inspected the relevant land registers, the land registers’ files and the electronic list of applications for registration in the relevant land register (Markentabelle) within 7 days after the relevant application for the registration has been filed that the Germany notary is not aware of any circumstances that would prevent the registration of such priority notice (Auflassungsvorkmerkung) in the relevant land register, in each case with a ranking specified in the German Sale and Transfer Agreement. The consummation of such purchase of such Owned Real Property, and the payment of the Purchase Price related thereto, shall occur as soon as reasonably practicable after (i) such delivery of evidence or confirmation, (ii) the receipt of any applicable permits and approvals as specified in the German Sale and Transfer Agreement and (iii) German notary’s possession of the negative certificates or waivers with respect to any pre-emptive rights under state or federal law required for the land register; provided that the consummation of such purchase of such Owned Real Property shall in no event occur prior to the Phase I Closing Date. For the avoidance of doubt, this Section 5.24 shall not prevent or delay the consummation of the other transactions contemplated in connection with the Phase I Closing and the Phase II Closing.
Section 5.24    Removal of Assets. On or prior to the Phase II Closing, the Seller may remove any or all of the assets used in its Identification Solutions Business or Workplace Safety Business and set forth Section 5.25 of the Seller Disclosure Schedule from the Seller’s locations operating the Business for use in the Seller’s Identification Solutions Business or Workplace Safety Business. Following the applicable Closing, to the extent that the Purchaser and its Affiliates are not able to conduct the applicable Portion of the Business as currently conducted on the date hereof as a result of the Seller’s removal of one or more assets set forth in Section 5.25 of the Seller Disclosure Schedule from the Business, the Purchaser shall so notify the Seller in writing, and the Seller shall as promptly as is commercially possible return the relevant asset(s) (or any substantially similar substitute thereof), at the Seller’s sole cost, to the Purchaser such that the Purchaser is able to conduct such applicable Portion of the Business as currently conducted on the date hereof.
Article VI
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
Section 6.1    Conditions to the Obligation of the Purchaser.
(f)    Phase I Closing. The obligation of the Purchaser to consummate the Phase I Closing and the other transactions contemplated by this Agreement in connection therewith is subject to the satisfaction, on or before the Phase I Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):
(xv)    Accuracy of Representations and Warranties. The Seller’s Fundamental Representations and Warranties shall be true and correct (except for de minimis inaccuracies) as of the date hereof and as of the Phase I Closing Date as though made on such date. The representations and warranties of the Seller contained in this Agreement other than the Seller’s Fundamental Representations and Warranties shall be true and correct as of the date hereof and as of the Phase I Closing Date as though made on such date (except in each case for such representations and warranties that are made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without regard for any “material,” “Material Adverse Effect” or similar qualifications therein) would not, individually or in the aggregate, constitute a Material Adverse Effect.
(xvi)    Performance of Covenants. All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Phase I Closing Date must have been duly performed and complied with in all material respects.
(xvii)    Antitrust Laws. All applicable waiting periods (and any extensions thereof) under the Antitrust Laws to the extent relating the Phase I Business and the Phase I Closing must have expired or otherwise terminated.
(xviii)    No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions relating to the Phase I Closing contemplated by this Agreement or cause the transactions relating to the Phase I Closing contemplated by this Agreement to be rescinded following consummation.

(xix)    Third Party Consents. The Purchaser shall have received from the Seller and the Selling Affiliates in form and substance reasonably satisfactory to the Purchaser all required consents set forth in Section 6.1(a)(v) of the Seller Disclosure Schedule, and all such required consents shall be in full force and effect.
(xx)    Material Adverse Effect. From the date of this Agreement, there has not occurred a Material Adverse Effect.
(xxi)    Transaction Documents. The Seller must have delivered or caused to be delivered each document that Section 2.10(a) requires it to deliver in connection with the Phase I Closing.
(g)    Phase II Closing. The obligation of the Purchaser to consummate the Phase II Closing and the other transactions contemplated by this Agreement in connection therewith is subject to the satisfaction, on or before the Phase II Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):
(xxiii)    Accuracy of Representations and Warranties. The Seller’s Fundamental Representations and Warranties relating to the Phase II Business or the Phase II Closing shall be true and correct (except for de minimis inaccuracies) as of the date hereof and as of the Phase II Closing Date as though made on such date. The representations and warranties of the Seller contained in this Agreement relating to the Phase II Business or the Phase II Closing other than the Seller’s Fundamental Representations and Warranties shall be true and correct as of the date hereof and as of the Phase II Closing Date as though made on such date (except in each case for such representations and warranties that are made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without regard for any “material,” “Material Adverse Effect” or similar qualifications therein) would not, individually or in the aggregate, constitute a Material Adverse Effect;
(xxiv)    Performance of Covenants. All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement following the Phase I Closing Date and prior to the Phase II Closing Date must have been duly performed and complied with in all material respects.
(xxv)    Antitrust Laws. All applicable waiting periods (and any extensions thereof) under the Antitrust Laws to the extent relating the Phase II Business and the Phase II Closing must have expired or otherwise terminated.
(xxvi)    No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions relating to the Phase II Closing contemplated by this Agreement or cause the transactions relating to the Phase II Closing contemplated by this Agreement to be rescinded following consummation.
(xxvii)    Certain Consents. The Seller and the Selling Affiliates shall have obtained the required consents set forth in Section 6.1(b)(v) of the Seller Disclosure Schedule.
(xxviii)    China Formation Requirements. The Purchaser shall have satisfied and completed the China Formation Requirements; provided that this Section 6.1(b)(vii) shall be disregarded and shall not apply on the earlier of (1) the eight-month anniversary of the date of this Agreement or (2)

at any time following the six-month anniversary of the date of this Agreement that Purchaser is in breach in any material respect of its obligations under Section 5.19 hereof.
(xxix)    Material Adverse Effect. From the date of this Agreement, there has not occurred a Material Adverse Effect with respect to the Phase II Business, which Material Adverse Effect is determined with respect to and measured by its impact on the Business taken as a whole.
(xxx)    Transaction Documents. The Seller must have delivered or caused to be delivered each document that Section 2.10(a) requires it to deliver in connection with the Phase II Closing.
Section 6.2    Conditions to the Obligation of the Seller. The obligation of the Seller to consummate either Closing and the other transactions contemplated by this Agreement in connection therewith is subject to the satisfaction, on or before each Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):
(m)    Accuracy of Representations and Warranties. The Purchaser’s Fundamental Representations and Warranties shall be true and correct (except for de minimis inaccuracies) as of the date hereof and as of such Closing Date as though made on such date. The representations and warranties of the Purchaser contained in this Agreement other than the Purchaser’s Fundamental Representations and Warranties shall be true and correct as of the date hereof and as of such Closing Date as though made on such date (except in each case for such representations and warranties that are made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without regard for any “material,” “Material Adverse Effect” or similar qualification) would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.
(n)    Performance of Covenants. All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the applicable Closing Date must have been duly performed and complied with in all material respects;
(o)    Antitrust Laws. All applicable waiting periods (and any extensions thereof) under the Antitrust laws applicable to the applicable Closing must have expired or otherwise terminated;
(p)    No Action. There must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions relating to such Closing contemplated by this Agreement or cause the transactions relating to such Closing contemplated by this Agreement to be rescinded following consummation; and
(q)    Transaction Documents. The Purchaser must have delivered or caused to be delivered to the Seller each document that Section 2.11(b) requires it to deliver in connection with the applicable Closing.
Article VII
TERMINATION; PHASE II ABANDONMENT

Section 7.1    Termination Events. This Agreement may, by written notice given before or at the Phase I Closing, be terminated;
(r)    by mutual consent of the Purchaser and the Seller;
(s)    by either the Purchaser or the Seller if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any covenant under this Agreement, including the obligations of the parties under Section 5.3, has been the principal cause of the action or event described in this Section 7.1(b) occurring;
(t)    by the Purchaser, with written notice to the Seller, if the Phase I Closing has not occurred on or before the ninetieth day following the date hereof (the “Phase I Outside Date”), unless such date shall be extended by the mutual consent of the Seller and the Purchaser; provided, that the failure of the Phase I Closing to have occurred on or prior to the Phase I Outside Date shall not have been principally caused by the breach of this Agreement by the party seeking termination pursuant to this Section 7.1(c);
(u)    by the Seller, with written notice to the Purchaser, if the Phase I Closing has not occurred on or before the Phase I Outside Date; provided, that the failure of the Phase I Closing to have occurred on or prior to the Phase I Outside Date shall not have been principally caused by the breach of this Agreement by the party seeking termination pursuant to this Section 7.1(d);
(v)    by the Purchaser, with written notice to the Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Seller contained in this Agreement such that the conditions set forth in Section 6.1(a)(i), (a)(ii) or (a)(vi) would not be satisfied and (i) such breach is not reasonably capable of being cured within thirty (30) calendar days of notice of such breach or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured within thirty (30) calendar days of notice of such breach, such breach has not been cured prior to the earlier of the Phase I Outside Date and the end of such thirty (30) day period; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Purchaser or any of its Affiliates is then in material breach of any of its representations, warranties, covenants or agreements in this Agreement such that the conditions precedent set forth in Section 6.2(a) or (b) would not then be satisfied;
(w)    by the Seller, with written notice to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Purchaser contained in this Agreement such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied and (i) such breach is not reasonably capable of being cured within thirty (30) calendar days of notice of such breach or (ii) if such breach is reasonably capable of being cured within thirty (30) calendar days of notice of such breach, such breach has not been cured prior to the earlier of the Phase I Outside Date and the end of such thirty (30) day period; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if the Seller or any of its Affiliates is then in material breach of any representations, warranties, covenants or agreements in this Agreement such that the conditions precedent set forth in Section 6.1(a)(i) or (a)(ii) would not then be satisfied.
Section 7.2    Phase II Abandonment Events. Following the Phase I Closing, the Phase II Closing may, by written notice given before or at the Phase II Closing, be abandoned:

(j)    by mutual consent of the Purchaser and the Seller;
(k)    by either the Purchaser or the Seller if any Governmental Authority has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement regarding the Phase II Business; provided, however, that the right to abandon the Phase II Closing under this Section 7.2(b) will not be available to any party whose failure to fulfill any covenant under this Agreement, including the obligations of the parties under Section 5.3, has been the principal cause of the action or event described in this Section 7.2(b) occurring;
(l)    by the Purchaser, with written notice to the Seller, if the Phase II Closing has not occurred on or before December 31, 2014 (the “Phase II Outside Date”), unless such date shall be extended by the mutual consent of the Seller and the Purchaser; provided, that the failure of the Phase II Closing to have occurred on or prior to the Phase II Outside Date shall not have been principally caused by the breach of this Agreement by the party seeking abandonment pursuant to this Section 7.2(c);
(m)    by the Seller, with written notice to the Purchaser, if the Phase II Closing has not occurred on or before the Phase II Outside Date; provided, that the failure of the Phase II Closing to have occurred on or prior to the Phase II Outside Date shall not have been principally caused by the breach of this Agreement by the party seeking abandonment pursuant to this Section 7.2(d);
(n)    by the Purchaser, with written notice to the Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Seller contained in this Agreement such that the conditions set forth in Section 6.1(b)(i), (b)(ii) or (b)(vii) would not be satisfied and (i) such breach is not reasonably capable of being cured within thirty (30) calendar days of notice of such breach or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured within thirty (30) calendar days of notice of such breach, such breach has not been cured prior to the earlier of the Phase II Outside Date and the end of such thirty (30) day period; provided, that the Purchaser shall not have the right to abandon the Phase II Closing pursuant to this Section 7.2(e) if the Purchaser or any of its Affiliates is then in material breach of any of its representations, warranties, covenants or agreements in this Agreement such that the conditions precedent set forth in Section 6.2(a) or (b) would not then be satisfied;
(o)    by the Seller, with written notice to the Purchaser, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Purchaser contained in this Agreement such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied and (i) such breach is not reasonably capable of being cured within thirty (30) calendar days of notice of such breach or (ii) if such breach is reasonably capable of being cured within thirty (30) calendar days of notice of such breach, such breach has not been cured prior to the earlier of the Phase II Outside Date and the end of such thirty (30) day period; provided, that the Seller shall not have the right to abandon the Phase II Closing pursuant to this Section 7.2(f) if the Seller or any of its Affiliates is then in material breach of any representations, warranties, covenants or agreements in this Agreement such that the conditions precedent set forth in Section 6.1(b)(i) or (b)(ii) would not then be satisfied.
Section 7.3    Effect of Termination and Abandonment.
(h)    Effect of Termination. Subject to Section 7.3(c), if this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without Liability against any party or its Affiliates, except that Section 5.6(a) (Confidentiality), Section 5.8 (Public Announcements), Section 7.3 (Certain Effects of Termination), Article 11 (General Provisions)

(except for Section 11.12 (Specific Performance)) this Section 7.3(a) and Section 7.3(c) will remain in full force and survive any termination of this Agreement.
(i)    Effect of Phase II Abandonment. Subject to Section 7.3(c), if the Phase II Closing is abandoned pursuant to Section 7.2, the obligations of the parties to consummate the Phase II Closing and all rights and obligations of the parties under this Agreement in respect of the Phase II Business and the Phase II Closing automatically end without Liability against any party or its Affiliates, including the obligation of the Seller to sell or cause to be sold, and the obligation of the Purchaser to purchase, the Phase II Business and the sale, transfer and assignment of the Purchased Assets and Assumed Liabilities to be acquired and assumed by the Purchaser solely upon the consummation of the Phase II Closing.
(j)    Certain Rights Unimpaired. If this Agreement is terminated or the Phase II Closing is abandoned by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating or abandoning party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating or abandoning party’s right to pursue all legal remedies will survive such termination or abandonment unimpaired. Nothing herein shall relieve any party from liability for any intentional and material breach hereof prior to termination or abandonment, as applicable, and each party shall be entitled to any remedies at law or in equity for any such breach.
Section 7.4    Certain Effects of Termination. If the Purchaser or the Seller terminates this Agreement pursuant to Section 7.1, the Purchaser will comply with the Confidentiality Agreement regarding the return and/or destruction of any information furnished to the Purchaser in connection with this Agreement, except to the extent necessary for Purchaser to exercise its rights and remedies hereunder that survive such termination.
Article VIII
INDEMNIFICATION

Section 8.1    Indemnification by the Seller. If the Phase I Closing occurs, and subject to the limitations expressly set forth in Section 8.4 and Section 8.5, the Seller will indemnify and hold harmless the Purchaser and its Affiliates and its and their directors, officers, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 9.1(a) will govern) incurred by the Purchaser Indemnified Parties arising or resulting from (a) any breach of any representation or warranty set forth in Article 3 or in the certificates delivered pursuant to Sections 2.10(a)(xi) or Section 2.11(a)(iv) (determined, unless and until the Phase II Closing shall have occurred, solely with respect to the Phase I Business and the Purchased Assets and Assumed Liabilities acquired and assumed by the Purchaser upon the consummation of the Phase I Closing, and in the event that the Phase II Closing shall have occurred, with respect to the Business and the Purchased Assets and Assumed Liabilities), (b) any breach of any agreement or covenant of the Seller or any of its Affiliates set forth in this Agreement (determined, unless and until the Phase II Closing shall have occurred, solely with respect to the Phase I Business and the Purchased Assets and Assumed Liabilities acquired and assumed by the Purchaser upon the consummation of the Phase I Closing, and in the event that the Phase II Closing shall have occurred, with respect to the Business and the Purchased Assets and Assumed Liabilities), (c) any Excluded Liability, and (d) any Selling Expenses or Indebtedness (to the extent not deducted from the Purchase Price pursuant to Section 2.7). For the sake of clarity, the amount of indemnified Losses will be calculated without regard to any materiality or Material Adverse Effect qualifications contained in the applicable provisions hereof.
Section 8.2    Indemnification by the Purchaser. If the Phase I Closing occurs, and subject to the limitations expressly set forth in Section 8.4 and Section 8.5, the Purchaser will indemnify and hold harmless the Seller and its Affiliates and its and their directors, officers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses (other than Losses with respect to Taxes, for which the provisions of Section 9.1(a) will govern) incurred by the Seller Indemnified Parties arising or resulting from (a) any breach of any representation or warranty set forth in Article 4 or in the certificates delivered pursuant to Sections 2.10(b)(xi) or Section 2.11(b)(v) (determined, unless and until the Phase II Closing shall have occurred, solely with respect to the Phase I Business and the Purchased Assets and Assumed Liabilities acquired and assumed by the Purchaser upon the consummation of the Phase I Closing, and in the event that the Phase II Closing shall have occurred, with respect to the Business and the Purchased Assets and Assumed Liabilities), (b) any breach of any agreement or covenant of the Purchaser or any of its Affiliates set forth in this Agreement (determined, unless and until the Phase II Closing shall have occurred, solely with respect to the Phase I Business and the Purchased Assets and Assumed Liabilities acquired and assumed by the Purchaser upon the consummation of the Phase I Closing, and in the event that the Phase II Closing shall have occurred, with respect to the Business and the Purchased Assets and Assumed Liabilities) and (c) any Assumed Liability. For the sake of clarity, the amount of indemnified Losses will be calculated without regard to any materiality or Material Adverse Effect qualifications contained in the applicable provisions hereof.
Section 8.3    Claim Procedure.
(h)    A party that seeks indemnity under this Article 8 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) whether the Losses sought arise from matters solely between the parties or from Third Party Claims described in Section 8.3(b). The Claim Notice must contain (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(i)    If the Indemnified Party seeks indemnity under this Article 8 in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will give a Claim Notice to the Indemnifying Party promptly and in any event within 30 days after the Indemnified Party has received written notice of such Third Party Claim and will include in the Claim Notice (i) the material facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and (ii) the assertion of the claim or the notice of the commencement of any Proceeding relating to such Third Party Claim; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability under this Agreement except to the extent such delay or deficiency actually prejudices or otherwise adversely affects the defense of the rights of the Indemnifying Party with respect thereto.
(j)    In the event of a Third Party Claim, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, assume at any time control of the defense thereof by giving to the Indemnified Party written notice of its intention to assume control of the defense of such Third Party Claim; provided, however, that in such event the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense.
(k)    The Indemnifying Party will not agree to any settlement of, or consent to the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnified Party; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or any Judgment, such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability, and such settlement or Judgment does not require any admission or acknowledgement of liability or fault of the Indemnified Party. The Indemnified Party will not agree to any settlement of, or the entry of any Judgment (other than a Judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party.
Section 8.4    Survival. The representations, warranties, covenants and agreements of the Seller and the Purchaser contained in this Agreement will survive the Phase I Closing and, if applicable, the Phase II Closing, as follows:
(g)    indefinitely with respect to the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.4 (Acquired Companies: Capitalization and Ownership), Section 3.7 (Tangible Personal Property), Section 3.22 (Broker’s Fees), Section 4.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability) and Section 4.6 (Broker’s Fees) (collectively, the “Fundamental Representations and Warranties”);
(h)    until the date that is 90 days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the representations and warranties contained in Section 3.11 (Tax Matters) and the Taxes that are subject to indemnification pursuant to Article 9, but in no event later than the tenth (10th) anniversary of the Phase II Closing Date in the case of Tax Liability with respect to the People's Republic of China;
(i)    until the date that is 39 months after the Phase I Closing Date with respect to all other representations and warranties contained in Section 3.14 (Environmental, Health and Safety Matters) and Section 3.16(b) and (c) (Compliance with Laws);

(j)    until the date that is 18 months after the Phase I Closing Date with respect to all other representations and warranties; or
(k)    indefinitely with respect to the covenants and agreements contained in this Agreement;
provided, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with any of clauses (a) through (e) of this Section 8.4 will continue to survive if a Claim Notice will have been timely given under this Article 8 on or prior to such termination date, but only to the extent of such Claim Notice, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 8. Any claim not asserted in accordance with this Article 8 on or prior to the expiration of the applicable survival period set forth in this Section 8.4 will be irrevocably and unconditionally released and waived.
Section 8.5    Limitations on Liability.
(e)    Limitations on Seller’s Liability. No indemnification payments will be made by or on behalf of the Seller:
(iv)    pursuant to Section 8.1(a) (other than in respect of Seller’s Fundamental Representations and Warranties), in respect of any individual claim or series claims having the same nature or origin where the Losses relating thereto are less than $5,000, and such items less than $5,000 will not be aggregated for purposes of calculating the Deductible or Revised Deductible, as applicable, in clause (ii) below;
(v)    pursuant to Section 8.1(a) (other than in respect of Seller’s Fundamental Representations and Warranties), until the aggregate amount of Losses for which the Seller would (but for this clause (ii)) be liable thereunder exceeds $600,000 (the “Deductible”), and then only to the extent of such excess over such Deductible; provided that, in the event of the occurrence of an Abandonment Date, the Deductible shall be reduced to $510,000 (the “Revised Deductible”) and, to the extent a Purchaser Indemnified Party would have been entitled to an indemnification payment pursuant to this Article 8 had the Revised Deductible then been in effect, the Purchaser Indemnified Party will be entitled to an indemnification payment after applying such Revised Deductible to such indemnification obligation;
(vi)    pursuant to Section 8.1(a) (other than in respect of Seller’s Fundamental Representations and Warranties), in excess of the Cap then in effect; and
(vii)    in excess of the Purchase Price.
The limitations on liability set forth in this Section 8.5(a) shall not apply with respect to Losses resulting from fraud with respect to any breach of any representation or warranty contained in Article 3 or in the certificates delivered pursuant to Sections 2.10(a)(xi) or Section 2.11(a)(iv).
(f)    Limitation on Purchaser’s Liability. No indemnification payments will be made by or on behalf of the Purchaser:
(i)    pursuant to Section 8.2(a) (other than in respect of Purchaser’s Fundamental Representations and Warranties), in respect of any individual claim or series claims having the same nature or origin where the Losses relating thereto are less than $5,000, and such items less than

$5,000 will not be aggregated for purposes of calculating the Deductible or Revised Deductible, as applicable, in clause (ii) below;
(ii)    pursuant to Section 8.2(a) (other than in respect of Purchaser’s Fundamental Representations and Warranties), until the aggregate amount of Losses for which the Purchaser would (but for this clause (ii)) be liable thereunder exceeds the Deductible, and then only to the extent of such excess over such Deductible; provided that, in the event of an occurrence of an Abandonment Date, to the extent a Seller Indemnified Party would have been entitled to an indemnification payment pursuant to this Article 8 had the Revised Deductible then been in effect, the Seller Indemnified Party will be entitled to an indemnification payment after applying such Revised Deductible to such indemnification obligation;
(iii)    pursuant to Section 8.2(a) (other than in respect of Purchaser’s Fundamental Representations and Warranties), in excess of the Cap then in effect;
(iv)    in excess of the Purchase Price.
The limitations on liability set forth in this Section 8.5(b) shall not apply with respect to Losses resulting from fraud with respect to any breach of any representation or warranty contained in Article 4 or in the certificates delivered pursuant to Sections 2.10(b)(xi) or Section 2.11(b)(v).
(g)    Tax Benefits; Insurance Proceeds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to this Article 8 or Article 9 will be net of any amounts of any insurance proceeds, net Tax benefit arising from the payment of the liability giving rise to the Loss that is actually realized by the Indemnified Party in the taxable year in which such payment is made (and taking into account any Tax cost or liability or reduction in otherwise available Tax benefits by reason of receipt of the indemnification payment hereunder), which net Tax benefit shall be determined on a with-and-without basis, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party with respect to such Losses, minus any out-of-pocket expenses and attorneys’ fees incurred relating to the recovery of such proceeds. In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. The parties will use (and will cause their Affiliates to use) commercially reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Losses (in which case the net proceeds thereof will reduce the Losses).
(h)    Mitigation. The Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.
Section 8.6    Exclusive Remedy. From and after the Phase I Closing, the sole and exclusive monetary remedy of the Purchaser or Seller for any matter arising out of the transactions contemplated by this Agreement relating to or arising out of the Phase I Business or the Purchased Assets or the Assumed Liabilities acquired or assumed by the Purchaser upon the consummation of the Phase I Closing will be pursuant to the indemnification obligations set forth in Article 8 and Article 9 and, except to the extent the Purchaser or Seller has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 8.3 prior to the expiration of the applicable survival period set forth in Section 8.4, the Purchaser or Seller will have no monetary remedy against the other for any breach of any provision of this

Agreement relating to the Phase I Business or the Purchased Assets or the Assumed Liabilities acquired or assumed by the Purchaser upon the consummation of the Phase I Closing; provided that, for the period of time from and after the Phase I Closing and continuing until the Phase II Closing or, in the event the Phase II Closing is abandoned pursuant to Section 7.2, indefinitely, nothing in this Section 8.6 shall be deemed to limit or restrict any remedy any party may have at law or in equity for a breach of this Agreement relating to the Phase II Business or the Purchased Assets or the Assumed Liabilities acquired or assumed by the Purchaser upon the consummation of the Phase II Closing or the failure to consummate the Phase II Closing. From and after the Phase II Closing, the sole and exclusive monetary remedy of the Purchaser or Seller for any matter arising out of the transactions contemplated by this Agreement will be pursuant to the indemnification obligations set forth in Article 8 and Article 9 and, except to the extent the Purchaser or Seller has asserted a claim for indemnification by giving a Claim Notice in accordance with Section 8.3 prior to the expiration of the applicable survival period set forth in Section 8.4, the Purchaser or Seller will have no monetary remedy against the other for any breach of any provision of this Agreement.
Article IX
TAX MATTERS
Section 9.1    Liability and Indemnification for Taxes.
(k)    If the Phase I Closing occurs, and subject to Section 8.4 and the limitation expressly set forth in Section 8.5(a)(iv), and except to the extent any such Taxes are reflected as Liabilities in calculating the adjustments to the Purchase Price in accordance with Section 2.7, the Seller will indemnify the Purchaser Indemnified Parties against all Losses for (i) all Taxes of the Acquired Companies that are attributable to the Pre-Closing Period (including under Section 9.1(c)), (ii) all Taxes that are Excluded Liabilities, (iii) all Taxes attributable to any breach of (1) the Seller’s representations and warranties in Section 3.11 or (2) the covenants or agreements set forth in Section 5.2(b)(viii) and (iv) any Transfer Taxes allocated to the Seller under Section 9.1(d).
(l)    If the Phase I Closing occurs, and subject to Section 8.4 and the limitation expressly set forth in Section 8.5(b)(iv), the Purchaser will indemnify the Seller Indemnified Parties against all Losses for (i) all Taxes of the Acquired Companies that are attributable to any Post-Closing Period (including under Section 9.1(c)), except to the extent that such Losses for Taxes are attributable to any breach of the Seller’s representations and warranties in Section 3.11, (ii) all Taxes that are Assumed Liabilities, (iii) any Transfer Taxes allocated to the Purchaser under Section 9.1(d) and (iv) any VAT allocated to the Purchaser under Section 9.1(e).
(m)    With respect to any Straddle Period, any Losses for Taxes will be allocated between the Pre-Closing Period and the Post-Closing Period by closing the books at the end of the applicable Closing Date, except that Tax items of a periodic nature, such as property taxes or depreciation allowances calculated on an annual basis, will be allocated by apportioning a pro-rata portion of such Taxes to each day in the relevant Straddle Period. This Section 9.1(c) does not apply to Transfer Taxes or VAT as a result of the transactions contemplated by this Agreement.
(n)    Any applicable transfer or similar Taxes that are, or become due and payable as a result of the transactions contemplated by this Agreement, whether such Taxes are imposed by Law on the Seller, any Selling Affiliate, the Purchased Assets, the Purchaser or any Designated Affiliate (other than VAT, which is addressed in subsection (e) hereof, and, for the avoidance of doubt, other than Taxes measured in whole or in part by income, gain, or similar Taxes) (such Taxes, the “Transfer Taxes”), will be borne equally by the

Purchaser and Seller. The parties will cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes.
(o)    The amount of any payment for a supply of goods or services or the value of any supply made or deemed to have been made pursuant to this Agreement will be exclusive of any applicable VAT, and the amount of the VAT is paid by Purchaser in addition to the Purchase Price to Seller provided that the VAT is owed by Seller to the Tax authorities. If the VAT is owed by Purchaser to the Tax authorities due to the application of the reverse charge mechanism, Purchaser shall properly pay the VAT to the competent Tax authority. In the event that any VAT is imposed upon or imposed against either party (or its Affiliates), such party will promptly notify the other party of the VAT amount and issue a valid invoice in accordance with applicable VAT Laws. Each party shall use reasonable best efforts to pursue all remedies reasonably available under applicable Law to obtain a refund or credit of such VAT and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such refund/credit. Notwithstanding the foregoing:
(i)    Provided that the Local Transfer Agreement related to Germany contains representations substantially to the effect that (A) a single German acquiror that is registered for VAT in Germany will acquire all of the Purchased Assets of the Business located in or directly relating to the operations of the German Asset Selling Affiliate (the “German Purchased Assets”), (B) as of the Closing, the single German acquiring corporation intends to continue operating the German Purchased Assets as a single business and (C) there are no present plans to dispose of a substantial portion of the German Purchased Assets, then, with respect to the transfer of the German Purchased Assets according to this Agreement, the Parties agree that the transfer constitutes a transfer of a business as a going concern within the meaning of Section 1 para. 1a German VAT Act (UStG), which is not subject to German VAT. Accordingly, in the invoice to be issued by Seller to Purchaser according to Section 9.1(e), no German VAT shall be disclosed with respect to the portion of the Purchase Price to be allocated to the German Purchased Assets and such invoice will state that the transition is not subject to VAT according to Section 1.1a German VAT Act (USTG).
(ii)    Seller shall, or shall procure that the German Asset Selling Affiliate shall, immediately after the Phase I Closing apply for a specific VAT audit (Umsatzsteuersonderprüfung) in order to clarify the VAT treatment of the transfer of the German Purchased Assets under this Agreement and receive a confirmation of the competent German Tax authority in charge of the German Asset Selling Affiliate’s German VAT affairs on the understanding of the Parties set out in Section 9.1(e)(i). The Parties shall reasonably cooperate in order to achieve a treatment of the transfer of the German Purchased Assets as a transfer of a business as a going concern and shall in particular cause their respective Affiliates to file their German VAT returns based on this understanding.
(iii)    If it turns out in the specific VAT audit to be applied for by Seller or the German Asset Selling Affiliate according to Section 9.1(e)(ii) or in any other tax audit of the German Asset Selling Affiliate or in a VAT assessment of the competent Tax authority in charge of Seller’s or the German Asset Selling Affiliate’s German VAT affairs or for any other reason identified by the Parties after the Phase I Closing that the transfer of the German Purchased Assets according to this Agreement must be treated as being in the scope of German VAT, the following shall apply:
(1)    Seller or the German Asset Selling Affiliate shall accept the assignment of any German input VAT refund claim (Vorsteuererstattungsanspruch) to Seller or the German Selling Affiliate for the VAT period (Vorsteueranmeldungszeitraum) in which the respective invoice is received by Purchaser as payment on account of performance (erfüllungshalber) as VAT owed by Purchaser or Purchaser’s designee to Seller or the German Selling Affiliate as a consequence of the execution of this Agreement. The parties shall (i) cooperate to fulfill all formalities necessary to effect a valid assignment, in particular submission of the respective form (Abtretungsanzeige), (ii) inform each other about any related communication with the involved Tax authorities and provide each other in due course with the draft documents before they are sent out to the Tax authorities and (iii) seek the confirmation of the involved Tax authorities that (x) the assignment of the input VAT refund claim and the netting of such amount with the respective VAT amount are valid and (y) the Tax authorities will be prepared, to the extent necessary, to grant a deferral of the due date of the VAT owed by the Seller or the German Selling Affiliate (Verrechnungsstundung), without interest, until such time on which such netting against the assigned German input VAT refund claim becomes possible. Should the input VAT refund claim of Purchaser or Purchaser’s designee fall short of the amount owed by Seller or the German Asset Selling Affiliate with respect to the transfer of the German Purchased Assets according to this Agreement, or should the assignment of the claim and/or the netting of the German Selling Affiliate’s VAT liability against the assigned German input VAT not be accepted by the Tax authorities, Purchaser shall pay to Seller an amount corresponding to the shortfall no later than five (5) business days after the receipt of a notice from Seller or the German Asset Selling Affiliate regarding the due date of the (remaining) VAT liability. The assignment will be limited to the VAT amount owed to Seller in any case (Teilabtretungsanzeige).
(2)    Any interest, penalties or surcharges imposed by the Tax authorities with respect to any VAT triggered by the transfer of the German Purchased Assets shall be borne by the party liable for such VAT towards the Tax authorities. However, in case such interest, penalties and surcharges are imposed because Seller has breached its obligation according to Section 9.1.(e)(ii) and has not procured that the German Selling Affiliate applies for a specific VAT audit immediately after the Phase I Closing, such interest, penalties or surcharges are to be borne by Seller. In case Seller has fulfilled its obligations according to Section 9.1.(e)(ii) and such interest, penalties or surcharges are imposed because (i) a transfer of a going concern is not accepted by the Tax authorities because the Purchaser did not continue the Business as declared in accordance with Section 9.1(a)(i), (ii) of any other reason within the Purchaser’s responsibility or (iii) the Tax authority responsible for the German Selling Affiliate does not grant an interest-free deferral of the due date of the VAT owed by the German Selling Affiliate (Verrechnungsstundung), such interest, penalties or surcharges are to be borne by the Purchaser.
(iv)    The Asset Selling Affiliates organized in the People’s Republic of China should issue the corresponding formal tax invoices to Purchaser (or its designated Affiliate that is acquiring Purchased Assets from any such Asset Selling Affiliate) at the request of such acquiror (after receiving the funds from such acquiror).

Section 9.2    Tax Return Filing; Audit Responsibilities.
(a)    Except as set forth in Section 9.2(c), the Purchaser will control and be responsible for the filing of all Tax Returns for any Straddle Period that are required to be filed with respect to the Acquired Companies after the applicable Closing Date. Purchaser shall timely file the Tax Returns for the Straddle Period without extension. Such Tax Returns will be completed in accordance with past practice of the Acquired Companies, except to the extent otherwise required by applicable Law. The Purchaser will make all payments required with respect to any Straddle Period Tax Return; provided that the Seller will, within 10 Business Days of its receipt of a written request therefor, reimburse the Purchaser for the amounts shown as due on such Tax Returns to the extent allocable to the Pre-Closing Period and are amounts for which Seller is responsible under Section 9.1. The Purchaser will deliver any Tax Returns covering a Pre-Closing Period for the Seller’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed) at least 20 Business Days prior to the applicable due date, and the Purchaser shall accept the Seller’s reasonable comments on such Tax Returns to the extent such comments are consistent with the past practice of the Acquired Companies, this Agreement and applicable Law.
(b)    Except as set forth in Section 9.2(c), Seller shall prepare and file all Tax Returns for the Acquired Companies that relate solely to the Pre-Closing Period whether due before or after the applicable Closing Date. Seller shall pay all amounts due thereon; provided that Purchaser will, within 10 Business Days of its receipt of a written request therefor, reimburse the Seller for the amounts shown as due on such Tax Return to the extent such amounts represent amounts for which Seller is not responsible under Section 9.1. Such Tax Returns will be completed in accordance with past practice of the Acquired Companies, except to the extent otherwise required by applicable Law. The Seller will deliver such Tax Returns for the Purchaser’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed) at least 20 Business Days prior to the applicable due date, and the Seller shall accept the Purchaser’s reasonable comments on such Tax Returns to the extent such comments are consistent with the past practice of the Acquired Companies, this Agreement and applicable Law.
(c)    Any Tax Returns that must be filed in connection with any Transfer Taxes will be prepared by the party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Law under and according to which the respective Tax Returns are due to be filed; provided, however, that the preparing party will deliver such Tax Returns for the other party’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed) at least 10 Business Days prior to the applicable due date.
(d)    In the event that the Seller or the Purchaser is liable under this Agreement for any Taxes paid by the other party with respect to any Tax Return, prompt reimbursement will be made.
(e)    If the Purchaser receives notice of a Tax Contest with respect to any Acquired Company or the Purchased Assets which could reasonably be expected to cause the Seller to have an indemnification obligation under this Article 9, then the Purchaser will notify the Seller in writing of such Tax Contest within five Business Days of receiving such notice.
(i)    If such Tax Contest relates solely to Taxes for which the Seller has an indemnification obligation under this Article 9, then the Seller will have the right to control the conduct and resolution of such Tax Contest; provided, however, that the Seller may decline to participate in such Tax Contest. If the Seller controls the conduct of such Tax Contest, the Seller shall (1) keep the Purchaser fully informed regarding the status and progress of such Tax Contest; (2) provide to the Purchaser drafts of any material correspondence with any Governmental Authority in respect of such Tax Contest and consider in good faith any comments of the Purchaser (or its advisors) on the correspondence; (3) act reasonably under the circumstances to minimize any adverse impact on the Purchaser; and (4) not resolve such Tax Contest or commence Litigation with respect to such Tax Contest without the Purchaser’s written consent, which consent will not be withheld, conditioned, or delayed unless such resolution or the commencement of such Litigation would reasonably be expected to result in any material unreimbursed Loss to the Purchaser. If the Seller declines to control such Tax Contest, then the Purchaser will have the right to control the conduct of such Tax Contest; provided, however, that the Purchaser will not resolve such Tax Contest without the Seller’s written consent, which consent will not be unreasonably withheld, conditioned or delayed. Each party will bear its own costs for participating in such Tax Contest.
(ii)    If such Tax Contest is not a Tax Contest described in the first sentence of Section 9.2(e)(i), then the Purchaser will have the right to control the conduct and resolution of such Tax Contest; provided, however, that the Purchaser shall (1) keep the Seller fully informed regarding the status and progress of such Tax Contest; (2) provide to the Seller drafts of any material correspondence with any Governmental Authority in respect of such Tax Contest and consider in good faith any comments of the Seller (or its advisors) on the correspondence; and (3) not resolve such Tax Contest, in each case, to the extent such Tax Contest relates to Taxes for which the Seller is responsible under this Agreement, without the Seller’s written consent, which consent will not be unreasonably withheld, conditioned or delayed.
(f)    Any net Tax refunds actually received that are attributable to Taxes for which Seller is responsible pursuant to this Agreement will be for the account of the Seller, and the Purchaser will promptly pay to the Seller any such refund.
Section 9.3    Cooperation.
(l)    Each of the Seller and the Purchaser agree that it will, and will cause its respective Affiliates to:
(i)    provide assistance to the other party as reasonably requested in preparing and filing Tax Returns, responding to Tax Contests and recovering any VAT;
(ii)    make available to the other party as reasonably requested all information, records and documents relating to Taxes concerning the Acquired Companies and the Business; and
(iii)    retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return or for any Tax Contest or other examination or Proceeding relating to Taxes. Such books and records will be retained until the expiration of the applicable statute of limitations (including extensions thereof). Thereafter, the Purchaser will not dispose of any such Tax Returns, books and records unless it first offers in writing such Tax Returns, books and records to the Seller and the Seller fails to accept such offer within 60 days of it being made.
(b)    Seller or the German Asset Selling Affiliate shall provide Purchaser or the Purchaser’s designee with regard to the German Purchased Asset with (i) all necessary information for an adjustment of input VAT pursuant to Section 15a German VAT Act (UStG) (if any) and (ii) copies of all necessary documents required for such adjustment as soon as practicable after the Phase I Closing. If the relevant Tax authority requests full disclosure of such documents in original, Seller or the German Asset Selling Affiliate shall, upon Purchaser’s or Purchaser’s designee’s request, provide the respective documents in original as soon as practicable after the Phase I Closing.
Section 9.4    Adjustment to Purchase Price . The parties agree that any indemnification payment made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.
Section 9.5    Tax Sharing Agreements . On or before the Phase I Closing Date, all Tax sharing agreements and arrangements between (i) the Acquired Companies, on the one hand, and (ii) any other Person, on the other hand, shall be terminated, with respect to the Acquired Companies, effective as of or prior to the Phase I Closing Date and have no further effect after the Phase I Closing Date.

Article X
EMPLOYEE MATTERS

Section 10.1    Transfer of Employment. The transfer of the employment of the Employees and the rights and obligations of the Seller and its Affiliates, on the one hand, and the Purchaser and its Designated Affiliates, on the other hand, in connection therewith, are set forth in the Employee Matters Agreement.
Section 10.2    Service Credit and Group Health Plans. Notwithstanding the generality of Section 10.1 and the Employee Matters Agreement and unless a Designated Phase II Employee who becomes a Transferred Employee otherwise agrees to the contrary in a Mutual Termination and Transfer Agreement, the Purchaser and its Affiliates will take into account all service of the Transferred Employees earned while employed by the Seller or any of its Affiliates prior to the applicable Closing Date and will treat such service as service with the Purchaser and its Affiliates for purposes of determining such Transferred Employees’ eligibility for holidays, sick days, vacation, and benefits. Unless a Designated Phase II Employee who becomes a Transferred Employee otherwise agrees to the contrary in a Mutual Termination and Transfer Agreement, the Purchaser and its Affiliates will take into account (to the extent it is commercially feasible) all service of the Transferred Employees with the Seller or any of its Affiliates prior to the applicable Closing Date for purposes of participation, vesting and benefit accrual under the employee benefit plans, funds or programs of the Purchaser and its Affiliates. Any group health plan of the Purchaser or any of its Affiliates in which a Transferred Employee or the dependents thereof participates will recognize for purposes of calculating any deductible, co-pay or out of pocket maximum thereunder the covered expenses that such Transferred Employee and such Transferred Employee’s dependents incurred in the group health plan of the same type with the Seller (or any of its Affiliates) before the applicable Closing Date. For these purposes, “covered expenses” are those that counted towards the deductible, co-pay or maximum out of pocket expenses in the group health plan of the Seller (or any of its Affiliates) that is the same type of group health plan that the Transferred Employee and such Transferred Employee’s dependents are participating in with the Purchaser or its Affiliates and that were incurred in a plan year of the Seller’s (or its Affiliates’) relevant group health plan that ends with or within the plan year of the Purchaser’s (or its Affiliate’s) relevant group health plan that ends after the applicable Closing Date. Notwithstanding anything in this Agreement to the contrary, any service credited by the Seller or any of its Affiliates with respect to any Employee for any period or periods of time prior to the Employee’s commencement of employment with the Seller or any of its Affiliates (including a period of employment with any entity acquired by the Seller or any of its Affiliates) will be counted as service of the Employee while employed by the Seller or any of its Affiliates prior to the applicable Closing Date and will be taken into account by the Purchaser and its Affiliates for purposes of this Section 10.2.
Section 10.3    Assumed Benefit Plans. The Purchaser and each of its Affiliates will assume the Seller Plans which it is required under the Laws of the applicable jurisdiction to assume (the “Assumed Benefit Plans”) and will:
(i)    establish new employee benefit or fringe benefit plans, funds or programs to cover the Transferred Employees (and, to the extent appropriate, their dependents and other beneficiaries); or
(j)    cover the Transferred Employees (and, to the extent appropriate, their dependents and other beneficiaries) under its existing employee benefit or fringe benefit plans, funds or programs; or
(k)    any combination of clauses (a) and (b) above, as the Purchaser and its Affiliates, may determine, shall be in furtherance of the Purchaser’s and its Affiliates’ obligations under this Section 10.3.
Section 10.4    Transfer of Benefit Plan Assets. Where required by local Law or otherwise agreed to by the Seller or the appropriate Selling Affiliate, and the Purchaser or the appropriate

Designated Affiliate, as the case may be, a Selling Affiliate will cause to be transferred to the appropriate employee benefit plan, fund or program of the Purchaser, or the appropriate Designated Affiliate of the Purchaser, assets of the corresponding Seller Plan attributable to the Transferred Employees as of the applicable Closing Date, provided that the affected Transferred Employees consent to such transfer to the extent required by local Law. The Seller or the appropriate Selling Affiliate will also cause to be transferred to the Purchaser, or the appropriate Designated Affiliate of the Purchaser, the assets, if any, of each Assumed Benefit Plan, held by or subject to the direction or control of the Seller or any Selling Affiliate, to the extent that such assets do not transfer automatically to the Purchaser or one of the Purchaser’s Designated Affiliates. The calculation of the amounts to be transferred will be made by the Seller in consultation with the Purchaser and will be based upon the actuarial methods and assumptions locally applied by the Seller or the appropriate Selling Affiliate under the corresponding Seller Plan or applicable Assumed Benefit Plan and consistent with past practice. Such transfer will be made as soon as practical following the applicable Closing Date. Upon such transfer, the Seller’s, or the appropriate Selling Affiliates’, Liabilities related to such Assumed Benefit Plan will be deemed an Assumed Liability for all purposes under this Agreement.
Section 10.5    No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Employee any benefits under any employee benefit plan, fund or program including severance benefits or the right to employment or continued employment with the Purchaser or any Affiliate of the Purchaser for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Article 10, are for the sole benefit of the parties hereto and their respective Affiliates and are not for the benefit of any third parties.
Section 10.6    Negotiations with Employees. The Seller, the Selling Affiliates and the Purchaser and its Affiliates will cooperate with any required notification to, or any required consultation with, the Employees or their representatives (including any relevant works council or trade union) of the transactions contemplated by this Agreement and will thereafter enter into and properly conduct consultations with the Employees and/or their representatives, all as required by Law and/or any applicable collective bargaining agreements.
Section 10.7    Independent Contractors. Effective as of the Closing, (i) Purchaser shall, or shall cause its Affiliates to, assume all contracts, obligations and liabilities with respect to (A) those Persons listed on Section 10.7 of the Seller Disclosure Schedule, (B) independent contractors working for the Business on the Closing Date and (ii) Purchaser shall indemnify and hold Seller and its Affiliates harmless against any such contracts, liabilities, obligations or any and all Losses which Seller or its Affiliates may suffer or incur as a result of any claim, action or other proceeding made by any such Person listed on Section 10.7 of the Seller Disclosure Schedule or independent contractor against Seller or its Affiliates from and after the applicable Closing Date or arising from any breach of Purchaser’s obligations under this Section 10.7.
ARTICLE 11
GENERAL PROVISIONS
Section 10.8    Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by an internationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other party):
If to the Seller:
Brady Corporation
6555 West Good Hope Road
Milwaukee, Wisconsin 53223
Attention:    General Counsel
Facsimile:    + 1 414.438.6917
with a copy (which will not constitute notice) to:
Baker & McKenzie LLP
300 East Randolph Street, Suite 5000
Chicago, Illinois 60601
Attention:     Dieter A. Schmitz
Facsimile:    +1 312.861.2899
If to the Purchaser or Guarantor:
LTI Flexible Products, Inc.
c/o LTI Holdings, Inc.
600 S. McClure Road
Modesto, California 95357
Attention:    Mitch Aiello/Kurt Wetzel
Facsimile:    +1 209.342.1002
with copies (which will not constitute notice) to:
Snow Phipps Group, LLC
667 Madison Avenue, 18th Floor
New York, New York 10065
Attention:    John Pless
Facsimile:    +1 212.508.3301
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10028
Attention:    Andrew Smith
Facsimile:    +1 212.455.2502

Section 10.9    Amendment. Except as contemplated by Section 5.4, this Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement; provided however, that none of the last sentence of Section 5.5(a), Section 8.5(b), Section 11.10, Section 11.14, and Section 11.16 shall be amended or modified without the prior written consent of the Lenders.
Section 10.10    Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party to this Agreement contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement. Except as contemplated by Section 5.4: (i) any such extension or waiver by a party to this Agreement will be valid only if set forth in a written document signed on behalf of the party against whom the extension or waiver is to be effective; (ii) no extension or waiver will apply at any time to the performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is expressly specified in the written extension or waiver; and (iii) no failure or delay by a party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Except as provided in Section 5.4 and Section 8.6, any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
Section 10.11    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at each Closing), the Commitment Letter and the Ancillary Agreements constitute the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, or either of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.6.
Section 10.12    Assignment, Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective successors and assigns, except that none of the parties may assign any rights under this Agreement (including any indemnification rights), whether by operation of Law or otherwise, without the prior written consent of the other parties; provided that the Purchaser may assign any of its rights, interests or obligations hereunder to (a) any Lender as collateral security for obligations to the Lenders and any refinancings, extensions, refundings or renewals thereof; provided, further, that no assignment to any such Lender (including any agent or other Representative thereof) will in any way affect the obligations or liabilities of the Purchaser under this Agreement without the prior written consent of the Seller; or (b) in whole or part to one or more of its Designated Affiliates; provided, further, that no such assignment shall relieve the Purchaser of any of its obligations hereunder. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations (other than the obligation to pay the Purchase Price) to a Designated Affiliate so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section 11.5; provided, however, that the Lenders (and their respective Affiliates) are express beneficiaries of the last sentence of Section 5.5(a), Section 8.5(b), Section 11.10, Section 11.14 and Section 11.16.
Section 10.13    Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect and the application of such invalid, illegal or unenforceable provision to Persons or circumstances shall be enforced to the fullest extent permitted by applicable Law. Upon such declaration that any such provision is invalid, illegal or unenforceable, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
Section 10.14    Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, respectively. The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule, and those in any amendment or supplement thereto, will be deemed to relate to each other provision of Article  3 or Article 4, respectively.
Section 10.15    Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against either party because that party or its attorney drafted the provision.
Section 10.16    Expenses. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and Representatives (it being understood that, for the avoidance of doubt, the fees and expenses incurred by or on behalf of the Acquired Companies shall be borne by the Seller or its Affiliates and treated as Selling Expenses hereunder).
Section 10.17    Governing Law. Unless any Exhibit or Schedule specifies a different choice of law and except as set forth in Section 11.16, the internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and the transactions contemplated by this Agreement, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto.
Section 10.18    Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR (I) ANY EXEMPLARY OR PUNITIVE DAMAGES OR (II) SPECIAL OR CONSEQUENTIAL DAMAGES TO THE EXTENT NOT REASONABLY FORESEEABLE, IN EITHER CASE, IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF

SUCH DAMAGES OR NOT. THE EXCLUSION OF EXEMPLARY OR PUNITIVE DAMAGES, OR SPECIAL OR CONSEQUENTIAL DAMAGES TO THE EXTENT NOT REASONABLY FORESEEABLE, AS SET FORTH IN THE PRECEDING SENTENCE WILL NOT APPLY TO ANY SUCH DAMAGES RECOVERED BY THIRD PARTIES AGAINST A PURCHASER INDEMNIFIED PARTY OR A SELLER INDEMNIFIED PARTY, AS THE CASE MAY BE, IN CONNECTION WITH LOSSES THAT MAY BE INDEMNIFIED UNDER THIS AGREEMENT.
Section 10.19    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages would not be an adequate remedy, even if available. The parties accordingly agree and will not oppose that, prior to the termination of this Agreement pursuant to Section 7.1 or the abandonment of the Phase II Closing pursuant to Section 7.2, in addition to any other remedy to which either party is entitled at law or in equity, each party is entitled to injunctive relief or other appropriate forms of specific performance or equitable relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. In any Proceeding for specific performance or injunctive relief to compel the Purchaser to consummate the Phase II Closing when the Purchaser has failed to do so as required in accordance with the terms and conditions of this Agreement, if specific performance is granted to the Seller requiring the Purchaser to consummate the Phase II Closing pursuant to a non-appealable final Judgment, then at such Closing the Seller shall be entitled to draw upon the Phase II Letter of Credit which shall be applied as a credit against the Purchaser’s obligations to pay the Phase II Purchase Price. Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
Section 10.20    Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Each party to this Agreement may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.13, however, affects the right of a party to serve legal process in any other manner permitted by law.
Section 10.21    Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
Section 10.22    No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize either party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of the other party. The parties are independent contractors with respect to each other under this

Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.15.
Section 10.23    Limitation on Liability of Financing Sources.
Notwithstanding anything herein to the contrary, the parties hereto agree and acknowledge that (a) (i) any Proceeding involving the Lenders (other than Purchaser or its Affiliates, to the extent a Lender) arising out of or relating to this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, is subject to the exclusive jurisdiction of a state or federal court sitting in New York, New York, (ii) the parties will not, and will not permit any of their respective Affiliates to, bring or support any other Person in bringing any such Proceeding arising out of or relating to this Agreement in any other court, (iii) the parties waive any right to trial by jury in respect of any such Proceeding, and (iv) that any such Proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, (b) the Lenders (and their respective Affiliates) are third party beneficiaries of any liability cap or other limitation on remedies or damages in this Agreement to the same extent that such liability cap or other limitation would be afforded to the Purchaser hereunder and (c) neither Seller nor its Affiliates shall have any rights or claims against any Lender or any former, current or future Affiliate or representative of any such Lender in connection with this Agreement or the Commitment Letter, whether at law or equity, in contract, in tort or otherwise. Each party hereby agrees that the Lenders and their successors and assigns are express third party beneficiaries of, and may enforce, this Section 11.16.
Section 10.24    Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.
Section 10.25    Guarantee.
(a)    To induce the Seller to enter into this Agreement, Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Seller the due and punctual payment and discharge (and not merely collection) of all payment obligations of Purchaser under this Agreement (the “Obligations”) when due and payable (the “Guarantee”).
(b)    Guarantor hereby waives any rights it may have to require the Seller to proceed first against or claim payment from the Purchaser before enforcing the Obligations directly against Guarantor, with the intent that Guarantor shall be liable to the Seller as a principal debtor on the Obligations as if it had entered into all undertakings, agreements and other obligations jointly and severally with the Seller. Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Seller to assert any claim or demand or to enforce any right or remedy against the Purchaser; (ii) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment to or modification of any of the terms or provisions of this Agreement (other than any waiver, amendment or modification to any Obligation) made in accordance with the terms hereof or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iii) the addition, substitution or release of any person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by this Agreement; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Purchaser or any other person now or hereafter liable with respect to any of the

Obligations or otherwise interested in the transactions contemplated by this Agreement; or (v) the adequacy of any other means the Seller may have of obtaining payment related to any of the Obligations. The Seller shall not be obligated to file any claim relating to the Obligations in the event that the Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Seller to so file shall not affect Guarantor’s obligations hereunder.
(c)    To the fullest extent permitted by Law, Guarantor hereby waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to the Purchaser pursuant to this Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium, or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Purchaser or any other person now or hereafter liable with respect to any of the Obligations or otherwise interested in the transactions contemplated by this Agreement, and all suretyship defenses. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the Guarantee, including specifically the waivers set forth in this Section 11.18, are knowingly made in contemplation of such benefits. Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, any proceeding asserting that the Guarantee is illegal, invalid or unenforceable in accordance with its terms.

[Signature page follows.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.
BRADY CORPORATION
By:    /s/ Thomas J. Felmer
Thomas J. Felmer
Interim President & CEO, and Chief Financial Officer

[Signature Page to Share and Asset Purchase Agreement]

LTI Flexible Products, INC.

By:	/s/ Mitchell F. Aiello
Mitchell F. Aiello
President & Chief Executive Officer

LTI Holdings, INC.

By:	/s/ Mitchell F. Aiello
Mitchell F. Aiello
President & Chief Executive Officer

[Signature Page to Share and Asset Purchase Agreement]